    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 2001



                                                      REGISTRATION NO. 333-50346

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       FLEETBOSTON FINANCIAL CORPORATION

             (Exact name of Registrant as specified in its charter)

         RHODE ISLAND                        6021                   05-0341324
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification No.)

                            ------------------------

                               100 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                  617-434-2200

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                          WILLIAM C. MUTTERPERL, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       FLEETBOSTON FINANCIAL CORPORATION
                               100 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                  617-434-2200

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

  RICHARD F. OBER, JR., ESQ.      STEPHEN E. JACOBS, ESQ.         EDWARD D. HERLIHY, ESQ.
  EXECUTIVE VICE PRESIDENT,        RONALD F. DAITZ, ESQ.      WACHTELL, LIPTON, ROSEN & KATZ
GENERAL COUNSEL AND SECRETARY    WEIL, GOTSHAL & MANGES LLP         51 WEST 52ND STREET
       SUMMIT BANCORP.                767 FIFTH AVENUE           NEW YORK, NEW YORK 10019
     301 CARNEGIE CENTER          NEW YORK, NEW YORK 10153
 PRINCETON, NEW JERSEY 08543

                            ------------------------

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions precedent to the merger of Summit Bancorp. with and into the registrant have been satisfied or waived as described in the enclosed proxy statement-prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         PRELIMINARY COPY--SUBJECT TO COMPLETION--DATED JANUARY 5, 2001


                                 [SUMMIT LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


    The boards of directors of Summit Bancorp. and FleetBoston Financial Corporation have approved a merger of Summit with and into FleetBoston. If the merger is completed, FleetBoston will be the surviving company and you will become a shareholder of FleetBoston. The FleetBoston common stock being issued to Summit shareholders in the merger will represent pro forma ownership of approximately 19.6% of the combined company. Your board of directors believes that the opportunity to join forces with FleetBoston will provide significant value to you, as well as to our customers, our employees and the members of the communities we serve. Before we can complete the merger, we must obtain the approval of the Summit shareholders. We are sending this proxy statement-prospectus to you to ask for your vote in favor of the merger agreement.



    IF THE MERGER IS COMPLETED, YOU WILL HAVE THE RIGHT TO RECEIVE 1.02 SHARES OF FLEETBOSTON COMMON STOCK FOR EACH SHARE OF SUMMIT COMMON STOCK THAT YOU OWN, EXCEPT THAT INSTEAD OF RECEIVING FRACTIONAL SHARES, YOU WILL BE PAID THE VALUE OF ANY FRACTIONAL SHARES IN CASH.



    Because the 1.02 exchange ratio in the merger is fixed and will not be adjusted as a result of changes in the market price of FleetBoston common stock, the market value of the consideration that you will receive in the merger will fluctuate with the market price of FleetBoston common stock.



    - Based on FleetBoston's closing price on September 29, 2000, the last trading day prior to the public announcement of the merger, the 1.02 exchange ratio represented approximately $39.78 in market value for each share of Summit common stock.



    - Based on FleetBoston's closing price on January   , 2001, the 1.02
      exchange ratio represented approximately $    in market value for each
      share of Summit common stock.



FleetBoston common stock and Summit common stock trade on the New York Stock Exchange under the symbols "FBF" and "SUB." We encourage you to obtain current stock price quotations for FleetBoston common stock from a newspaper, the Internet or your broker.



    WE EXPECT THAT THE MERGER GENERALLY WILL BE A TAX-FREE TRANSACTION FOR FLEETBOSTON, SUMMIT AND THE SUMMIT SHAREHOLDERS, EXCEPT FOR ANY CASH RECEIVED BY SUMMIT SHAREHOLDERS INSTEAD OF FRACTIONAL SHARES OF FLEETBOSTON COMMON STOCK.



    YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the special meeting of Summit shareholders being held on February 26, 2001 to vote on the merger agreement, please take the time to vote by completing and mailing the enclosed proxy card to Summit, or by voting by telephone or via the Internet in the manner described in this proxy statement-prospectus.


                                          /s/ T. Joseph Semrod
                                          T. Joseph Semrod
                                          Chairman, President and Chief
                                          Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OF FLEETBOSTON BEING OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


           THIS PROXY STATEMENT-PROSPECTUS IS DATED JANUARY   , 2001
 AND IS FIRST BEING MAILED TO SUMMIT SHAREHOLDERS ON OR ABOUT JANUARY   , 2001

                      REFERENCES TO ADDITIONAL INFORMATION



    This document incorporates important business and financial information about FleetBoston and Summit from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to FleetBoston and Summit that are incorporated by reference in this document, without charge, by requesting them in writing or by telephone from the appropriate company:



                 FLEETBOSTON                                      SUMMIT

        Investor Relations Department
      FleetBoston Financial Corporation                     Corporate Secretary
             100 Federal Street                               Summit Bancorp.
                 Mail Stop:                                 301 Carnegie Center
         P.O. Box 2016, MA DE 10034F                           P.O. Box 2066
      Boston, Massachusetts 02106-2106               Princeton, New Jersey 08543-2066
               (617) 434-7858                                 (609) 987-3442



    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY FEBRUARY 19, 2001 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.



    See "Where You Can Find More Information" on page 80.

                                 [SUMMIT LOGO]


                                SUMMIT BANCORP.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 26, 2001


To the Shareholders of
Summit Bancorp.:


    We will hold a special meeting of shareholders of Summit Bancorp., a New Jersey corporation, on Monday, February 26, 2001, at 4:30 p.m., local time, at the Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey, for the following purposes:


    - To consider and vote upon a proposal to approve the agreement and plan of merger, dated as of October 1, 2000, by and between Summit Bancorp. and FleetBoston Financial Corporation, a Rhode Island corporation. The merger agreement provides the terms and conditions under which Summit proposes to merge with and into FleetBoston. This proposal is more fully described in the enclosed proxy statement-prospectus.

    - To consider and vote upon any other matters that may be properly brought before the meeting or any adjournment or postponement of the meeting.


    The Summit board of directors has fixed the close of business on January 9, 2001 as the record date for determining those shareholders entitled to vote at the Summit special meeting and any adjournments or postponements of the Summit special meeting. Only shareholders of record on that date are entitled to notice of, and to vote at, the Summit special meeting and any adjournments or postponements of the Summit special meeting.



                                          By Order of the Board of Directors
                                          RICHARD F. OBER, JR.
                                          Executive Vice President, General
                                          Counsel
                                          and Secretary


   THE BOARD OF DIRECTORS OF SUMMIT UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
                       APPROVAL OF THE MERGER AGREEMENT.

    A majority of the votes cast at the special meeting is required to approve the merger agreement. Whether or not you plan to attend the Summit special meeting in person, please vote your shares by telephone, via the Internet or by mail, in the manner described in this proxy statement-prospectus. If you plan on attending the special meeting, please so indicate on your proxy.

IMPORTANT NOTICE: ALL SHAREHOLDERS PLANNING TO ATTEND THE SPECIAL MEETING SHOULD REFER TO THE BACK COVER FOR DIRECTIONS TO THE SPECIAL MEETING SITE AND FOR IMPORTANT INFORMATION REGARDING PROCEDURES FOR ADMITTANCE TO THE SPECIAL MEETING.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................      1
UNAUDITED COMPARATIVE AND PRO FORMA PER SHARE DATA..........      6
SELECTED FINANCIAL DATA.....................................      8
UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL
  DATA OF FLEETBOSTON AND SUMMIT............................     11
SUMMIT SPECIAL MEETING......................................     13
  General...................................................     13
  Matters to be Considered..................................     13
  How to Vote Your Shares...................................     13
  Solicitation of Proxies...................................     14
  Record Date and Voting Rights.............................     14
  Recommendation of the Summit Board of Directors...........     15
  Dividend Reinvestment Plan and Savings Incentive Plan
    Shares..................................................     15
THE MERGER..................................................     16
  General...................................................     16
  Background of the Merger..................................     16
  Recommendation of the Summit Board of Directors and
    Reasons for the Merger..................................     17
  Opinion of Summit's Financial Advisor.....................     19
  Changing the Method of Effecting the Combination..........     28
  Conversion of Stock.......................................     28
  Treatment of Options......................................     29
  Exchange of Certificates; Fractional Shares...............     29
  Effective Time............................................     30
  Representations and Warranties............................     30
  Conduct of Business of Summit Pending the Merger and Other
    Agreements..............................................     31
  Conduct of Business of FleetBoston Pending the Merger.....     36
  Conditions to Consummation of the Merger..................     36
  Regulatory Approvals Required for the Merger..............     37
  Material Federal Income Tax Consequences..................     40
  Accounting Treatment......................................     41
  Termination of the Merger Agreement.......................     42
  Extension, Waiver and Amendment of the Merger Agreement...     42
  Stock Exchange Listing....................................     43
  Expenses..................................................     43
  Dividends.................................................     43
  Interests of Certain Persons in the Merger................     43
  Grantor Trust.............................................     48
  Summit Stock Option Agreement.............................     48
  Restrictions on Resales by Affiliates.....................     52
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................     53
  Management................................................     53
  Operations................................................     53
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................     54
  FleetBoston...............................................     54
  Summit....................................................     55
INFORMATION ABOUT FLEETBOSTON...............................     56
INFORMATION ABOUT SUMMIT....................................     57
  General...................................................     57

                                                                PAGE
                                                              --------
  Management and Additional Information.....................     57
REGULATION AND SUPERVISION..................................     58
  Introduction..............................................     58
  Regulatory Agencies.......................................     58
  Financial and Bank Holding Company Activities.............     59
  Liability for Bank Subsidiaries...........................     60
  Capital Requirements......................................     61
  Dividend Restrictions.....................................     62
  Deposit Insurance Assessments.............................     63
  Depositor Preference Statute..............................     63
  Brokered Deposits.........................................     63
  Privacy Provisions of Gramm-Leach-Bliley Act..............     63
  Future Legislation........................................     64
DESCRIPTION OF FLEETBOSTON CAPITAL STOCK....................     65
  General...................................................     65
  FleetBoston Common Stock..................................     65
  Transfer Agent and Registrar..............................     66
  Restrictions on Ownership.................................     66
  Preferred Stock Purchase Rights...........................     66
  Preferred Stock...........................................     67
SELECTED PROVISIONS IN THE ARTICLES OF INCORPORATION OF
FLEETBOSTON.................................................     70
  Business Combinations with Related Persons................     70
  Directors.................................................     71
COMPARISON OF SHAREHOLDERS' RIGHTS..........................     72
  General...................................................     72
  Voting Rights.............................................     72
  Special Meetings..........................................     74
  Appraisal Rights..........................................     74
  Provisions Relating to Directors..........................     75
  State Anti-Takeover Statutes..............................     76
RIGHTS OF DISSENTING SHAREHOLDERS...........................     79
LEGAL MATTERS...............................................     79
EXPERTS.....................................................     79
SHAREHOLDER PROPOSALS.......................................     79
OTHER MATTERS...............................................     79
WHERE YOU CAN FIND MORE INFORMATION.........................     80
FORWARD-LOOKING STATEMENTS..................................     83



Appendix A  Agreement and Plan of Merger................................       A-1
Appendix B  Summit Stock Option Agreement...............................       B-1
Appendix C  Opinion of Merrill Lynch, Pierce, Fenner & Smith
            Incorporated................................................       C-1

                                    SUMMARY


    THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION." EACH ITEM IN THIS SUMMARY CONTAINS A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.



THE MERGER (PAGE 16)



    FleetBoston and Summit propose a merger in which Summit will merge with and into FleetBoston, with FleetBoston continuing after the merger as the surviving corporation. Subject to receipt of Summit shareholder approval, regulatory approvals and other matters, we expect to complete the merger late in the first quarter of 2001. When we complete the merger, you will have the right to receive
1.02 shares of FleetBoston common stock for each share of Summit common stock that you own at the effective time of the merger, with cash paid instead of fractional shares.


    You will have to surrender your Summit common stock certificates to receive new stock certificates representing FleetBoston common stock. Please do not send us any certificates now--we will send you written instructions on how to surrender your Summit common stock certificates for new FleetBoston common stock certificates after we complete the merger.


COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 54)



    FleetBoston common stock and Summit common stock trade on the New York Stock Exchange under the symbols "FBF" and "SUB," respectively. Some examples of recent New York Stock Exchange closing prices for FleetBoston common stock, Summit common stock and the implied market value of the merger consideration, based on the FleetBoston common stock price and the 1.02 exchange ratio, are as follows:



                             ON SEPTEMBER 22, 2000



         FLEETBOSTON:   SUMMIT:    IMPLIED VALUE:
         ------------   --------   --------------
           $ 39.750     $27.563       $ 40.545



                             ON SEPTEMBER 29, 2000



         FLEETBOSTON:   SUMMIT:    IMPLIED VALUE:
         ------------   --------   --------------
           $ 39.000     $34.500       $ 39.780



                              ON JANUARY   , 2001



         FLEETBOSTON:   SUMMIT:    IMPLIED VALUE:
         ------------   --------   --------------
           $            $             $



THE EXCHANGE RATIO IS FIXED AND THE VALUE OF THE SHARES TO BE ISSUED IN THE
  MERGER WILL FLUCTUATE WITH MARKET PRICES (PAGE 16)



    Because the number of shares of FleetBoston common stock that you will receive in the merger is fixed at the 1.02 exchange ratio, the market value of the consideration you will receive in the merger will fluctuate as the price of FleetBoston common stock changes. The exchange ratio will not be adjusted as a result of changes in the market price of FleetBoston common stock, and there are no price "collar" protections that would limit the risk of a decrease in the market value of the consideration you will receive in the merger. You may obtain current stock price quotations for FleetBoston common stock from a newspaper, on the Internet or by calling your broker.



THE MERGER WILL GENERALLY BE TAX-FREE (PAGE 40)



    [Summit has received a legal opinion from its counsel, Weil, Gotshal & Manges LLP, and FleetBoston has received a legal opinion from its counsel, Wachtell, Lipton, Rosen & Katz], that the merger will be treated as a transaction of a type that is generally tax-free for federal income tax purposes. Accordingly, we expect that your exchange of shares of Summit common stock for shares of FleetBoston common stock generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares. We also expect that neither FleetBoston nor Summit generally will recognize any gain or loss for U.S. federal income tax purposes.



    THIS TAX TREATMENT MAY NOT APPLY TO ALL SUMMIT SHAREHOLDERS. DETERMINING THE ACTUAL

TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.



DIVIDEND POLICY (PAGE 54)



    The merger agreement permits each of us to continue to pay regular quarterly cash dividends to our shareholders. We will coordinate our declaration of dividends, and the related record dates, so that Summit shareholders receive one, but only one, dividend for each fiscal quarter.



    FleetBoston expects to continue to pay quarterly dividends on FleetBoston common stock after the merger in an amount equal to FleetBoston's current dividend of $0.33 per quarter. Future dividend payments, however, will depend on business conditions and on our financial condition and earnings and other factors.



SUMMIT'S FINANCIAL ADVISOR BELIEVES THE EXCHANGE RATIO IS FAIR TO SHAREHOLDERS
  (PAGE 19)



    Among other factors considered in deciding to approve the merger, the Summit board of directors received the oral opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of October 1, 2000 (the date on which the Summit board of directors approved the merger and related agreements), the 1.02 exchange ratio was fair to the holders of Summit common stock from a financial point of view. This opinion was subsequently confirmed in writing as of October 1, 2000 [and as of the date of this proxy statement-prospectus. The opinion dated as of the date of this proxy statement-prospectus is included as Appendix C]. Summit has agreed to pay a transaction fee to Merrill Lynch of $28 million, $23 million of which is contingent upon the completion of the merger.



SUMMIT SHAREHOLDERS DO NOT HAVE APPRAISAL RIGHTS (PAGE 79)



    Summit shareholders do not have any right to dissent from the merger or to have the value of their shares of Summit common stock appraised in connection with the merger under New Jersey law or otherwise.



THE SUMMIT BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE MERGER (PAGE 17)



    Based on Summit's reasons for the merger described in this document, including Merrill Lynch's fairness opinion, the Summit board of directors believes that the merger is in the best interests of Summit shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement.



    The Summit board of directors (excluding Messrs. Semrod and Collins, who are
also executive officers) and their affiliates held approximately   shares of
Summit common stock as of the record date. In addition, Summit's executive
officers and their affiliates held approximately   shares of Summit common stock
as of that date. The shares held as of the record date by the Summit directors,
executive officers and their affiliates represent approximately   % of the
number of shares of Summit common stock necessary to approve the merger agreement, assuming that all of the shares of Summit common stock outstanding as of the record date are voted at the Summit special meeting. Summit expects that all of its directors will vote in favor of the merger and that executive
officers holding approximately   % of the Summit common stock will vote in favor
of the merger.



CONDITIONS OF COMPLETION OF THE MERGER (PAGE 36)



    The completion of the merger depends on a number of conditions being met, including:



    - approval of the merger agreement by Summit shareholders;



    - receipt of required regulatory approvals, including approval by the Board of Governors of the Federal Reserve System and applicable state banking authorities;



    - there is no injunction or regulatory prohibition to completion of the merger;



    - the receipt on the closing date of the merger of letters from our respective independent accountants telling us that the merger will qualify as a "pooling of interests" for accounting and financial reporting purposes;



    - the receipt of opinions from our respective tax counsel that the merger will qualify as a tax-free reorganization;



    - our respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on Summit or FleetBoston; and



    - we must each be in compliance in all material respects with our respective covenants in the merger agreement.



    Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.



WE MAY DECIDE NOT TO COMPLETE THE MERGER (PAGE 42)



    Summit and FleetBoston can agree at any time not to complete the merger, even if you have voted to approve the merger agreement. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:



    - final denial of a required regulatory approval;



    - failure of the Summit shareholders to approve the merger agreement;



    - failure to complete the merger by October 1, 2001; or



    - breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement if the breach is of the sort that would permit the terminating party to not complete the merger and the breach is not, or cannot be, cured within 45 days of notice of the breach.



WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE SOME CONDITIONS (PAGE 42)



    FleetBoston and Summit may jointly amend the terms of the merger, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve the merger agreement, you must approve any amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger.



WE EXPECT "POOLING OF INTERESTS" ACCOUNTING TREATMENT (PAGE 41)



    We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one. We can decide not to complete the merger if we do not receive a letter from our respective independent accountants telling us that the merger will qualify as a pooling of interests.



OFFICERS AND DIRECTORS HAVE SOME INTERESTS IN THE MERGER THAT ARE IN ADDITION TO
  THEIR INTERESTS AS SHAREHOLDERS (PAGE 43)



    Summit's directors and executive officers have interests in the merger that are in addition to their interests as shareholders of Summit.



    Two of Summit's current executive officers, T. Joseph Semrod, Chairman, President and Chief Executive Officer, and John G. Collins, Vice Chairman, have entered into employment agreements with FleetBoston that will become effective upon the completion of the merger. Mr. Semrod will serve as a Vice Chairman of FleetBoston and Chairman of FleetBoston's New Jersey operations, and
Mr. Collins will serve as President of FleetBoston's New Jersey operations. Each of the employment agreements provides for minimum annual base salaries and bonuses, which over their two-year terms total $2,500,000 for Mr. Semrod and $1,500,000 for Mr. Collins, and for the receipt of the cash severance payments and other benefits to which they are entitled under their existing severance arrangements with Summit. These cash severance payments, which are estimated to be approximately $6,094,000 for Mr. Semrod and $2,886,000 for Mr. Collins, will be paid upon completion of the merger. In addition, Mr. Semrod and T. J. Dermot Dunphy, both current members of Summit's board of directors, will join the board of directors of FleetBoston.



    As a non-employee director of FleetBoston, Mr. Dunphy will be entitled to an annual retainer of $50,000 and an additional payment of $1,500 for each board meeting he attends and an additional payment of $1,000 for each telephonic board meeting in which he participates. Mr. Dunphy will also participate in the FleetBoston Director Deferred Compensation and Stock Unit Plan as a result of which he will receive an annual award of stock units equal to 60% of the annual retainer (currently $30,000). The stock units are payable in shares of FleetBoston common stock following Mr. Dunphy's termination of service as a director.



    In addition, all of Summit's executive officers hold stock options, performance stock awards and/or incentive stock awards that vested sooner than they were scheduled to vest when the parties entered into the merger agreement on October 1, 2000. A total of 605,550 stock options, 43,125 performance stock awards and 198,338 incentive stock awards vested sooner than scheduled.



    All of Summit's executive officers also have existing severance plan, enhanced separation pay plan or termination agreements and arrangements with Summit providing for potential cash severance payments and other benefits if the employment of any of those officers terminates following the merger. The aggregate cash severance payments that could become payable to Summit executive officers (other than to Messrs. Semrod and Collins) under those plans, agreements and arrangements is estimated to be approximately $27.0 million.



    Also, following the merger, FleetBoston has agreed to indemnify, and provide directors' and officers' insurance for, the officers and directors of Summit for events occurring before the merger, including events that are related to the merger. The additional interests of some of Summit's directors and executive officers in the merger are described in greater detail under "The Merger--Interests of Certain Persons in the Merger."



    The members of Summit's board of directors knew about these additional interests, and considered them, when they approved the merger.



STOCK OPTION AGREEMENT (PAGE 48)



    As a condition to FleetBoston's willingness to enter into the merger agreement, Summit issued to FleetBoston an option to purchase up to 19.9% of its outstanding shares of common stock. The exercise price of the option is $34.00 per share, subject to certain adjustments. The option will become exercisable only if certain triggering events occur relating to, among other things, Summit entering into a transaction with a party other than FleetBoston or Summit's board of directors withdrawing its recommendation of the merger. Under certain circumstances involving a competing acquisition transaction, the holder of the option may require Summit to repurchase the option and any shares purchased under the stock option agreement for a price not to exceed $350 million, based on a formula specified in the stock option agreement. Under the same circumstances, the holder of the option may instead surrender the option and any option shares to Summit for a cash fee equal to $210 million, subject to certain adjustments.



    The stock option agreement increases the likelihood that the merger will be completed in accordance with the terms of the merger agreement and compensates FleetBoston if the merger is not completed. The existence of the Summit stock option would significantly increase the cost to a third party acquiror of acquiring Summit. Consequently, the stock option agreement may discourage persons who might be interested in making a competing proposal to acquire Summit, even if those persons were prepared to pay consideration with a higher current market price than the shares of FleetBoston common stock to be received under the merger agreement.



THE SPECIAL MEETING OF SHAREHOLDERS (PAGE 13)



    The special meeting of Summit shareholders will be held on February 26, 2001, at 4:30 p.m., local time, at the Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey. At the Summit special meeting, you will be asked to approve the merger agreement between Summit and FleetBoston providing for the merger.



RECORD DATE; VOTE REQUIRED (PAGE 14)



    You can vote at the Summit special meeting if you owned Summit common stock at the close of business on January 9, 2001. On that date, there were
[            ] shares of Summit common stock outstanding and entitled to vote.
You can cast one vote for each share of Summit common stock you owned on that date. A majority of the votes cast at the special meeting is required in order to approve the merger.



THE COMPANIES (PAGE 56)


FLEETBOSTON FINANCIAL CORPORATION
100 FEDERAL STREET
BOSTON, MASSACHUSETTS 02110
(617) 434-2200


    FleetBoston is a diversified financial services company organized under the laws of Rhode Island and registered under the Bank Holding Company Act of 1956. FleetBoston offers a comprehensive array of financial solutions to approximately 20 million customers in more than 20 countries. Its key businesses include small business services, credit card services, asset management, private banking, consumer banking, retail securities brokerage, consumer lending, student loan and other processing services, community development banking, mortgage banking, global markets and foreign exchange, middle market lending, international banking, debt capital markets, global financial services, commercial finance, industry banking, investment banking, principal investing and securities specialist services.


    On October 1, 1999, FleetBoston completed its merger with BankBoston Corporation. In connection with obtaining regulatory approvals for the merger, the Board of Governors of the Federal Reserve System and the United States Department of Justice required that FleetBoston agree to divest approximately $13 billion of deposits and $9 billion of loans from the combined Fleet-BankBoston company, which is expected to result in an annualized reduction of net income of approximately $160 million. As of the date of this document, substantially all of the divestitures have been completed.

    At September 30, 2000, FleetBoston's total assets on a consolidated basis were $179.1 billion, its consolidated total deposits were $98.9 billion and its consolidated total shareholders' equity was $15.6 billion. Based on total assets at September 30, 2000, FleetBoston was the eighth largest financial holding company in the United States.

SUMMIT BANCORP.
301 CARNEGIE CENTER
P.O. BOX 2066
PRINCETON, NEW JERSEY 08543-2066
(609) 987-3200

    Summit is a bank holding company engaged in commercial and retail banking and in providing investment management services in New Jersey, Pennsylvania and Connecticut. Summit also provides a variety of financial services, including:

    - securities brokerage;

    - insurance brokerage;

    - venture capital investment;

    - commercial finance lending;

    - lease financing; and

    - asset-based lending.


    At September 30, 2000, Summit's total assets on a consolidated basis were $39.5 billion, its consolidated total deposits were $26.6 billion and its consolidated total shareholders' equity was $3.0 billion. Based on total assets at September 30, 2000, Summit was the largest bank holding company headquartered in New Jersey and the twenty-fourth largest bank holding company in the United States.


INFORMATION

    FleetBoston has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to FleetBoston, as well as all pro forma financial information, and Summit has supplied all relevant information relating to Summit.

               UNAUDITED COMPARATIVE AND PRO FORMA PER SHARE DATA


    The following table shows historical information about our net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as pro forma information. In presenting the comparative pro forma information for the time periods shown in the table, we assumed that we had been merged throughout those periods. See "Unaudited Pro Forma Condensed Combined Selected Financial Data of FleetBoston and Summit" on page 11.


    We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes, a method known as pooling of interests accounting. The information listed as equivalent pro forma was obtained by multiplying the pro forma amounts by the exchange ratio of 1.02. We present this information to reflect the fact that Summit shareholders will receive more than one share of combined company common stock for each share of Summit common stock exchanged in the merger.


    We expect that we will incur merger and restructuring expenses as a result of combining our companies. These expenses are described under "Management and Operations After the Merger--Operations" on page 53. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated expenses and financial benefits and, accordingly, does not attempt to predict or suggest future results, nor does it include the effects of any divestitures that may be required by regulatory authorities.

    The information in the following table is based on the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 80.



                                                         AS OF OR FOR THE
                                                            NINE MONTHS
                                                               ENDED                          AS OF OR FOR THE YEARS ENDED
                                                           SEPTEMBER 30,                              DECEMBER 31,
                                                     -------------------------         ------------------------------------------
                                                       2000             1999             1999             1998             1997
                                                     --------         --------         --------         --------         --------
FLEETBOSTON COMMON STOCK:
  Net income per share:
    Basic:
      Historical...................................   $2.90            $2.20            $2.16            $2.47            $2.39
      FleetBoston/Summit pro forma (1).............    2.78             2.15             2.21             2.49             2.33
    Diluted:
      Historical...................................    2.84             2.15             2.10             2.41             2.33
      FleetBoston/Summit pro forma (1).............    2.73             2.10             2.16             2.44             2.28

  Cash dividends declared per common share:
      Historical...................................     .90              .81             1.11             1.00              .92
      FleetBoston/Summit pro forma (2).............     .90              .81             1.11             1.00              .92

  Book value per share at period end:
      Historical...................................   16.56                             15.96
      FleetBoston/Summit pro forma (1).............   16.65                             15.95

SUMMIT COMMON STOCK:
  Net income per share:
    Basic:
      Historical...................................    2.23             1.93             2.56             2.66             2.12
      FleetBoston/Summit equivalent pro forma
        (3)........................................    2.84             2.20             2.25             2.54             2.38
    Diluted:
      Historical...................................    2.22             1.91             2.54             2.63             2.09
      FleetBoston/Summit equivalent pro forma
        (3)........................................    2.79             2.14             2.20             2.49             2.33

  Cash dividends declared per common share:
      Historical...................................    1.03              .96             1.29             1.17             1.02
      FleetBoston/Summit equivalent pro forma
        (3)........................................     .92              .83             1.13             1.02              .94

  Book value per share at period end:
      Historical...................................   17.45                             16.23
      FleetBoston/Summit equivalent pro forma
        (3)........................................   16.98                             16.27


------------------------------


(1) The FleetBoston/Summit pro forma information reflects FleetBoston's historical common shares outstanding and FleetBoston's historical basic and diluted shares adjusted for the exchange of FleetBoston common stock in connection with the merger at an exchange ratio of 1.02 shares of FleetBoston common stock for each share of Summit common stock.


(2) The FleetBoston/Summit pro forma dividends per share represent FleetBoston's historical dividends per share.

(3) The FleetBoston/Summit equivalent pro forma per share amounts are calculated by multiplying the FleetBoston pro forma information described in notes (1) and (2) by the exchange ratio of 1.02.

                            SELECTED FINANCIAL DATA

    The following tables show selected historical financial data for each of us and also show similar pro forma information reflecting the merger. The pro forma information reflects the pooling of interests method of accounting.


    We expect that we will incur merger and restructuring expenses as a result of combining our companies. These expenses are described under "Management and Operations After the Merger--Operations" on page 53. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated expenses and financial benefits and, accordingly, does not attempt to predict or suggest future results, nor does it include the effects of any divestitures that may be required by regulatory authorities.



    The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. You should read all of the summary financial information we provide in the following tables together with this historical financial information. This historical financial information is also incorporated into this document by reference. See "Where You Can Find More Information" on page 80.

               SELECTED HISTORICAL FINANCIAL DATA OF FLEETBOSTON

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                                  ----------------------   ----------------------------------------------------
                                                    2000          1999       1999       1998       1997       1996       1995
                                                  --------      --------   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF OPERATIONS:
  Interest income (fully taxable equivalent)....  $ 10,251      $  9,719   $ 13,109   $ 12,400   $ 11,319   $ 10,977   $ 11,398
  Interest expense..............................     5,241         4,608      6,310      5,946      5,127      5,119      6,009
                                                  --------      --------   --------   --------   --------   --------   --------
  Net interest income (fully taxable
    equivalent).................................     5,010         5,111      6,799      6,454      6,192      5,858      5,389
  Provision for credit losses...................       911           688        933        850        522        444        376
                                                  --------      --------   --------   --------   --------   --------   --------
  Net interest income after provision for credit
    losses......................................     4,099         4,423      5,866      5,604      5,670      5,414      5,013
  Noninterest income............................     7,230         5,001      6,974      5,281      4,206      3,658      3,237
  Noninterest expense...........................     6,781         6,032      9,357      7,050      6,050      5,831      5,831
  Net income....................................  $  2,645(a)   $  2,072   $  2,038(b) $  2,324(c) $  2,246 $  1,860(d) $  1,351(e)
PER COMMON SHARE:
  Basic.........................................  $   2.90(a)   $   2.20   $   2.16(b) $   2.47(c) $   2.39 $   1.88(d) $   1.25(e)
  Diluted.......................................      2.84(a)       2.15       2.10(b)     2.41(c)     2.33     1.84(d)     1.19(e)
  Weighted average basic shares outstanding (in
    thousands)..................................   903,076       920,667    919,347    916,123    902,442    932,575    895,370
  Weighted average diluted shares outstanding
    (in thousands)..............................   921,147       944,996    943,528    939,136    924,021    949,824    943,344
  Book value....................................  $  16.56      $  16.01   $  15.96   $  14.70   $  13.23   $  12.08   $  11.15
  Cash dividends declared.......................       .90           .81       1.11       1.00        .92        .87        .82
  Common dividend payout ratio..................     31.08%        36.79%     51.51%     40.15%     35.55%     40.71%     50.76%
CONSOLIDATED BALANCE SHEET--AVERAGE BALANCES:
  Total assets..................................  $187,714      $187,129   $188,779   $170,228   $151,886   $146,108   $141,543
  Securities held to maturity...................       952         1,681      1,641      1,874      2,000      1,852     11,777
  Securities available for sale.................    22,871        22,773     22,877     19,853     16,321     17,525     16,244
  Loans and leases, net of unearned income......   115,979       116,873    117,528    111,039    102,369     97,598     90,447
  Due from brokers/dealers......................     3,750         3,289      3,239      3,765      2,884      2,179      1,926
  Interest-bearing deposit liabilities..........    82,792        90,976     90,687     88,634     82,437     81,824     74,828
  Short-term borrowings.........................    20,972        23,037     23,109     21,669     17,127     15,099     23,919
  Due to brokers/dealers........................     5,022         4,079      4,145      4,501      3,463      2,645      2,341
  Long-term debt (f)............................    26,911        21,311     22,290     10,962      7,993      8,158      8,741
  Shareholders' equity..........................    15,018        14,621     14,767     13,674     12,188     12,139     10,885
CONSOLIDATED RATIOS:
  Net interest margin (fully taxable
    equivalent)(g)..............................      4.26%         4.27%      4.23%      4.40%      4.68%      4.57%      4.24%
  Return on average assets(g)...................      1.88(a)       1.47       1.08(b)     1.37(c)     1.48     1.27(d)      .95(e)
  Return on average common equity(g)............     24.22(a)      19.42      14.12(b)    17.64(c)    19.71    16.31(d)    13.16(e)
  Average shareholders' equity to
    average assets..............................      8.00          7.81       7.82       8.03       8.02       8.31       7.69
  Tier 1 risk-based capital ratio...............      7.61          7.14       6.82       7.11       7.55       8.30       7.97
  Total risk-based capital ratio................     11.93         11.28      11.50      11.51      11.31      12.18      11.91
  Period-end reserve for credit losses to
    period-end
    loans and leases, net of unearned income....      2.22          2.10       2.08       2.06       2.01       2.35       2.42
  Net charge-offs to average loans and leases,
    net of unearned income(g)...................       .99           .74        .76        .75        .64        .61        .55
  Period-end nonperforming assets to period-end
    loans and leases, net of unearned income and
    other real estate owned.....................       .92           .66        .70        .61        .72       1.16       1.03

----------------------------------

(a) Includes impact of gain on divestitures ($843 million pre-tax, $420 million post-tax) and merger integration costs ($227 million pre-tax, $137 million post-tax) recorded in the first nine months of 2000.

(b) Includes impact of merger- and restructuring-related charges and other costs ($1.1 billion pre-tax, $760 million post-tax) recorded in the fourth quarter of 1999.

(c) Includes impact of merger- and restructuring-related charges and other costs ($218 million pre-tax, $135 million post-tax) recorded in 1998.

(d) Includes impact of merger-related charges ($180 million pre-tax, $117 million post-tax) recorded in 1996.

(e) Includes impact of the loss on assets held for sale by accelerated disposition ($175 million pre-tax, $112 million post-tax) and merger-related charges ($490 million pre-tax, $317 million post-tax) recorded in 1995.

(f) Amounts include guaranteed preferred beneficial interests in FleetBoston's junior subordinated debentures.

(g) Ratios for the nine-month periods are annualized.

                  SELECTED HISTORICAL FINANCIAL DATA OF SUMMIT

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                               ----------------------   ----------------------------------------------------
                                                 2000          1999       1999       1998       1997       1996       1995
                                               --------      --------   --------   --------   --------   --------   --------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF OPERATIONS:
  Interest income (fully taxable
    equivalent)..............................  $  2,070      $ 1,738    $ 2,366    $ 2,187    $ 2,079    $ 1,922    $ 1,849
  Interest expense...........................     1,046          795      1,089      1,001        920        854        822
                                               --------      -------    -------    -------    -------    -------    -------
  Net interest income (fully taxable
    equivalent)..............................     1,024          943      1,277      1,186      1,159      1,068      1,027
  Provision for credit losses................        70          110        128         66         59         64         72
                                               --------      -------    -------    -------    -------    -------    -------
  Net interest income after provision for
    credit losses............................       954          833      1,149      1,120      1,100      1,004        955
  Noninterest income.........................       334          299        397        350        302        260        235
  Noninterest expense........................       703          625        878        783        817        816        706
  Net income.................................  $    388      $   333    $   443(a) $   466    $   371(b) $   284(c) $   300
PER COMMON SHARE:
  Basic......................................  $   2.23      $  1.93    $  2.56(a) $  2.66    $  2.12(b) $  1.69(c) $  1.89
  Diluted....................................      2.22         1.91       2.54(a)    2.63       2.09(b)    1.67(c)    1.87
  Weighted average basic shares outstanding
    (in thousands)...........................   174,111      172,809    172,934    175,076    175,128    166,673    157,244
  Weighted average diluted shares outstanding
    (in thousands)...........................   175,092      174,423    174,471    177,043    177,459    168,788    159,249
  Book value.................................  $  17.45      $ 16.31    $ 16.23    $ 15.67    $ 14.79    $ 13.61    $ 13.04
  Cash dividends declared....................      1.03          .96       1.29       1.17       1.02        .90        .79
  Common dividend payout ratio (diluted).....     46.40%       50.26%     50.79%     44.49%     48.80%     53.89%     42.25%
CONSOLIDATED BALANCE SHEET--
  AVERAGE BALANCES:
  Total assets...............................  $ 38,124      $34,047    $34,561    $30,935    $28,883    $27,230    $25,763
  Securities held to maturity................     5,175        6,315      6,180      4,761      4,853      5,565      7,002
  Securities available for sale..............     6,100        4,271      4,487      4,653      3,796      2,625      1,160
  Loans and leases, net of unearned income...    24,405       21,536     21,864     19,771     18,452     17,066     15,569
  Interest-bearing deposit liabilities.......    20,456       18,874     18,820     17,558     17,848     17,432     16,695
  Other funds borrowed.......................     5,507        3,497      3,707      3,721      3,186      2,947      2,731
  Long-term debt.............................     3,789        3,900      3,908      2,101        887        430        507
  Shareholders' equity.......................     2,908        2,714      2,737      2,661      2,487      2,212      1,966
CONSOLIDATED RATIOS:
  Net interest margin (fully taxable
    equivalent)(d)...........................      3.83%        3.92%      3.92%      4.05%      4.26%      4.21%      4.28%
  Return on average assets(d)................      1.36         1.31       1.28(a)    1.51       1.28(b)    1.04(c)    1.17
  Return on average common shareholders'
    equity(d)................................     17.84        16.39      16.17(a)   17.50      14.92(b)   12.95(c)   15.49
  Average shareholders' equity to average
    assets...................................      7.63         7.97       7.92       8.60       8.61       8.12       7.63
  Tier 1 risk-based capital ratio............      9.08         9.59       9.46      10.86      12.64      11.68      11.32
  Total risk-based capital ratio.............     10.51        11.35      11.06      12.72      14.83      14.17      13.87
  Period-end reserve for credit losses to
    period-end loans and leases, net of
    unearned income..........................      1.32         1.45       1.42       1.53       1.57       1.61       1.79
  Net charge-offs to average loans and
    leases, net of unearned income(d)........       .37          .72        .61        .23        .29        .50        .70
  Period-end nonperforming assets to
    period-end loans and leases, net of
    unearned income, and other real estate
    owned....................................       .56          .41        .46        .42        .53        .95       1.36

------------------------------

(a) Includes impact of business realignment restructuring charges ($28 million pre-tax, $17 million post-tax) recorded in the fourth quarter of 1999.

(b) Includes impact of merger-related restructuring charges ($83 million pre-tax, $54 million post-tax) recorded in 1997.

(c) Includes impact of merger-related restructuring charge ($111 million pre-tax, $70 million post-tax) and one-time Savings Association Insurance Fund assessment ($11 million pre-tax, $7 million post-tax) recorded in 1996.

(d) Ratios for the nine-month periods are annualized.

 UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL DATA OF FLEETBOSTON
                                   AND SUMMIT

    The following unaudited pro forma condensed combined selected financial data combines FleetBoston's historical results with Summit's historical results, in each case, as of or for the nine months ended September 30, 2000 and 1999 and the fiscal years ended December 31, 1999, 1998 and 1997, and, in each case, giving effect to the merger as if it had occurred on the last day of the period, in the case of balance sheet data, and on January 1 of the applicable period in the case of income statement data.


    We expect that we will incur merger and restructuring expenses as a result of combining our companies. These expenses are described under "Management and Operations After the Merger--Operations" on page 53. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated expenses and financial benefits and, accordingly, does not attempt to predict or suggest future results, nor does it include the effects of any divestitures that may be required by regulatory authorities.



    See "Where You Can Find More Information" on page 80.

    The management of FleetBoston and Summit may adjust the pro forma information included in this document as a result of their review of accounting classifications and underlying accounting policies. The management of FleetBoston and Summit do not expect any adjustments to be material.


                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                                        -----------------------   ------------------------------------
                                                           2000         1999         1999         1998         1997
                                                        ----------   ----------   ----------   ----------   ----------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA CONSOLIDATED SUMMARY OF OPERATIONS:
  Interest income (fully taxable equivalent)..........  $   12,321   $   11,457   $   15,475   $   14,587   $   13,398
  Interest expense....................................       6,287        5,403        7,399        6,947        6,047
                                                        ----------   ----------   ----------   ----------   ----------
  Net interest income (fully taxable equivalent)......       6,034        6,054        8,076        7,640        7,351
  Provision for credit losses.........................         981          798        1,061          916          581
                                                        ----------   ----------   ----------   ----------   ----------
  Net interest income after provision for credit
    losses............................................       5,053        5,256        7,015        6,724        6,770

  Noninterest income..................................       7,564        5,300        7,371        5,631        4,508
  Noninterest expense.................................       7,484        6,657       10,235        7,833        6,867
  Net income..........................................  $    3,033   $    2,405   $    2,481   $    2,790   $    2,617
PRO FORMA PER COMMON SHARE:
  Basic...............................................  $     2.78   $     2.15   $     2.21   $     2.49   $     2.33
  Diluted.............................................        2.73         2.10         2.16         2.44         2.28
  Weighted average basic shares outstanding (in
    thousands)........................................   1,080,669    1,096,932    1,095,740    1,094,700    1,081,072
  Weighted average diluted shares outstanding
    (in thousands)....................................   1,099,741    1,122,907    1,121,488    1,119,721    1,105,029
  Book value..........................................  $    16.65                $    15.95
  Cash dividends declared (a).........................         .90   $      .81         1.11   $     1.00   $      .92
PRO FORMA CONSOLIDATED BALANCE SHEET--AVERAGE
  BALANCES:
  Total assets........................................  $  225,838   $  221,176   $  223,340   $  201,163   $  180,769
  Securities..........................................      35,098       35,040       35,185       31,141       26,970
  Loans and leases, net of unearned income............     140,384      138,409      139,392      130,810      120,821
  Interest-bearing deposit liabilities................     103,248      109,850      109,507      106,192      100,285
  Short-term borrowings...............................      26,479       26,534       26,816       25,390       20,313
  Long-term debt......................................      30,700       25,211       26,198       13,063        8,880
  Shareholders' equity................................      17,926       17,335       17,504       16,335       14,675
PRO FORMA CONSOLIDATED RATIOS:
  Net interest margin (fully taxable equivalent)(b)...        4.18%        4.21%        4.18%        4.34%        4.61%
  Return on average assets(b).........................        1.80         1.45         1.11         1.39         1.45
  Return on average common shareholders' equity(b)....       23.15        18.91        14.46        17.62        18.82
  Average shareholders' equity to average assets......        7.94         7.84         7.84         8.12         8.12
  Tier 1 risk-based capital ratio.....................        7.80                      7.13
  Total risk-based capital ratio......................       11.74                     11.43
  Period-end reserve for credit losses to period-end
    loans and leases, net of unearned income..........        2.05         2.00         1.97         1.97         1.95
  Net charge-offs to average loans and leases, net of
    unearned income(b)................................         .88          .74          .74          .67          .59
  Period-end nonperforming assets to period-end loans
    and leases, net of unearned income and other real
    estate owned......................................         .86          .62          .66          .58          .69


------------------------------


(a) Pro forma cash dividends declared represent FleetBoston's historical cash dividends declared.



(b) Ratios for the nine-month periods are annualized.

                             SUMMIT SPECIAL MEETING

GENERAL


    This proxy statement-prospectus is first being mailed by Summit to the
holders of Summit common stock, on or about January   , 2001, and is accompanied
by the notice of the special meeting and a form of proxy that is solicited by the board of directors of Summit for use at the special meeting, to be held on Monday, February 26, 2001, at 4:30 p.m., local time, at the Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey, and at any adjournments or postponements of that meeting.


MATTERS TO BE CONSIDERED


    The purpose of the Summit special meeting is to approve the merger agreement and any other matters that may be properly submitted to a vote at the special meeting. At this time, the Summit board of directors is unaware of any matters other than approval of the merger agreement that may be presented for action at the special meeting.


HOW TO VOTE YOUR SHARES

    Shareholders of record may vote by telephone, the Internet or mail or by attending the special meeting and voting in person. If you plan to attend the special meeting, please so indicate when you submit your proxy and please refer to the back cover for directions to the special meeting site and for important information regarding procedures for being admitted to the special meeting.

- VOTING BY TELEPHONE: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

- VOTING VIA THE INTERNET: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

- VOTING BY MAIL: If you choose to vote by mail, simply mark the enclosed white proxy card, date and sign it, and return it to Equiserve, First Chicago Trust Division, in the postage-paid envelope provided.

    If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Each proxy submitted will be voted as directed; however, if you sign, date and return your proxy card by mail without specifying how your shares are to be voted, your shares will be voted FOR the merger.

You may revoke your proxy at any time before it is exercised by any of the following means:

    - submitting to the Secretary of Summit written notice of revocation;

    - submitting a new proxy with a later date by telephone, the Internet or mail; or

    - attending the special meeting and electing to vote in person.

Written notices of revocation and other communications with respect to the revocation of Summit proxies should be addressed to:

                           Summit Bancorp.
                           301 Carnegie Center
                           P.O. Box 2066
                           Princeton, New Jersey 08543-2066
                           Attention: Corporate Secretary


    At this time, the Summit board of directors is unaware of any matters other than approval of the merger agreement that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, the shares represented by proxies will be voted, or not voted, in the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve the merger agreement.


SOLICITATION OF PROXIES


    Summit will bear the entire cost of soliciting proxies from Summit shareholders, except that each of FleetBoston and Summit has agreed to pay one-half of the costs of printing and mailing this proxy statement-prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Summit will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. Summit will reimburse those record holders for their reasonable expenses in so doing. Summit has also made arrangements with Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay approximately $10,000 plus expenses for those services. Summit may also use its regular employees, who will not be specially compensated, to solicit proxies from Summit shareholders, either personally or by mail, telephone, telegram, facsimile or other electronic methods.


RECORD DATE AND VOTING RIGHTS


    In accordance with the provisions of the New Jersey Business Corporation Act, the Summit by-laws and the rules of the New York Stock Exchange, Summit has fixed January 9, 2001 as the record date for determining those Summit shareholders entitled to notice of, and to vote at, the Summit special meeting. Accordingly, only Summit shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Summit special
meeting. At the close of business on the record date, there were [      ] shares
of Summit common stock outstanding held by approximately [      ] holders of
record. The presence, in person or by proxy, of shares of Summit common stock representing a majority of those shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Summit special meeting. Each share of Summit common stock outstanding on the record date entitles its holder to one vote. The affirmative vote of at least a majority of the votes cast at the special meeting is required in order to approve the merger agreement.


    For purposes of determining the number of votes cast with respect to a matter, only those votes cast "for" and "against" a proposal are counted. "Broker non-votes", if any are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes "for" or "against" for purposes of determining the number of votes cast but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted "for" or "against" a proposal.

    As of the record date, directors and executive officers of Summit owned
approximately [      ] shares of Summit common stock, entitling them to exercise approximately [ ]% of the voting power of the Summit common stock entitled to vote at the Summit special meeting. We currently expect that each director of Summit will vote the shares of Summit common stock owned by him or her for approval of the merger agreement and the transactions contemplated by the merger agreement. We also currently expect Summit executive officers holding approximately [ ]% of the outstanding shares entitled to vote at the special meeting to vote in favor of the merger agreement and the transactions contemplated by the merger agreement. As of the record date, directors and
executive officers of FleetBoston owned [approximately [      ] shares of Summit
common stock[, entitling them to exercise less than [ ]% of the voting power of the Summit common stock entitled to vote at the Summit special meeting]. As of the record date, the banking, trust and investment management subsidiaries of
Summit, as fiduciaries, custodians or agents, held a total of [      ] shares of
Summit common stock. These entities maintained sole or shared voting power with
respect to       shares of Summit common stock. As of the record date,
FleetBoston held a total of [      ] shares of Summit common stock[,
representing less than [ ]% of the shares entitled to vote at the Summit special meeting]. As of the record date, the banking and trust subsidiaries of
FleetBoston, as fiduciaries, custodians or agents, held a total of [      ]
shares[, representing less than [ ]% of the shares entitled to vote at the special meeting]. These entities maintained sole or shared voting power with
respect to [      ] of these shares.


    More detailed information with respect to beneficial ownership of Summit common stock by directors and executive officers of Summit is incorporated by reference to the Annual Report on Form 10-K of Summit for the year ended December 31, 1999. See "Where You Can Find More Information."

RECOMMENDATION OF THE SUMMIT BOARD OF DIRECTORS

    The Summit board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Summit's reasons for the merger described in this document, including Merrill Lynch's fairness opinion, the Summit board of directors believes that the merger agreement is in the best interests of Summit shareholders and recommends that you vote "FOR" approval of the merger agreement. See "The Merger--Recommendation of the Summit Board of Directors and Reasons for the Merger."


DIVIDEND REINVESTMENT PLAN AND SAVINGS INCENTIVE PLAN SHARES



    If you participate in Summit's Dividend Reinvestment and Stock Purchase Plan, you will receive a single proxy covering both the shares of Summit common stock you hold in certificate form and the shares of common stock held in your Dividend Reinvestment Plan account by the Dividend Reinvestment Plan Administrator. The Dividend Reinvestment Plan shares cannot be voted in person at the special meeting. If you do not vote your proxy by telephone, the Internet or the mail, shares of common stock represented by the proxy, including any held under the Dividend Reinvestment Plan, will not be voted.



    Individuals who hold common stock through participation in Summit's Savings Incentive Plan will receive a separate card for use in providing voting instructions to the Savings Plan's Trustee. Full shares held by the Savings Plan will be voted by the Trustee in accordance with instructions received from participants. Full shares held by the Savings Plan for which no voting instructions are received will be voted by the Trustee in a manner deemed to be in the best interests of the beneficial owners of those shares.

                                   THE MERGER

    THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE RELATED STOCK OPTION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT, EACH OF WHICH IS DATED AS OF OCTOBER 1, 2000, BETWEEN FLEETBOSTON AND SUMMIT. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS. THE STOCK OPTION AGREEMENT IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS.

GENERAL


    The FleetBoston board of directors and the Summit board of directors each have unanimously approved the merger agreement providing for the merger of Summit with and into FleetBoston. FleetBoston will be the surviving corporation in the merger. We expect to complete the merger in March 2001. As a result of the merger, each share of Summit common stock issued and outstanding at the effective time of the merger will generally be converted into the right to receive 1.02 shares of FleetBoston common stock, together with the preferred stock purchase rights issued to FleetBoston shareholders pursuant to the FleetBoston Rights Agreement, dated as of August 16, 2000, by and between FleetBoston and Equiserve, LP, as rights agent. The merger agreement provides for a fixed 1.02 exchange ratio and does not provide for any adjustment to the exchange ratio as a result of changes in the market price of FleetBoston common stock.


    This section of the proxy statement-prospectus describes the material terms of the merger agreement and the stock option agreement.

BACKGROUND OF THE MERGER

    The board of directors of Summit has annually reviewed the company's strategy and prospects at a multiday retreat, in addition to discussions at regular board meetings, as part of its on-going corporate governance responsibilities. Starting in February of 2000, the board of directors intensified its study of strategic alternatives.

    Special meetings and executive sessions of the board of directors were held in May, June, July and August 2000 to discuss Summit's options, both as an independent company and as a party to a business combination transaction. At these meetings, management made presentations to the board of directors concerning stock valuations, balance sheet strategies and approaches to increasing shareholder value and income, especially noninterest income. At its August 16, 2000 meeting, the board of directors requested management to informally test the market for interest in a potential acquisition of the company.

    Senior management met with Merrill Lynch on September 5, 2000 to discuss the solicitation of proposals for the possible acquisition of Summit by another bank or financial services company. Subsequent to that meeting, Merrill Lynch contacted eleven domestic and foreign financial institutions that it believed might be interested in a transaction with Summit and that potentially offered a strong strategic fit with the company. Merrill Lynch also contacted a number of non-bank financial services companies to test their potential interest in acquiring a regional banking company. As a result of these contacts, on September 21, 2000, three financial institutions, including FleetBoston, submitted non-binding indications of interest in an acquisition of Summit.

    On September 25, 2000, at the annual board retreat, senior management and representatives of Merrill Lynch made presentations to the board of directors relating to Summit's future prospects as an independent entity, a likely range of acquisition prices and the three indications of interest. The board determined that the FleetBoston indication of interest appeared to be the most attractive based on the valuation range indicated by FleetBoston and the strategic fit of the two companies. Based on this determination, the board of directors authorized management to explore the sale of the company and to enter into exclusive negotiations with FleetBoston for a specified period of time. Merrill Lynch was formally retained to act as Summit's financial advisor in connection with this process.

    After the September 25, 2000 board meeting, representatives of the parties reached preliminary agreement on an exchange ratio for the merger, subject to, among other things, the completion of due diligence, reaching agreement regarding the stock option grant to FleetBoston, the negotiation of definitive agreements and the approval of their respective boards of directors. Shortly after reaching that preliminary agreement, Mr. T. Joseph Semrod, Chairman, President and Chief Executive Officer of Summit, contacted Mr. Terrence Murray, Chairman and Chief Executive Officer of FleetBoston, to inform him that Summit had determined to enter into definitive negotiations and to commence mutual due diligence investigations. Later that day, FleetBoston and Summit entered into a customary confidentiality agreement with respect to the exchange of information in connection with their respective due diligence investigations and the negotiations. At the same time, the legal advisors of FleetBoston and Summit commenced drafting definitive documentation with respect to a possible merger of the two companies.

    Between September 27 and September 30, 2000, FleetBoston and Summit, together with their legal and financial advisors, negotiated and finalized the terms of the merger agreement and the stock option agreement and completed mutual due diligence investigations. Also during that time, at FleetBoston's request, FleetBoston and Messrs. Semrod and Collins negotiated the employment arrangements described under "--Interests of Certain Persons in the Merger."

    On October 1, 2000, the FleetBoston board of directors met and approved the merger agreement and the related agreements and the transactions contemplated by those agreements.


    Also on October 1, 2000, the Summit board of directors held a special meeting to consider the proposed merger. Senior management of Summit reviewed with the board of directors its discussions and negotiations with FleetBoston, as well as the results of its due diligence investigation. Senior management of Summit and representatives of Merrill Lynch presented to the board of directors financial information with respect to both FleetBoston and the potential transaction. Merrill Lynch rendered its oral opinion (which was subsequently confirmed in writing) that, as of that date, the 1.02 exchange ratio set forth in the merger agreement was fair to the Summit shareholders from a financial point of view. Representatives of Weil, Gotshal & Manges LLP reviewed with the board of directors the terms of the merger agreement and the stock option agreement and the legal standards applicable to the board's decision to approve those agreements and the transactions contemplated thereby. The board was also informed of the principal terms of the employment agreements discussed under "--Interests of Certain Persons in the Merger." After questions by and discussion among the members of the Summit board, and after consideration of the factors described under "--Recommendation of the Summit Board of Directors and Reasons for the Merger," the Summit board voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the stock option agreement.


    FleetBoston and Summit entered into the merger agreement and the stock option agreement during the evening of October 1, 2000. The employment agreements of Messrs. Semrod and Collins were also entered into at that time. Later that night, FleetBoston and Summit issued a joint press release announcing the proposed merger.

RECOMMENDATION OF THE SUMMIT BOARD OF DIRECTORS AND REASONS FOR THE MERGER

    THE SUMMIT BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF SUMMIT AND ITS SHAREHOLDERS. ACCORDINGLY, THE SUMMIT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SUMMIT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

    In reaching its decision to approve the merger agreement and the stock option agreement, the Summit board of directors consulted with management of Summit, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

    - The Summit board's knowledge of the business, operations, financial condition, earnings and prospects of Summit;

    - The business, operations, financial condition, earnings and prospects of FleetBoston. In making this determination, the Summit board took into account the results of Summit's due diligence review of FleetBoston;

    - The Summit board's knowledge and analysis of the current environment in the financial services industry, including continued consolidation, evolving trends in technology and increasing nationwide competition;

    - The exchange ratio of 1.02, which represented a 16% premium over the closing price of Summit common stock on September 29, 2000 and a 45% premium over the average closing price of Summit common stock for the 30 trading days preceding the Summit board of directors' approval of the merger agreement;

    - The fact that the merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, which means that Summit shareholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of their exchange of shares in the merger (except for cash received in lieu of fractional shares);


    - The opinion of Merrill Lynch to the Summit board of directors that, based on and subject to the considerations set forth in its opinion, the 1.02 exchange ratio was fair from a financial point of view to Summit shareholders;


    - The complementary nature of the businesses of Summit and FleetBoston and the anticipated improved stability of FleetBoston's businesses and earnings in varying economic and market climates relative to Summit on a stand-alone basis as a result of substantially greater geographic, asset and line-of-business diversification;

    - The Summit board's belief that a combination of Summit and FleetBoston will enhance the combined company's ability to compete effectively, particularly in the New Jersey and Philadelphia, Pennsylvania markets;


    - The effect of the merger on Summit's constituencies, including its customers, employees and the communities served by it. In this regard, the Summit board noted FleetBoston's agreement to continue Summit's community commitments following completion of the merger. The Summit board also noted that there would likely be job reductions resulting from the merger and that the merger agreement contained protective severance commitments from FleetBoston;


    - The Summit board's belief that the merger presents manageable execution risk in view of the similar markets and customer demographics served by Summit and FleetBoston, the similar business lines and business cultures of the two companies and the prior experiences of both Summit and FleetBoston in integrating acquisitions;

    - The likelihood that the merger will be approved by the appropriate regulatory authorities;

    - The fact that the merger is intended to be accounted for as a pooling of interests;

    - The fact that Messrs. Semrod and Collins entered into the employment agreements described under "Interests of Certain Persons in the Merger" and the fact Mr. Semrod and Mr. T. J. Dermot Dunphy, two of Summit's current directors, will become directors of FleetBoston; and

    - The fact that certain of Summit's directors and executive officers have interests in the merger that are in addition to their interests as Summit shareholders. See "--Interests of Certain Persons in the Merger."


    The Summit board of directors also considered that the 1.02 exchange ratio is fixed and that there are no price "collar" protections that would limit the risk of a decrease in the market value of the consideration you will receive in the merger. The Summit board decided to proceed with a fixed exchange ratio and without a price collar for the following reasons:



    - its focus was on providing Summit shareholders with a specified percentage ownership of the combined company rather than on the nominal premium at the time of signing; while a fixed exchange ratio will mean that premiums will vary between signing the merger agreement and completing the merger, declines in FleetBoston's stock price will not reduce that percentage ownership;



    - it was advised by Merrill Lynch, and was generally familiar with the fact, that collars are uncommon in merger agreements between major banking institutions;



    - it was advised by Merrill Lynch and it believed that FleetBoston was unlikely to accept a collar without a reduction in the exchange ratio;



    - collars are often reciprocal, meaning that Summit shareholders would be limited in their ability to participate in the potential upside in FleetBoston's stock price prior to completion of the merger; and



    - the structure of most collars provide only limited protection against downward price declines.


    This discussion of the information and factors considered by the Summit board of directors is not intended to be exhaustive, but it includes all material factors considered by the Summit board of directors. In reaching its determination to approve and recommend the merger, the Summit board of directors did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors. The Summit board of directors is unanimous in its recommendation that Summit shareholders vote for approval of the merger agreement.

OPINION OF SUMMIT'S FINANCIAL ADVISOR


    Summit retained Merrill Lynch to act as its financial advisor in connection with the merger. On October 1, 2000, the board of directors of Summit held a meeting to evaluate the proposed merger. At this meeting, Merrill Lynch rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the 1.02 exchange ratio was fair, from a financial point of view, to the Summit shareholders. Merrill Lynch subsequently confirmed its opinion in writing as of October 1, 2000 [and updated its opinion by delivering to the board of directors of Summit a written opinion dated as of the date of this document. In connection with its updated written opinion, Merrill Lynch confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.]



    Although Merrill Lynch evaluated the fairness, from a financial point of view, of the 1.02 exchange ratio to the Summit shareholders, the exchange ratio itself was determined through arm's length negotiations between Summit's senior management and FleetBoston's senior management with the assistance of their financial advisors. Summit did not provide specific instructions to, or place any limitation on, Merrill Lynch with respect to the procedures to be followed or factors to be considered by Merrill Lynch in performing its analyses or providing its opinion.


    The full text of the Merrill Lynch opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch is attached as Appendix C to this document and is incorporated in this document by reference. Summit shareholders are urged to, and should, read Merrill Lynch's opinion carefully and in its entirety.


    Merrill Lynch's opinion is directed to the board of directors of Summit and addresses only the fairness, from a financial point of view, of the 1.02 exchange ratio to Summit shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the special meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.


    In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to Summit and FleetBoston that Merrill Lynch deemed to be relevant;

    - reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of Summit and FleetBoston furnished to Merrill Lynch by the senior managements of Summit and FleetBoston, as well as the amount and timing of the cost savings and expenses expected to result from the merger furnished to Merrill Lynch by senior management of FleetBoston;

    - conducted discussions with members of senior management and representatives of Summit and FleetBoston concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected cost savings and merger-related expenses;

    - reviewed the market prices and valuation multiples for Summit common stock and FleetBoston common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - reviewed the respective publicly reported financial condition and results of operations of Summit and FleetBoston and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

    - participated in certain discussions among representatives of Summit and FleetBoston and their financial and legal advisors with respect to the merger;

    - reviewed the pro forma impact of the merger;

    - reviewed the merger agreement and the related stock option agreement provided to Merrill Lynch; and

    - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, or that was discussed with, or reviewed by or for Merrill Lynch, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Summit or FleetBoston nor has Merrill Lynch been furnished any such evaluation or appraisal.

    Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of Summit or FleetBoston, nor reviewed any individual credit files of Summit or FleetBoston or been requested to conduct such a review and, as a result, Merrill Lynch has assumed that the aggregate allowances for loan losses for both Summit and FleetBoston are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of Summit or FleetBoston. With respect to the financial and operating information, including, without limitation, financial forecasts, valuations of contingencies and projections regarding under-performing or nonperforming assets, net charge-offs, adequacy of reserves, future economic conditions and information on the cost savings and expenses expected to result from the merger furnished to or discussed with Merrill Lynch by Summit and FleetBoston, Merrill Lynch assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of each of Summit and FleetBoston as to the future financial and operating performance of Summit, FleetBoston or the combined entity, as the case may be, and the expected cost savings and merger-related expenses. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

    For purposes of rendering its opinion, Merrill Lynch assumed that, in all respects material to its analyses:

    - the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

    - the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

    - each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under the merger agreement and any related documents;

    - all conditions to the completion of the merger will be satisfied without any waivers; and

    - in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Summit, FleetBoston or the combined entity or the contemplated benefits of the merger, including the cost savings and expenses expected to result from the merger.

    Merrill Lynch also assumed that the merger will be accounted for as a pooling of interests under U.S. generally accepted accounting principles (which we refer to in this document as "GAAP") and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of Summit common stock or shares of FleetBoston common stock will trade following the announcement of the merger or the prices at which the shares of common stock of FleetBoston will trade following the completion of the merger.

    ANALYSES OF MERRILL LYNCH


    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Summit and FleetBoston. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Merrill Lynch opinion was among several factors taken into consideration by the board of directors of Summit in making its determination to approve the merger agreement and the merger. In addition, the Summit board did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of Summit or management of Summit with respect to the fairness of the 1.02 exchange ratio.


    The following is a summary of the material financial analyses presented by Merrill Lynch to the board of directors of Summit on October 1, 2000 in connection with the rendering of its oral opinion on that date. The summary is not a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the board of directors of Summit, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.


    In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.



    The following table sets forth the implied hypothetical value for each share of Summit common stock or FleetBoston common stock, as the case may be, derived from the analyses indicated, all of which are described in greater detail below. The additional analyses of Merrill Lynch that are described below but are not included in the table were not intended to be used to derive implied per share equity values.



                                                              IMPLIED EQUITY
VALUATION METHODOLOGY                                          VALUE RANGE
---------------------                                         --------------
Historical Trading Range Analyses--Summit common stock......  $39.78-$41.74
Summit Discounted Dividend Analyses (stand-alone)--Summit
  common stock..............................................   26.21- 33.42
FleetBoston Discounted Dividend Analyses (stand-alone)
  --FleetBoston common stock................................   38.90- 48.47
Pro Forma Discounted Dividend Analyses
  --FleetBoston common stock................................   41.73- 51.63
  --Summit common stock.....................................   42.57- 52.67
Imputed Valuation Analyses--Summit common stock.............   26.67- 45.05



    On September 29, 2000 (the last trading day preceding the October 1, 2000 board meeting), the implied value of the exchange ratio was $39.78 per share of Summit common stock based upon the closing market price of FleetBoston common
stock of $39.00 on that date. On January   , 2001, the implied value of the
exchange ratio was $[    ] per share of Summit common stock based upon the
closing market price of FleetBoston common stock of $[    ] on that date.


    CALCULATION OF TRANSACTION VALUE OF THE EXCHANGE RATIO. Merrill Lynch reviewed the terms of the merger. It noted that the exchange ratio of 1.02 shares of FleetBoston common stock for each share of Summit common stock had an implied offer value of $39.78 per share of Summit common stock based upon the closing price of FleetBoston common stock of $39.00 on September 29, 2000 (the last trading day preceding the Summit board meeting of October 1, 2000), and an implied value of $41.37 per share of Summit common stock based upon the closing price of FleetBoston common stock of $40.56 on September 25, 2000 (the date of the Summit board meeting immediately preceding the board meeting of October 1, 2000). Merrill Lynch also noted that the transaction had an implied aggregate value of approximately $7.0 billion as of September 29, 2000 and approximately
$7.3 billion as of September 25, 2000.


    TRANSACTION PRICING MULTIPLES. Based on an exchange ratio of 1.02 and the per share closing price of FleetBoston common stock on September 29, 2000 of $39.00 and on September 25, 2000 of $40.56, Merrill Lynch also analyzed the implied hypothetical transaction value to Summit of $39.78 per share as of September 29, 2000 and $41.37 per share as of September 25, 2000 as a premium to Summit's per share closing stock price on those dates. Merrill Lynch also analyzed the implied hypothetical transaction value as a multiple of Summit's last twelve months diluted earnings per share, Summit's estimated earnings per share for the years 2000 and 2001 (based on consensus First Call earnings estimates as of September 29, 2000 of $3.00 and $3.25, respectively), and Summit's stated book value and its stated tangible book value (based on financial data for the period ended June 30, 2000), in each case for both of the dates mentioned. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

    Merrill Lynch also compared the foregoing analyses to comparable data achieved in selected domestic merger transactions in the banking industry that have occurred since December 31, 1999 and that were valued at greater than $1 billion. The following transactions were reviewed by Merrill Lynch in this process (in each case, the first named company is the acquiror and the second named company is the acquired company in the transaction): M&T Bank Corporation/Keystone Financial, Inc., Wells Fargo & Company/First Security Corporation, and BB&T Corporation/One Valley Bancorp, Inc. Merrill Lynch considered the earlier transactions to be reasonably similar to the merger, but none of the transactions are identical to the merger.

    The analyses performed by Merrill Lynch indicated that the per share transaction value as a premium to the closing price of Summit common stock on September 29, 2000 was 15.7% and to the closing price of Summit common stock on September 25, 2000 was 49.1%, whereas the average premium in the transactions selected by Merrill Lynch was 29.7% as measured on the announcement date of those transactions.

    Merrill Lynch's analyses also indicated that the per share transaction value as a multiple of Summit's last twelve months fully diluted earnings per share would be 14.9x as of September 29, 2000 and 15.5x as of September 25, 2000, as compared to the corresponding multiple for the transactions selected by Merrill Lynch of 12.5x. Merrill Lynch's analyses further indicated that the transaction value as a multiple of Summit's estimated earnings per share in 2000 would be 13.3x as of September 29, 2000 and 13.8x as of September 25, 2000. Merrill Lynch's analyses also indicated that the transaction value as a multiple of Summit's estimated earnings per share in 2001 would be 12.2x as of September 29, 2000 and 12.7x as of September 25, 2000, as compared to the corresponding multiple for the transactions selected by Merrill Lynch of 11.7x. The analysis also indicated that the per share transaction value as a multiple of Summit's stated book value would be 2.4x as of September 29, 2000 and 2.5x as of September 25, 2000, as compared to the corresponding multiple for the transactions selected by Merrill Lynch of 1.8x. Merrill Lynch's analyses further indicated that the per share transaction value as a multiple of Summit's stated tangible book value would be 2.9x as of September 29, 2000 and 3.0x as of September 25, 2000, as compared to the corresponding multiple for the transactions selected by Merrill Lynch of 2.1x. For the transactions selected by Merrill Lynch, the comparable data used was taken as of the announcement date of those transactions.

    HISTORICAL TRADING RANGE ANALYSIS. Based on an exchange ratio of 1.02 and the per share closing price of FleetBoston common stock of $39.00 on September 29, 2000 (the last trading day preceding the October 1, 2000 board meeting), and of $40.56 on September 25, 2000 (the date of the Summit board meeting immediately preceding the October 1, 2000 board meeting), Merrill Lynch also reviewed the historical trading price of FleetBoston common stock for different periods during the thirty-day period prior to September 29, 2000 to determine the implied per share offer value of the transaction to Summit shareholders and the implied premium to the price of Summit common stock for such periods. The following table indicates the implied per share offer value of the transaction to Summit shareholders and the implied premium to the price of Summit common stock for the periods listed.

                                               IMPLIED VALUE TO   IMPLIED PREMIUM TO
                                                    SUMMIT           SUMMIT PRICE
                                               ----------------   ------------------
FleetBoston Closing Price: September 29,
  2000.......................................       $39.78                16%
FleetBoston Closing Price: September 25,
  2000.......................................        41.37                49
Five-day trading average.....................        40.07                24
Ten-day trading average......................        40.42                34
Twenty-day trading average...................        41.74                41
Thirty-day trading average...................        41.69                45

    DISCOUNTED DIVIDEND ANALYSIS--SUMMIT. Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of Summit common stock assuming Summit continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that Summit could generate through December 31, 2005, and
(2) the present value of the "terminal value" of Summit common stock.

    In calculating a terminal value of Summit common stock, Merrill Lynch applied multiples of 7.0x, 8.0x and 9.0x to year 2006 forecasted cash earnings. The dividend stream and terminal value were then discounted back to September 30, 2000 using discount rates of 13.0%, 14.0% and 15.0%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with Summit's risk characteristics.

    In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2000 and 2001 of $3.00 and $3.25, respectively. For periods after 2000, earnings per share were assumed to increase at First Call's estimated annual long-term earnings growth rate of 9.0%. Merrill Lynch also assumed an annual asset growth rate of 5.0%, and further assumed that earnings in excess of those necessary to maintain Summit's tangible common equity ratio at 6.18% (the tangible common equity ratio of Summit at June 30, 2000) could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the stand-alone present value of the Summit common stock ranged from $26.21 to $33.42 per share.

    DISCOUNTED DIVIDEND ANALYSIS--FLEETBOSTON. Merrill Lynch also performed a discounted dividend analysis to estimate a range of present values per share of FleetBoston common stock assuming FleetBoston continued to operate as a stand-alone entity. As was the analysis performed with regard to Summit, this range was determined by adding (1) the present value of the estimated future dividend stream that FleetBoston could generate through December 31, 2005, and
(2) the present value of the "terminal value" of FleetBoston common stock.

    In calculating a terminal value of FleetBoston common stock, Merrill Lynch applied multiples of 9.0x, 10.0x and 11.0x to year 2006 forecasted cash earnings. The dividend stream and terminal value were then discounted back to September 30, 2000 using discount rates of 13.0%, 14.0% and 15.0%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with FleetBoston's risk characteristics.

    In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2000 and 2001 of $3.39 and $3.73, respectively. For periods after 2001, earnings were assumed to increase at First Call's estimated annual long-term earnings growth rate of 11.0%. Merrill Lynch also assumed an annual asset growth rate of 5.0%, and further assumed that earnings in excess of those necessary to maintain FleetBoston's tangible common equity ratio at 6.19% (the tangible common equity ratio of FleetBoston at June 30, 2000) could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the stand-alone present value of the FleetBoston common stock ranged from $38.90 to $48.47 per share.

    PRO FORMA DISCOUNTED DIVIDEND ANALYSIS. Merrill Lynch also performed a pro forma discounted dividend analysis to estimate a range of present values per share of Summit common stock and FleetBoston common stock based on the pro forma combined company. This range was determined by using the same valuation methodology applied in the preceding six paragraphs in terms of calculating the terminal value of the combined company and the discount rates applicable to that value. Merrill Lynch also made the same assumptions as set forth in the preceding six paragraphs, except that: (1) earnings estimates for pro forma FleetBoston are based on First Call's Combined Estimates increased at 11.0% after 2001; (2) cost savings are assumed to equal $150 million pre-tax in 2001 and $300 million pre-tax in 2002, with cost savings increasing at 11.0% annually thereafter; (3) earnings in excess of those necessary to maintain pro forma FleetBoston's tangible common equity ratio at 6.19% (the tangible common equity ratio of FleetBoston at June 30, 2000) could be paid out to shareholders as dividends; and (4) in calculating a terminal value of pro forma Summit common stock and FleetBoston common stock, Merrill Lynch applied a multiple of 9.0x, 10.0x and 11.0x to year 2006 forecasted cash earnings.


    Based on the above assumptions, the present value of pro forma FleetBoston common stock ranged from $41.73 to $51.63 per share. Merrill Lynch then applied the 1.02 exchange ratio to the pro forma discounted dividend values arrived at per share of pro forma FleetBoston common stock to determine a range of present values per share of Summit common stock, and determined that the present value of the Summit common stock under this analysis, based on the exchange ratio, ranged from $42.57 to $52.67 per share.


    The analyses set forth in each of the preceding eight paragraphs do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to Summit and FleetBoston referred to in these paragraphs were based on several factors, including Merrill Lynch's knowledge of each of Summit and FleetBoston and the industry in which they operate, the business risk of each company and the overall interest rate environment as of October 1, 2000. The asset growth rates applied for Summit and FleetBoston took into consideration several factors, including the historical asset growth of each of Summit and FleetBoston as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    PEER GROUP STOCK TRADING MULTIPLE ANALYSIS--SUMMIT. Merrill Lynch compared selected operating and stock market results of Summit to the publicly available corresponding data for the following companies that Merrill Lynch determined were comparable to Summit, which are regional banks with market capitalizations of between $3 billion and $11 billion, excluding West Coast banks:

- BB&T Corporation                     - SouthTrust Banks, Inc.

- KeyCorp                              - Huntington Bancshares Incorporated

- Comerica Incorporated                - Union Planters Corporation

- AmSouth Bancorporation               - Old Kent Financial Corporation

- Regions Financial Corporation        - M&T Bank Corporation

    The following table compares selected financial data of Summit with corresponding mean data for the companies selected by Merrill Lynch, which data is based on financial data at or for the three months ended June 30, 2000, earnings estimates from First Call as of October 1, 2000, and market prices as of September 29, 2000 (the last trading day preceding the October 1, 2000 board meeting) and September 25, 2000 (the date of the Summit board meeting immediately preceding the October 1, 2000 board meeting). The calculations of price-to-2000 and price-to-2001 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-2000 and price-to-2001 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                                                                                        FIRST CALL
                                   PRICE/      PRICE/      PRICE/      PRICE/                 PRICE/    PROJECTED
                                    2000        2001        2000        2001       PRICE/     STATED    FIVE-YEAR    2000 PRICE
                                  ESTIMATED   ESTIMATED   ESTIMATED   ESTIMATED    STATED    TANGIBLE      EPS        EARNINGS
                                    GAAP        GAAP        CASH        CASH        BOOK       BOOK       GROWTH       GROWTH
                                     EPS         EPS         EPS         EPS       VALUE      VALUE        RATE        RATIO
                                  ---------   ---------   ---------   ---------   --------   --------   ----------   ----------
As of September 29, 2000

Merrill Lynch Selected
  Company Average...............    11.19x      10.18x      10.21x       9.35x      2.02x      2.57x       10.0%       114.1%
Summit..........................    11.46       10.58       10.66        9.89       2.04       2.52         9.0        117.5

As of September 25, 2000

Merrill Lynch Selected
  Company Average...............    11.10x      10.10x      10.13x       9.28x      2.01x      2.56x       10.0%       113.5%
Summit..........................     9.25        8.54        8.60        7.99       1.64       2.04         9.0         94.9

    PEER GROUP STOCK TRADING MULTIPLE ANALYSIS--FLEETBOSTON. Merrill Lynch also compared selected operating and stock market results of FleetBoston to the publicly available corresponding data for the following companies that Merrill Lynch determined were comparable to FleetBoston, which are regional banks with market capitalizations greater than $11 billion:

- Bank of America Corporation         - The PNC Financial Services Group, Inc.

- Wells Fargo & Company               - U.S. Bancorp

- Bank One Corporation                - SunTrust Banks, Inc.

- First Union Corporation             - National City Bancorporation

- Fifth Third Bancorp                 - Wachovia Corporation

- Firstar Corporation

    The following table compares selected financial data of FleetBoston with corresponding mean data for the companies selected by Merrill Lynch, which data is based on financial data at or for the three months ended June 30, 2000, earnings estimates from First Call as of October 1, 2000, and market prices as of September 29, 2000 (the last trading day preceding the October 1, 2000 Summit board meeting) and September 25, 2000 (the date of the Summit board meeting immediately preceding the October 1, 2000 board meeting). The calculations of price-to-2000 and price-to-2001 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-2000 and price-to-2001 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                                                                                     FIRST CALL
                                PRICE/      PRICE/      PRICE/      PRICE/                 PRICE/    PROJECTED
                                 2000        2001        2000        2001       PRICE/     STATED    FIVE-YEAR    2000 PRICE
                               ESTIMATED   ESTIMATED   ESTIMATED   ESTIMATED    STATED    TANGIBLE      EPS        EARNINGS
                                 GAAP        GAAP        CASH        CASH        BOOK       BOOK       GROWTH       GROWTH
                                  EPS         EPS         EPS         EPS       VALUE      VALUE        RATE        RATIO
                               ---------   ---------   ---------   ---------   --------   --------   ----------   ----------
As of September 29, 2000

Merrill Lynch Selected
  Company Average............    14.71x      13.02x      13.70x      12.19x      2.86x      3.91x       11.0%        132.8%
FleetBoston..................    11.50       10.46       10.35        9.49       2.40       3.20        11.0         104.6

As of September 25, 2000

Merrill Lynch Selected
  Company Average............    14.18x      12.56x      13.20x      11.75x      2.76x      3.78x       11.0%        128.2%
FleetBoston..................    11.97       10.87       10.77        9.88       2.50       3.33        11.0         108.8

    No company or transaction used in the comparable company analyses described above is identical to Summit, FleetBoston, the pro forma combined company, or the merger, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analyses (such as determining the average or median) are not of themselves meaningful methods of using comparable transaction data or comparable company data.

    IMPUTED VALUATION ANALYSIS. Merrill Lynch also analyzed certain multiples achieved in selected domestic merger transactions in the banking industry that have occurred since December 31, 1999 and that were valued at greater than $1 billion and that are referenced above to determine the imputed per share value of Summit common stock based on the comparable multiples achieved in those transactions. The following table sets forth the imputed per share value of Summit common stock, based upon selected multiples achieved in the selected transactions.

                                                                                                 PRICE/
                                                        PRICE/      PRICE/LAST      PRICE/      ONE WEEK
                                           PRICE/      TANGIBLE    TWELVE MONTHS   FORWARD       PRIOR
                                         BOOK VALUE   BOOK VALUE        EPS          EPS      MARKET PRICE
                                         ----------   ----------   -------------   --------   ------------
Merrill Lynch Selected
  Transaction Average..................      1.84x        2.11x         12.53x       11.65x        1.30x
Imputed Summit
  Value Per Share......................    $31.12       $28.76         $32.82       $37.87       $36.00


    PRO FORMA FINANCIAL IMPACT. The following table sets forth Merrill Lynch's analyses of the pro forma per share financial impact of the merger, based upon an exchange ratio of 1.02, on (1) Summit's and FleetBoston's GAAP earnings per share as projected by First Call for each of 2001 and 2002, (2) FleetBoston's book value per share, (3) FleetBoston's tangible book value per share, and
(4) Summit's dividend payments. The analyses with regard to Summit's and FleetBoston's GAAP earnings per share for 2001 and 2002 was based on consensus First Call earnings and earnings growth rate estimates and estimated pre-tax cost savings of $150 million in 2001 and $300 million in 2002. The analyses for FleetBoston's book value per share and tangible book value per share includes the impact of an estimated merger- and restructuring-related charge of $450 million pre-tax.



                                               2001        2002                   PRO FORMA
                                             ESTIMATED   ESTIMATED   PRO FORMA     TANGIBLE
                                               GAAP        GAAP      BOOK VALUE   BOOK VALUE   DIVIDEND
                                                EPS         EPS      PER SHARE    PER SHARE    PAYMENTS
                                             ---------   ---------   ----------   ----------   --------
Summit.....................................    16.6%       20.8%          --          --        (11.2)%
FleetBoston................................    (.04)        1.3         (0.5)%       0.3%          --


    The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, and the timing, amount and costs associated with achieving cost savings, if any, as well as other factors.

    Summit retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


    In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Summit and its affiliates and FleetBoston and its affiliates for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. During 1999 and 2000, Merrill Lynch has provided to Summit and FleetBoston financial advisory, investment banking and other services unrelated to the proposed merger, and has received
approximately $      million and $      million from Summit and FleetBoston,
respectively, as compensation for those services. Merrill Lynch may provide these types of services to the combined company in the future and receive fees for those services.



    Pursuant to a letter agreement between Summit and Merrill Lynch, dated as of September 25, 2000, Summit agreed to pay Merrill Lynch for financial advisory services rendered through the closing of the merger (1) a fee of $5 million that was paid upon the execution of the merger agreement, and (2) a fee of $23 million payable in cash upon the closing of the merger. Summit also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch, and to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.


CHANGING THE METHOD OF EFFECTING THE COMBINATION

    FleetBoston may at any time change the method of effecting the combination of FleetBoston and Summit, including a change to provide for the merger of a wholly-owned subsidiary of FleetBoston with and into Summit. However, no change may (a) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Summit as provided for in the merger agreement,
(b) adversely affect the tax treatment of Summit shareholders as a result of receiving the merger consideration or (c) materially impede or delay completion of the transactions contemplated by the merger agreement.

CONVERSION OF STOCK

    At the effective time of the merger, each share of Summit common stock outstanding, other than the shares described in the following sentence, will be converted into the right to receive 1.02 shares of FleetBoston common stock. Shares of Summit common stock held by FleetBoston or Summit will be cancelled and will not be converted into the right to receive FleetBoston common stock, except for shares held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties or in respect of a debt previously contracted.

    BECAUSE THE NUMBER OF SHARES OF FLEETBOSTON COMMON STOCK YOU WILL RECEIVE IN THE MERGER IS FIXED, THE VALUE OF THE CONSIDERATION YOU WILL RECEIVE IN THE MERGER WILL FLUCTUATE AS THE PRICE OF FLEETBOSTON COMMON CHANGES.


    If the outstanding shares of Summit common stock or FleetBoston common stock are changed in number or kind prior to the effective time of the merger due to a change in capitalization such as a stock split, stock dividend, recapitalization or similar event, an appropriate and proportionate adjustment will be made to the 1.02 exchange ratio.


TREATMENT OF OPTIONS


    At the effective time of the merger, each stock option granted by Summit to purchase shares of Summit common stock which is outstanding and unexercised immediately prior to the effective time will cease to represent a right to acquire shares of Summit common stock and instead will be converted automatically into a stock option to purchase common stock of FleetBoston. FleetBoston will assume the Summit stock plans. In each case, the number of shares of FleetBoston common stock subject to the converted stock option will be equal to the product of the number of shares of Summit common stock subject to the Summit stock option and the 1.02 exchange ratio, rounded to the nearest whole share. The exercise price per share of FleetBoston common stock subject to the new FleetBoston stock option will be equal to the exercise price per share of Summit common stock under the Summit stock option divided by the exchange ratio, rounded to the nearest whole cent. The duration and other terms of the converted stock options will be the same as the prior Summit stock option. In any event, stock options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by the Internal Revenue Code.


EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    At or prior to the effective time of the merger, FleetBoston will deposit, or cause to be deposited, with a subsidiary of FleetBoston, or another bank or trust company reasonably acceptable to both FleetBoston and Summit, certificates representing the shares of FleetBoston common stock and cash in lieu of any fractional shares to be issued pursuant to the merger agreement, in exchange for outstanding shares of Summit common stock. That subsidiary or other bank or trust company will act as the exchange agent for the benefit of the holders of certificates of Summit common stock.

    As soon as practicable after the effective time, the exchange agent will mail to each Summit shareholder a form of transmittal letter. This transmittal letter will contain instructions with respect to the surrender of certificates representing Summit common stock.

    PLEASE DO NOT SEND US ANY STOCK CERTIFICATES NOW -- WE WILL SEND YOU WRITTEN INSTRUCTIONS ON HOW TO SURRENDER YOUR SUMMIT STOCK CERTIFICATES FOR NEW FLEETBOSTON STOCK CERTIFICATES AFTER WE COMPLETE THE MERGER.

    Until you surrender your Summit stock certificates for exchange after the effective time, dividends and other distributions declared after the effective time with respect to FleetBoston common stock into which your shares have been converted will accrue but will not be paid until you have surrendered your certificates. Once you surrender your certificates, FleetBoston will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Summit of shares of Summit common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Summit common stock are presented after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of FleetBoston common stock.

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
    No fractional shares of FleetBoston common stock will be issued to any holder of Summit common stock upon completion of the merger. For each fractional share that would otherwise be issued, FleetBoston will pay cash in an amount equal to the fraction of a share of FleetBoston common stock to which the holder would otherwise be entitled to receive multiplied by the average of the closing-sale prices of FleetBoston common stock on the New York Stock Exchange Composite Transactions Tape as reported by THE WALL STREET JOURNAL for the five trading days immediately preceding the date of the effective time. No interest will be paid or accrued on cash payable in lieu of fractional shares.

    None of FleetBoston, Summit, the exchange agent or any other person will be liable to any former holder of Summit common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for Summit common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and the posting of a bond in an amount necessary as indemnity against any claim made against FleetBoston with respect to that certificate.

    For a description of FleetBoston common stock and a description of the differences between the rights of the holders of Summit common stock, on the one hand, and the holders of FleetBoston common stock, on the other hand, see "Description of FleetBoston Capital Stock" and "Comparison of Shareholders' Rights."

EFFECTIVE TIME


    The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Secretary of State of the State of Rhode Island and the certificate of merger that will be filed with the Secretary of State of the State of New Jersey on the closing date of the merger. The closing date will occur on a date to be specified by the parties. Subject to applicable law, this date will be no later than five business days after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement. FleetBoston and Summit each anticipate that the merger will be completed in March 2001. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. See "--Regulatory Approvals Required for the Merger" and "--Conditions to Consummation of the Merger."


REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary reciprocal representations and warranties of FleetBoston and Summit, as to, among other things,

    - their corporate organization and existence and that of their subsidiaries;

    - their capitalization and that of their subsidiaries;

    - their corporate power and authority;

    - the compliance of the merger agreement with (1) their articles and by-laws, (2) applicable law and (3) certain material agreements;

    - governmental and third-party approvals;

    - the timely filing of required regulatory reports;

    - their financial statements and filings with the Securities and Exchange Commission (which we refer to in this document as the "SEC");

    - their brokers' fees;

    - the absence of certain changes in their businesses since December 31, 1999;

    - the absence of material legal proceedings and injunctions;

    - the filing and accuracy of their tax returns;

    - the availability and accuracy of their reports and filings with the SEC;

    - their compliance with applicable law;

    - their agreements with regulatory agencies;

    - their use of interest rate risk management instruments, such as swaps and options;

    - the absence of undisclosed liabilities;

    - the absence of environmental liabilities;

    - the qualification of the merger as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and for pooling of interests accounting treatment; and

    - the accuracy of information provided for inclusion in documents filed with regulatory agencies.

    In addition, the merger agreement contains further customary representations and warranties of Summit, as to, among other things,

    - its employee benefit plans and related matters;

    - the validity of, and the absence of material defaults under, certain contracts;

    - its intellectual property;


    - the inapplicability to the merger of New Jersey anti-takeover laws and the Rights Agreement, dated as of June 16, 1999, between Summit and First Chicago Trust Company of New York, as rights agent; and


    - its receipt of an opinion from its financial advisor.

CONDUCT OF BUSINESS OF SUMMIT PENDING THE MERGER AND OTHER AGREEMENTS

    Prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or the stock option agreement, Summit has agreed to, and to cause its subsidiaries to:

    - conduct its business in the ordinary course;

    - use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and to retain the services of its key officers and key employees; and

    - take no action that would adversely affect or delay the ability of the parties to obtain any required regulatory approvals, to perform the covenants and agreements under the merger agreement or stock option agreement, or to consummate the transactions contemplated by the merger agreement or stock option agreement.

    In addition, FleetBoston and Summit have agreed to:

    - use their reasonable best efforts to have the registration statement, of which this proxy statement-prospectus forms a part, declared effective as promptly as practicable under the Securities Act of 1933;

    - cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of permits, consents, approvals and authorizations of those governmental entities;

    - upon request, furnish each other with all information concerning themselves and their subsidiaries, directors, officers and shareholders and any other matters as may be necessary or advisable in connection with the merger;

    - upon reasonable notice and subject to applicable laws, provide each other access to all of their properties, books, contracts, commitments and records and furnish information concerning their businesses, properties and personnel, subject to the restrictions and for the purposes set forth in the merger agreement; and

    - use their reasonable best efforts to take all necessary actions to comply promptly with all legal requirements that may be imposed on a party or its subsidiaries to consummate the merger, and to obtain any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained in connection with the merger.

    FleetBoston and Summit have also agreed that until December 31, 2001, the benefits to be provided to employees of Summit and its subsidiaries as of the effective time (which we refer to in this document as "COVERED EMPLOYEES") will be substantially the same benefits provided by Summit or its subsidiaries, as the case may be, to these employees as of October 1, 2000. From and after December 31, 2001, the benefits to be provided to these employees will be the benefits provided to similarly situated employees of FleetBoston.

    FleetBoston will, from and after the effective time, (1) comply with the Summit benefit plans, (2) provide covered employees credit for the most recent period of uninterrupted service with Summit or its subsidiaries prior to the effective time under the employee benefits plans of FleetBoston or its subsidiaries, other than FleetBoston's cash balance pension plan, (3) cause all pre-existing condition limitations and eligibility waiting periods under group health plans of FleetBoston to be waived with respect to covered employees who become participants in these group health plans, and (4) assume all contracts and agreements with employees of Summit entered into prior to October 1, 2000. In addition, from and after the effective time, FleetBoston will honor all vacation and paid time off of covered employees accrued as of the effective time, in accordance with Summit policy as in effect on October 1, 2000.

    From and after the effective time, a covered employee who is terminated during the period commencing on the effective time and ending on the 12-month anniversary of the effective time will be entitled to receive the greater of
(1) the severance payments and benefits under the applicable Summit severance plan or policy as in effect on October 1, 2000 and (2) the severance payments and benefits under the applicable FleetBoston severance plan or policy as in effect on the date of termination of the employee. FleetBoston may amend, modify or terminate any FleetBoston benefit plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    FleetBoston and Summit have also reached certain agreements with respect to directors' and officers' indemnification and insurance, and with respect to dividends. See "--Interests of Certain Persons in the Merger."

    Assuming that Summit delivers to FleetBoston the Section 16 information described below in a timely fashion, FleetBoston also has agreed to adopt a resolution providing that the receipt by Summit insiders of FleetBoston common stock in exchange for Summit common stock and of options to acquire FleetBoston common stock upon conversion of options to acquire Summit common stock is intended to be exempt from liability pursuant to
Section 16(b) under the Securities and Exchange Act of 1934.

    "SECTION 16 INFORMATION" means accurate information regarding the Summit insiders, the number of shares of Summit common stock held by each Summit insider and expected to be exchanged for FleetBoston common stock in the merger, and the number and description of the options to acquire Summit common stock held by each Summit insider and expected to be converted into options to acquire FleetBoston common stock in connection with the merger.

    "SUMMIT INSIDERS" means those officers and directors of Summit who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 information.

    Furthermore, prior to the effective time, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, Summit has agreed that, without the consent of FleetBoston, it and its subsidiaries will not, among other things:

    INDEBTEDNESS

    - other than in the ordinary course of business consistent with past practice,

       -- incur any indebtedness for borrowed money, other than the refinancing of short-term indebtedness and inter-company indebtedness,

       -- assume, guarantee or otherwise become responsible for the obligations of any other individual or entity, or

       --  make any loan or advance;

    DIVIDENDS AND STOCK REPURCHASES

    - make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for:

       -- regular quarterly cash dividends at a rate not in excess of $.35 per share of Summit common stock,

       -- dividends paid by any of its subsidiaries to Summit or any of its wholly-owned subsidiaries, and

       -- the acceptance of shares of Summit common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements;

    CAPITAL STOCK

    - adjust, split, combine or reclassify any capital stock;

    - grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock other than:


       -- pursuant to the Rights Agreement, dated as of June 16, 1999, between Summit and First Chicago Trust Company of New York, as rights agent (which we refer to in this document as the "SUMMIT RIGHTS AGREEMENT") or any renewal or replacement of that agreement, and

       -- grants to newly hired employees of Summit, other than officers who will be Summit insiders, made in the ordinary course of business consistent with past practice under the Summit stock plans;

    - issue any additional shares of capital stock, except:

       -- pursuant to the exercise of stock options outstanding as of October 1, 2000 or issued to newly hired employees of Summit in compliance with the preceding bullet point,

       --  pursuant to the stock option agreement, or


       -- pursuant to the Summit rights agreement or any renewal or replacement of that agreement;


    COMPENSATION


    - increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director other than for increases in the ordinary course of business consistent with past practice, increases agreed to with FleetBoston and increases required by applicable law or existing agreements;


    - pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law;

    - pay any bonus other than customary year-end bonuses for fiscal year 2000;

    - become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the ordinary course of business consistent with past practice or as required by applicable law;

    - except as required under any existing plan, grant or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation;

    DISPOSITIONS AND ACQUISITIONS

    - sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case other than in the ordinary course of business consistent with past practice or as required by applicable law;

    - except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

    CONTRACTS


    - except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any Summit contract, or make any change in any instrument or agreement governing the terms of any of its securities or material leases or contracts, other than normal renewals of contracts and leases without material adverse changes of terms;

    ACQUISITION PROPOSALS

    - solicit or encourage from any third party, enter into any negotiations, discussions or agreements in respect of, authorize any individual, corporation or other entity to take any of the prohibited actions or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or significant portion of its business or assets, the acquisition of 15% or more of its voting securities, or the merger, consolidation or similar business combination transaction involving it or any of its subsidiaries with any corporation or other entity; provided that Summit may take those actions if the Summit board of directors determines, in good faith after consultation with outside legal counsel, that failure to take those actions would be inconsistent with its fiduciary duties under applicable law;

    SETTLING CLAIMS

    - settle any claim, action or proceeding requiring Summit or any of its subsidiaries to pay any monetary damages in excess of $500,000 or subjecting Summit or any of its subsidiaries to any restrictions on its current or future business or operations;

    ADVERSE ACTIONS

    - knowingly take, or fail to take, any action that is reasonably likely to jeopardize the treatment of the merger as a pooling of interests for accounting purposes or prevent or impede the merger from qualifying as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

    - take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, in any of the conditions to the merger set forth in the merger agreement not being satisfied, or in violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

    AMENDMENTS TO GOVERNING DOCUMENTS

    - except as required under the merger agreement, amend its certificate of incorporation or its by-laws, amend or redeem the rights issued under the Summit rights agreement, or otherwise take any action to exempt any person or entity (other than FleetBoston or its subsidiaries) or any action taken by that person or entity from the Summit rights agreement or any state anti-takeover law or similar restrictive provisions of Summit's organizational documents, or terminate, amend or waive any provisions of any third-party confidentiality or standstill agreements;

    INVESTMENT PORTFOLIO

    - other than in prior consultation with FleetBoston, restructure or materially change its investment securities portfolio or its gap position through purchases, sales or otherwise;

    - other than in prior consultation with FleetBoston, materially change the manner in which the portfolio is classified or reported;

    ACCOUNTING

    - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

    TAX

    - file or amend any tax return other than in the ordinary course of business, make or change any material tax election, settle or compromise any material tax liability or, except as required by applicable law, change any method of accounting for tax purposes;

    APPROVAL

    - take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the merger; or

    OTHER AGREEMENTS

    - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of these prohibited actions.

CONDUCT OF BUSINESS OF FLEETBOSTON PENDING THE MERGER

    Prior to the effective time, except as expressly contemplated or permitted by the merger agreement, FleetBoston has agreed that, without the consent of Summit, it and its subsidiaries will not:

    AMENDMENTS TO GOVERNING DOCUMENTS

    - amend its articles of incorporation or by-laws in a manner that would adversely affect the economic benefits of the merger to Summit shareholders;

    ADVERSE ACTIONS

    - knowingly take, or fail to take, any action that is reasonably likely to jeopardize the treatment of the merger as a pooling of interests for accounting purposes or prevent or impede the merger from qualifying as a transaction of a type that is generally tax-free for U.S. federal income tax purposes (provided that FleetBoston is not limited in its ability to exercise its rights under the stock option agreement);

    - take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, in any of the conditions to the merger set forth in the merger agreement not being satisfied, or in violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

    APPROVAL

    - take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the merger; or

    OTHER AGREEMENTS

    - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of these prohibited actions.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

    - approval of the merger agreement by Summit shareholders;

    - authorization for listing on the New York Stock Exchange of the shares of FleetBoston common stock that are to be issued to Summit shareholders upon completion of the merger;

    - receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

    - effectiveness of the registration statement, of which this proxy statement-prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

    - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal completion of the merger or the merger of Summit's bank subsidiaries with Fleet National Bank;

    - receipt by FleetBoston and Summit of the opinions of their respective tax counsel, Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to FleetBoston and Summit, as the case may be, dated as of the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

    - receipt on the closing date of the merger by each of FleetBoston and Summit of a letter from their respective independent accountants, PricewaterhouseCoopers LLP and KPMG LLP, addressed to FleetBoston or Summit, as the case may be, that the merger will qualify for pooling of interests accounting treatment;

    - the representations and warranties of the other party will be true and correct in all material respects as of October 1, 2000 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date. For purposes of this condition, those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company; and

    - each party will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

    We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before October 1, 2001, either FleetBoston or Summit may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    FleetBoston and Summit have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Board of Governors of the Federal Reserve System (which we refer to in this document as the "FEDERAL RESERVE

BOARD") and various state regulatory authorities. The merger cannot proceed in the absence of those required regulatory approvals.

    FleetBoston and Summit are not aware of any material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions.


    We cannot assure you that we will obtain the required regulatory approvals, or, if we obtain them, when we will do so or whether there will be any litigation challenging those approvals. We likewise cannot assure you that the U.S. Department of Justice (which we refer to in this document as the "DEPARTMENT OF JUSTICE") or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.



    FEDERAL RESERVE BOARD. The merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956 (we refer to in this document as the "BANK HOLDING COMPANY ACT"). FleetBoston has filed the required application and notification with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the parties may not complete the merger until 30 days after that approval. During that time, the Department of Justice may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no fewer than 15 days.


    The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) results in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of these factors, the parties anticipate that the Federal Reserve Board will consider the regulatory status of FleetBoston and Summit, current and projected economic conditions in the areas of the United States where FleetBoston and Summit operate, and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 (which we refer to in this document as "FDICIA") and the regulations promulgated under FDICIA.


    Under the Community Reinvestment Act of 1977, the Federal Reserve Board must take into account the record of performance of each of FleetBoston and Summit in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company and its subsidiaries. Each of FleetBoston's and Summit's subsidiary depository institutions has either an outstanding or satisfactory Community Reinvestment Act rating with the appropriate federal regulator.



    The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency (which we refer to in this document as the "OCC"). The OCC has 30 days to submit its views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the OCC within that 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by

FleetBoston for approval of the merger, and authorize the Federal Reserve Board to hold a public meeting in connection with the application if the Federal Reserve Board determines that a meeting would be appropriate. Any meeting or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.



    As noted above, the merger may not be completed until 30 days after Federal Reserve Board approval, during which time the Department of Justice may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no fewer than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently from the Federal Reserve Board, and, thus, it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. Failure of the Department of Justice to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.


    In addition, FleetBoston's right to exercise the Summit stock option under the stock option agreement is also subject to the prior approval of the Federal Reserve Board to the extent that the exercise of the option would result in FleetBoston owning more than 5% of the outstanding shares of Summit common stock. In considering whether to approve FleetBoston's right to exercise its option, including its right to purchase more than 5% of the outstanding shares of Summit common stock, the Federal Reserve Board would generally apply the same statutory criteria it will apply to its consideration of the merger.


    HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT. As a result of the acquisition of Summit, FleetBoston will also acquire Summit's non-banking subsidiaries. The acquisition of these entities will require prior notice to the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to in this document as the "HART-SCOTT-RODINO ACT"), and the rules of the Federal Trade Commission under the Hart-Scott-Rodino Act, and the expiration of the 30-day statutory waiting period under the Hart-Scott-Rodino Act. However, prior to the expiration of that period, the Federal Trade Commission could extend the period by requesting additional information or documentary material relevant to the merger. In addition, at any time prior to or after completion of the merger, the Federal Trade Commission or the Department of Justice could take action under the federal antitrust laws, including seeking to enjoin the merger or seeking conditions to the merger. Similarly, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or to impose conditions on the merger. FleetBoston and Summit made the required filing on December 15, 2000, and the 30-day statutory period will expire on January 14, 2001.



    STATE REGULATORY AUTHORITIES. The parties have filed applications and notifications with various state financial institution regulatory and insurance authorities in connection with acquisitions or changes in control of subsidiaries of Summit that may be deemed to result from the completion of the merger. In addition, the state attorneys general in the various states in which FleetBoston and Summit have bank subsidiaries may review the merger. These authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the merger under the circumstances and based upon the criteria set forth in applicable state laws and regulations.


    APPROVAL REQUIRED FOR MERGER OF SUBSIDIARY BANKS. The parties intend to merge Summit's subsidiary banks into Fleet National Bank on the closing date essentially simultaneously with the merger of Summit into FleetBoston. The merger of the Summit bank subsidiaries into Fleet National Bank is subject to the prior approval of the OCC. The OCC will review the bank-level merger in accordance with statutory criteria that are substantially the same as those considered by the Federal

Reserve Board in its review of the parent-level merger, except that the OCC will not conduct an independent antitrust analysis of the bank-level merger. The parties have filed the required application with the OCC for approval of the bank-level merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to Summit shareholders who hold Summit common stock as a capital asset, that is, generally for investment. The summary is based on the Internal Revenue Code, Treasury regulations issued under the Internal Revenue Code, and administrative rulings and court decisions in effect as of the date of this proxy statement-prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to Summit shareholders subject to special treatment under U.S. federal income tax law. Summit shareholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Summit common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Summit common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction." In addition, no information is provided in this document with respect to the tax consequences of the merger under applicable foreign, state or local laws.

    SUMMIT SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U. S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GENERAL. In connection with the filing of the Registration Statement, Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP have delivered to FleetBoston and Summit, respectively, opinions, dated the date of this proxy statement-prospectus, addressing the U.S. federal income tax consequences of the merger. The material aspects of those opinions are as set forth below. Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP have rendered their opinions on the basis of facts, representations and assumptions set forth or referred to in their opinions that are consistent with the state of facts expected to exist at the effective time. In rendering their opinions, Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP required and relied upon factual representations contained in certificates of officers of FleetBoston and Summit. The opinions are that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that is, it will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes. Accordingly:

    - neither FleetBoston nor Summit will recognize any gain or loss as a result of the merger;

    - Summit shareholders who exchange all of their Summit common stock solely for FleetBoston common stock pursuant to the merger will recognize no gain or loss, except with respect to cash received in lieu of a fractional share interest in FleetBoston common stock;

    - the aggregate tax basis of the shares of FleetBoston common stock received by Summit shareholders, including fractional shares deemed received and redeemed as described below, will equal the aggregate tax basis of the shares of Summit common stock surrendered in exchange for that FleetBoston common stock;

    - the holding period of a share of FleetBoston common stock received in the merger, including a fractional share deemed received and redeemed as described below, will include the holder's holding period in the Summit common stock surrendered in exchange for that FleetBoston common stock; and

    - cash received by a Summit shareholder in lieu of a fractional share interest in FleetBoston common stock will be treated as received in redemption of that fractional share interest, and a Summit shareholder will recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Summit common stock allocable to that fractional share interest, if the deemed redemption meaningfully reduces the Summit shareholder's interest in FleetBoston, taking into account the constructive ownership rules of the Internal Revenue Code. This capital gain or loss will be a long-term capital gain or loss if the holding period for that share of Summit common stock is greater than one year at the effective time. A common shareholder that owns an extremely small percentage of the stock of Summit, exercises no control over the affairs of FleetBoston or Summit, and who does not actually or constructively own any shares of FleetBoston stock other than those received in the merger, will be treated as experiencing a meaningful reduction in interest.

    The obligations of FleetBoston and Summit to consummate the merger are conditioned upon the receipt of further opinions of their respective counsel, Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to FleetBoston and Summit, as the case may be, dated as of the closing date, that, on the basis of facts, representations and assumptions set forth in each opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that is, it will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes. In rendering those opinions, counsel may require and rely upon representations contained in certificates of officers of FleetBoston and Summit, reasonably satisfactory in form and substance to counsel. None of the tax opinions to be delivered to the parties in connection with the merger as described in this document is binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in those opinions or that a court will not sustain such challenge.

ACCOUNTING TREATMENT

    FleetBoston and Summit anticipate that the merger will be accounted for as a pooling of interests under GAAP. Under this method of accounting, FleetBoston shareholders and Summit shareholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of Summit common stock for shares of FleetBoston common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of each of FleetBoston and Summit, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income, rather than as adjustments to the combined company balance sheet.

    It is a condition to completion of the merger that each of FleetBoston and Summit receive on the closing date of the merger an opinion from its respective independent accountants, PricewaterhouseCoopers LLP and KPMG LLP, that the merger will be accounted for as a pooling of interests. See "--Conditions to Consummation of the Merger."

    The parties have prepared the unaudited pro forma financial information contained in this proxy statement-prospectus using the pooling of interests accounting method to account for the merger. See "Unaudited Comparative and Pro Forma Per Share Data" and "Unaudited Pro Forma Condensed Combined Selected Financial Data of FleetBoston and Summit."

TERMINATION OF THE MERGER AGREEMENT

    The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the holders of Summit common stock:

    - by written agreement of FleetBoston and Summit, with board of directors approval;

    - by the board of directors of either party, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and that denial has become final and non-appealable, or any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the completion of the transactions contemplated by the merger agreement;

    - by either FleetBoston or Summit if the approval of Summit shareholders required for the completion of the merger has not been obtained;

    - by the board of directors of either party, if the merger is not completed on or before October 1, 2001, unless the failure of the closing to occur by this date is due to the default of the party seeking to terminate the merger agreement; and

    - by the board of directors of either party, so long as the terminating party is not then in breach of the merger agreement, if:

       -- there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the non-terminating party;

       -- the breach, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "--Conditions to Consummation of the Merger;" and

       -- the breach is not cured within 45 days following written notice to the party committing the breach or cannot by virtue of its nature or timing be cured prior to the closing date.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    EXTENSION AND WAIVER. At any time prior to the effective time, FleetBoston and Summit, by action taken or authorized by their respective boards of directors, may, if legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the merger agreement by the shareholders of Summit, there may not be, without further approval of those shareholders, any extension or waiver of the merger agreement or any portion of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the Summit shareholders under the merger agreement, other than as contemplated by the merger agreement.

    AMENDMENT. Subject to compliance with applicable law and the ability of the parties to change the method of effecting the combination of FleetBoston and Summit, FleetBoston and Summit may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the merger agreement by Summit shareholders. However, after any approval of the merger agreement by Summit shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the Summit shareholders, other than as contemplated by the merger agreement.

STOCK EXCHANGE LISTING

    FleetBoston has agreed to cause the shares of FleetBoston common stock to be issued in the merger to be approved for listing on the New York Stock Exchange. It is a condition to the completion of the merger that the New York Stock Exchange authorize those shares for listing, subject to official notice of issuance.

EXPENSES

    The merger agreement provides that each of FleetBoston and Summit will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. However, FleetBoston and Summit will divide equally the costs and expenses of printing and mailing this proxy statement-prospectus, and all filing and other fees paid to the SEC in connection with the merger.

DIVIDENDS

    The merger agreement provides that, after October 1, 2000, FleetBoston and Summit will coordinate the declaration of dividends in respect of FleetBoston common stock and Summit common stock and the record dates and payment dates relating to those dividends. It is the intent of the parties that Summit shareholders will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Summit common stock and any shares of FleetBoston common stock they receive in the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Summit's executive officers and its board of directors have interests in the merger that are in addition to their interests as Summit shareholders generally. These interests arise as a result of:

    - existing employment, termination and severance agreements and plans with Summit;

    - new employment agreements entered into with FleetBoston that will become effective upon completion of the merger;

    - Summit's stock based compensation and incentive plans and awards made under those plans;

    - Summit's retirement plan for outside directors;

    - FleetBoston's agreement to continue Summit's existing director and officer indemnification and insurance arrangements; and

    - FleetBoston's agreement to appoint Mr. Semrod and Mr. Dunphy to serve as members of the FleetBoston board of directors following completion of the merger.

    The Summit board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

    EMPLOYMENT AGREEMENTS WITH FLEETBOSTON. Each of T. Joseph Semrod, Chairman of the Board, President and Chief Executive Officer of Summit and John G. Collins, Vice Chairman of the Board of Summit, have entered into agreements relating to their employment with FleetBoston after the effective time. The employment agreements for these executives will supersede certain existing severance agreements in effect between Summit and each of these executives. Pursuant to the employment agreements, for a two-year period beginning at the effective time, Mr. Semrod will serve on

FleetBoston's board of directors and will be employed as Vice Chairman of FleetBoston and Chairman of FleetBoston's New Jersey operations, and
Mr. Collins will be employed as President of FleetBoston's New Jersey operations.


    The employment agreements provide that upon completion of the merger both Messrs. Semrod and Collins will receive all payments due under their respective termination agreements entered into between each of the executives and Summit dated October 15, 1997 and under Summit's Executive Severance Plan (described below). However, the payments to each executive pursuant to his termination agreement will be reduced by payments to which the executive is entitled under Summit's Executive Severance Plan. The cash severance payments due to Messrs. Semrod and Collins upon completion of the merger are estimated to be approximately $6,094,000 and $2,886,000, respectively. In addition, they will be entitled to the other benefits described under "--Termination Agreements" and "--Executive Severance Plan" below.



    During the two-year employment term, Mr. Semrod will be paid an annual base salary of not less than $900,000 and an annual bonus of not less than $1,600,000, and Mr. Collins will be paid an annual base salary of not less than $600,000 and an annual bonus of not less than $900,000. Under the employment agreements, Messrs. Semrod and Collins will be granted, respectively, at the effective time 200,000 and 125,000 shares of restricted stock of FleetBoston. The restrictions with respect to the restricted shares will lapse on the second anniversary of the effective time. In addition, Messrs. Semrod and Collins will be granted at the effective time an option to purchase, respectively, 300,000 and 200,000 shares of common stock of FleetBoston, in each case, at an exercise price per share equal to the fair market value per share of the common stock of FleetBoston on the date of grant. The shares subject to each option grant will become exercisable upon the second anniversary of the effective time. If
Mr. Semrod's or Mr. Collins' employment is terminated by FleetBoston for "cause" or if Mr. Semrod or Mr. Collins terminates his employment with FleetBoston without "good reason," as those terms are defined in their employment agreements, the unvested options and restricted shares will be forfeited. If the termination of employment is for any other reason, all options will vest and all restrictions on restricted shares will lapse. Once vested, the options granted to Messrs. Semrod and Collins will remain exercisable for ten years from the date of grant, whether or not the executive remains employed by FleetBoston.


    In addition, Messrs. Semrod and Collins will be entitled to participate in all savings and retirement plans of FleetBoston on a basis no less favorable than provided to similarly situated senior executives of FleetBoston.
Messrs. Semrod and Collins and their eligible dependents will also be entitled to participate in all applicable welfare benefit plans subject to the same terms, conditions, cost-sharing requirements and the like as similarly situated senior executives of FleetBoston and Messrs. Semrod and Collins will each be entitled to receive fringe benefits on a basis no less favorable than provided to similarly situated senior executive officers of FleetBoston.


    Messrs. Semrod and Collins and their respective spouses will be entitled to medical benefits for the remainder of their respective lives on a basis no less favorable than the medical benefits provided to them immediately prior to the date of termination of their employment. Upon termination of employment, Messrs. Semrod and Collins will also be entitled to annual aggregate defined benefit retirement incomes of $1.5 million and $750,000, respectively, calculated on a single life annuity basis. These aggregate defined benefit retirement incomes are inclusive of and not in addition to other defined benefit retirement incomes payable by Summit or any successor.


    The employment agreements of Messrs. Semrod and Collins further provide that if the executive's employment is terminated during the employment term by FleetBoston other than for cause, or by the executive for good reason or by reason of the executive's death or disability, the executive will be entitled to, among other things:

    - any unpaid portion of any severance payments owed to the executive as more fully described above;

    - any portion of the executive's base salary and bonus through the second anniversary of the agreement that is unpaid;

    - all compensation and benefits payable to the executive under the terms of FleetBoston's compensation and benefits plans; and

    - the lapse of restrictions on all existing restricted shares and the acceleration of exercisability of all shares subject to stock options previously granted.

    If either Mr. Semrod or Mr. Collins voluntarily terminates employment for other than good reason during the employment term, Mr. Semrod or Mr. Collins' employment terminates for any reason after the employment term, or Mr. Semrod or Mr. Collins' employment is terminated by FleetBoston for cause, the executive will be entitled to receive any portion of the annual base salary through the date of termination that has been earned but not paid and all compensation and benefits payable to the executive under the terms of FleetBoston's compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

    If any payments received under the employment agreements are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, each agreement provides for an additional payment to the executive to restore him to the same after-tax position which he would have been in if the excise tax had not been imposed. However, in the event that the amount to which the executive is entitled would not result in an excise tax under Section 4999 if the amount to which the executive is entitled were reduced by $50,000 or less, the amount to which the executive is entitled will be reduced by the amount required to eliminate any excise tax.

    TERMINATION AGREEMENTS. Sixteen executive officers of Summit have termination agreements with Summit which provide for the payment of benefits after a termination of employment for "good reason" or without "cause," as those terms are defined under those agreements, during the three-year period following a change in control of Summit within the meaning of those agreements. Under the termination agreements, "good reason" includes a termination of employment by the executive officer for any reason, other than disability or normal retirement, during the 30-day period following the first anniversary of the closing of the merger. The execution of the merger agreement on October 1, 2000 constituted a change in control for purposes of the termination agreements. The termination agreements provide that following a covered termination of employment the executive is entitled to receive, subject to offset of any comparable amounts or benefits under the Executive Severance Plan and to the executive's execution of a release:

    - a lump-sum cash payment equal to three times base salary and three times the executive's bonus amount;

    - service credit under Summit's retirement plans for the lesser of
      (1) 120 months and (2) the number of months until the executive's normal retirement date; and

    - continuation of all welfare benefits for a period that is the lesser of
      (1) 36 months after the date of termination and (2) the period until the executive's normal retirement date.


    In addition, if any payments received under the agreements are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, each agreement provides for an additional payment to the executive to restore the executive to the same after-tax position which the executive would have had if the excise tax not been imposed. However, in the event that the amount to which the executive is entitled would not result in an excise tax under Section 4999 if the amount to which the executive is entitled were reduced by $50,000 or less, the amount to which the executive is entitled will be reduced by the amount required to eliminate any excise tax. The cash severance payments which would be payable upon termination to those 16 executive officers of Summit, other than Messrs. Semrod and Collins, are estimated to be approximately
$25.5 million. This amount is calculated on the assumption that the employment of each executive officer with FleetBoston is terminated immediately after the effective time without cause. In addition, those officers would be entitled to the other benefits described in the previous paragraph and under "--Executive Severance Plan" below, including pension credits estimated to be approximately $6,500,000 in the aggregate.



    EXECUTIVE SEVERANCE PLAN. Upon a termination of any of the sixteen executives' employment for "good reason" (as defined in the plan) or without "cause" (as defined in the plan), subject to the executive's execution of a release, the executive will be entitled to, among other things:


    - a lump-sum cash payment equal to two times the executive's base salary and two times the executive's annual bonus;

    - any awards granted but not yet paid to the executive under Summit's Incentive Bonus Plan;

    - unpaid amounts for any accrued vacation or other paid time off;

    - the aggregate amount of matching contributions that Summit would have been required to contribute to its 401(k) plan assuming the executive had contributed the maximum amount allowable by law for 24 months following the date of termination;

    - 24 months' service credit under all retirement plans in which the executive participates;

    - continuation of all welfare benefits for a period of 24 months after the date of termination or the normal retirement date, if earlier;

    - continued perquisites for 12 months; and

    - outplacement services.


    OTHER SEVERANCE ARRANGEMENTS. Four of the executive officers of Summit, none of whom have termination agreements with Summit, may be entitled to severance benefits under the enhanced separation pay plan described on page 32 under "--Conduct of Business of Summit Pending the Merger and Other Agreements" and other arrangements. These severance payments are estimated to be approximately $1.5 million for those officers.


    STOCK-BASED RIGHTS. Under Summit's 1993 Incentive Stock and Option Plan and 1999 Non-Executive Option Plan, all options to purchase Summit common stock held by employees of Summit, including all of its executive officers, that were not previously exercisable became exercisable upon execution of the merger agreement on October 1, 2000, in accordance with the terms of the stock option grants. In addition, at that time, all restrictions governing the transfer and ownership of incentive stock and performance stock previously awarded to employees of Summit, including its executive officers, lapsed, causing those shares to vest in accordance with the terms of the awards. The following table sets forth, for each of the named executive officers of Summit, and for all of the executive officers of Summit as a group:


    - the number of shares of Summit common stock subject to stock options that became exercisable as a result of the execution of the merger agreement;


    - the weighted average exercise price per share of Summit common stock subject to these stock options;

    - the number of shares of Summit common stock subject to incentive stock awards that vested as a result of the execution of the merger agreement; and

    - the number of shares of Summit common stock subject to performance stock awards that vested as a result of the execution of the merger agreement.


                              SHARES SUBJECT       WEIGHTED          SHARES OF          SHARES OF
                              TO ACCELERATED   AVERAGE EXERCISE   INCENTIVE STOCK   PERFORMANCE STOCK
                                OPTIONS(1)          PRICE         ACCELERATED(2)     ACCELERATED(3)
                              --------------   ----------------   ---------------   -----------------
Semrod......................     190,750           $26.5938            69,570            10,375
Collins.....................      65,000           $26.5938            31,720             4,475
Mackoul.....................      40,000           $26.5938            12,545             2,500
Lynch.......................      40,000           $26.5938             1,840             2,500
Executive Officers as a
  Group (20 persons)........     605,550           $26.5938           198,338            43,125


------------------------

(1) All of the option grants reflected in this table were originally scheduled to vest on February 16, 2001.

(2) Incentive stock awards, which have accelerated, typically consisted of a portion (generally one-fifth of the total award) which was transferred without restriction to the participant immediately upon being awarded and a remaining portion (generally four-fifths of the total award) which contained restrictions on transferability which lapse in annual increments, generally over the four years following the award, provided the executive remained in the employ of Summit during that time.

(3) Performance stock awards, which have accelerated, under Summit's 1993 Incentive Stock and Option plan were made subject to the attainment of performance goals for the year during which the award was made. Upon the attainment of the performance goals, the performance stock became fully vested as to one-fifth of the award. The remaining four-fifths of the award became subject to restrictions on transferability which were originally scheduled to lapse in four equal annual installments.

    None of Summit's non-employee directors holds any stock options that became exercisable as a result of entering into the merger agreement or otherwise as a result of the merger, or any incentive stock awards or performance stock awards.

    Upon completion of the merger, each Summit stock option that is outstanding immediately prior to the time of the merger will automatically convert into an option to purchase a number of shares of FleetBoston common stock equal to the number of shares of Summit common stock subject to the option multiplied by 1.02, the exchange ratio. The exercise price per share of FleetBoston common stock subject to the converted option will be equal to the current exercise price per share of Summit common stock divided by the exchange ratio. Performance and incentive stock will be converted into the right to receive shares of FleetBoston common stock on the same basis as all other shares of Summit common stock.

    It is anticipated that FleetBoston will make grants of stock options and other awards to employees of Summit, including some of the current executive officers of Summit, who become employees of FleetBoston after the merger. FleetBoston is expected to make the grants promptly after completion of the merger on a basis consistent with elements of both the Summit and FleetBoston stock plans. FleetBoston has not determined the specific recipients of awards or the size of the awards as of the date of this proxy statement-prospectus.

    RETIREMENT PLAN FOR OUTSIDE DIRECTORS. A retirement plan for individuals who are outside directors of Summit provides that upon the completion of the merger, each director then sitting on the Summit board of directors will become entitled to receive annually, for ten years or twice the number of years served as a director, whichever is less, payments equal to the higher of (1) the director's annual retainer at the time of the merger, or (2) the highest annual retainer in effect at any time during the two-year period immediately preceding the completion of the merger, commencing on the latest to occur of (a) the termination of the director's board service, (b) attainment of age 65 or (c) any date designated by the director prior to the completion of the merger.


    DIRECTOR COMPENSATION. As a non-employee director of FleetBoston, Mr. Dunphy will be entitled to an annual retainer of $50,000 and an additional payment of $1,500 for each board meeting he attends and an additional payment of $1,000 for each telephonic board meeting in which he participates. Mr. Dunphy will also participate in the FleetBoston Director Deferred Compensation and Stock Unit Plan as a result of which he will receive an annual award of stock units equal to 60% of the annual retainer (currently $30,000). The stock units will be payable in shares of FleetBoston common stock following Mr. Dunphy's termination of service as a director.


    INDEMNIFICATION; DIRECTORS AND OFFICERS LIABILITY INSURANCE. The merger agreement provides that in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of Summit or any of its subsidiaries is, or is threatened to be, made a party based in whole or in part on, or pertaining to, the fact that the person was a director, officer or employee of Summit or any of its subsidiaries, or the merger agreement, the stock option agreement or the transactions contemplated by these agreements, FleetBoston will, subject to the conditions set forth in the merger agreement, indemnify that person to the fullest extent permitted by law against any liability or expense incurred in connection with any of these claims or proceedings. The merger agreement further provides that FleetBoston will, subject to the conditions set forth in the merger agreement, use its reasonable best efforts to cause the persons serving as officers and directors of Summit immediately prior to the merger to be covered for a period of at least six years following the effective time by Summit's directors' and officers' liability insurance policy, or any equivalent substitute for that policy.

GRANTOR TRUST


    Summit has established a grantor trust for the purpose of holding cash and other property for the payment of benefits under certain unfunded benefit plans of Summit and severance and termination agreements with Summit executives. The plans and agreements covered by the grantor trust include the Summit executive severance plan and termination agreements described above, as well as certain retirement plans in which the executive officers of Summit participate. Summit has funded the grantor trust with $60 million, as permitted by the merger agreement.


SUMMIT STOCK OPTION AGREEMENT

    GENERAL. Simultaneously with the execution of the merger agreement, Summit and FleetBoston entered into a stock option agreement pursuant to which Summit granted FleetBoston an irrevocable option to purchase from Summit a number of shares of Summit common stock equal to up to 19.9% of the issued and outstanding Summit common stock, without giving effect to shares issued or issuable under the option, subject to certain adjustments. The exercise price of the Summit option is $34.00 per share, subject to certain adjustments. Entering into the stock option agreement was a condition to FleetBoston's willingness to enter into the merger agreement, and, accordingly, the Summit board of directors approved the issuance of the stock option to induce FleetBoston to enter into the merger agreement.

    The stock option agreement increases the likelihood that the merger will be completed in accordance with the terms of the merger agreement and compensates FleetBoston if the merger is not completed. The existence of the Summit stock option could significantly increase the cost to a potential acquiror of acquiring Summit. In addition, the exercise or repurchase of the Summit stock option is likely to prohibit another acquiror from accounting for an acquisition of Summit using the "pooling of interests" accounting method for a period of two years following the exercise or repurchase. Consequently, aspects of the stock option agreement may discourage persons who might be interested in acquiring all of or a significant interest in Summit from considering or proposing an acquisition, even if these persons were prepared to offer to pay consideration with a higher current market price than the shares of FleetBoston common stock to be received under the merger agreement.

    Some rights and obligations of FleetBoston and Summit under the stock option agreement are subject to receipt of required regulatory approvals. For example, FleetBoston must obtain the approval of the Federal Reserve Board to acquire more than 5% of the outstanding shares of Summit common stock. Accordingly, FleetBoston has included in its applications with the Federal Reserve Board a request for approval of the right of FleetBoston to exercise its rights under the stock option agreement, including its right to purchase more than 5% of the outstanding shares of Summit common stock.


    The option will become exercisable, subject to regulatory approval, only if both an initial triggering event and a subsequent triggering event occur. "Initial triggering event" and "subsequent triggering event" are defined below.


    An "INITIAL TRIGGERING EVENT" means the occurrence of any of the following:

    - Summit or any of its subsidiaries, without FleetBoston's prior written consent, enters into an agreement to engage in (1) a merger or consolidation, or any similar transaction involving Summit or any of its significant subsidiaries, (2) a purchase or other acquisition of beneficial ownership of all or substantially all of the assets or deposits of Summit or any of its significant subsidiaries, (3) a purchase or other acquisition of beneficial ownership of securities representing 15% or more of the voting power of Summit, or (4) any substantially similar transaction (we refer to these transactions in this document as "ACQUISITION TRANSACTIONS");

    - Summit or any of its significant subsidiaries, without FleetBoston's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an acquisition transaction;

    - the Summit board of directors fails to recommend that its shareholders approve the merger agreement with FleetBoston in anticipation of an acquisition transaction;

    - the Summit board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to FleetBoston, its recommendation that its shareholders approve the merger agreement in anticipation of engaging in an acquisition transaction;

    - a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of Summit common stock;

    - a third party makes a BONA FIDE proposal to Summit or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an acquisition transaction;

    - Summit breaches and does not cure within a specified time period any covenant or obligation in the merger agreement after an overture is made by a third party to engage in an acquisition transaction, and following that breach FleetBoston would be entitled to terminate the merger agreement; or

    - any third party, other than in connection with a transaction to which FleetBoston has given its prior written consent, files an application or notice with the Federal Reserve Board, or another U.S. federal or state bank regulatory authority, which has been accepted for processing, for approval to engage in an acquisition transaction.

    A "SUBSEQUENT TRIGGERING EVENT" means the occurrence of any of the following events:

    - any person acquires beneficial ownership of 25% or more of the then-outstanding shares of issuer common stock; or

    - the occurrence of an initial triggering event described above in the first bullet point of the definition of Initial Triggering Event, except that the percentage referred to in the definition of "acquisition transaction" is 25%.


    The option will not be exercisable unless both an initial triggering event and a subsequent triggering event occur prior to any of the following events:


    - the effective time of the merger;

    - termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by FleetBoston as a result of an uncured, volitional and material breach by Summit of any of its representations, warranties, covenants or agreements; or

    - the date that is 12 months after the termination of the merger agreement.

    As of the date of this proxy statement-prospectus, to the knowledge of FleetBoston and Summit, no initial triggering event or subsequent triggering event has occurred.


    REPURCHASE OF THE OPTION. The stock option agreement permits FleetBoston to require Summit to repurchase the option, and any shares purchased under the option, if either of the following two events occur during the period in which the option is exercisable or would be exercisable had if not been exercised:



    - the completion of an acquisition transaction or



    - the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding shares of Summit common stock.



    During the period in which the option is exercisable or would be exercisable had it not been exercised, any holder of the option may require Summit, or any successor to Summit, to repurchase the option at a price equal to the amount by which the "market/offer price" exceeds the exercise price, multiplied by the number of shares for which the option may then be exercised. In addition, within 90 days after the repurchase right arises, any holder of shares purchased under the option may require Summit, or any successor to Summit, to repurchase those shares at a price equal to the market/offer price multiplied by the number of option shares designated for repurchase.


    The term "MARKET/OFFER PRICE" means the highest of:

    - the price per share of Summit common stock at which a tender offer or exchange offer for the Summit common stock has been made;

    - the price per share of Summit common stock to be paid by any third party under an agreement with Summit;

    - the highest closing price for shares of Summit common stock within the six-month period immediately preceding the date of the repurchase request; or

    - in the event of a sale of all or a substantial portion of Summit's assets, the sum of the price paid in the sale for these assets and the net current market value of the remaining assets of Summit as determined by a nationally recognized investment banking firm divided by the number of shares of Summit common stock outstanding at the time of the sale.

    SUBSTITUTE OPTION. In some situations, the option will convert into an option to purchase the shares of a successor to Summit. These situations include Summit entering into any of the following types of agreements at any time prior to an exercise termination event:

    - an agreement to consolidate with or merge into any person, other than FleetBoston or one of its subsidiaries, unless Summit is the continuing or surviving corporation;

    - an agreement to permit any third party to merge into Summit where Summit is the continuing or surviving corporation and the then outstanding shares of Summit common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Summit common stock after the merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or

    - an agreement to sell or otherwise transfer all or substantially all of Summit's assets to any third party.

    If Summit enters into any of those agreements, then the applicable agreement must provide that, upon completion of the transaction, the Summit stock option will be converted into, or exchanged for, an option to purchase securities, at the election of the holder, of either the acquiring person or any person that controls the acquiring person on substantially the same terms as the Summit stock option.

    CASH SURRENDER VALUE. FleetBoston may, at any time during which Summit would be required to repurchase the option or any option shares, surrender the option (together with any option shares issued to and then owned by the holder of the option) to Summit in exchange for a cash payment equal to the surrender price, except that FleetBoston may not exercise this right if Summit has previously repurchased the option (or any portion of the option) or any option shares as described above. The surrender price is equal to $210 million plus, if applicable, the aggregate purchase price previously paid by FleetBoston with respect to any option shares, minus, if applicable, the excess of (1) the net cash, if any, received by FleetBoston in an arm's-length sale of option shares (or any other securities into which these Issuer Option Shares were converted or exchanged) to any party not affiliated with FleetBoston over (2) the purchase price paid by FleetBoston with respect to these option shares.

    MAXIMUM PROFIT LIMITATION. The stock option agreement limits FleetBoston's total profit to $350 million. Total profit means the aggregate pre-tax amount of the following:

    - the excess of (1) the net cash amounts or fair market value of any property received by FleetBoston pursuant to the sale of the option or the option shares to any unaffiliated party, other than any amount received by FleetBoston upon the repurchase of the option or the option shares, respectively, by Summit, after payment of applicable brokerage or sales commissions and discounts, over (2) FleetBoston's aggregate purchase price for those option shares;

    - all amounts received by FleetBoston upon the repurchase of the option or the option shares by Summit; and

    - all equivalent amounts with respect to the substitute option and substitute option shares.

    In addition, FleetBoston may not exercise the stock option for a number of shares as would, as of the date of exercise, result in a notional total profit of more than $350 million and, if exercise of the option would otherwise result in the notional total profit exceeding that amount, FleetBoston, in its discretion, may take any of several permitted steps so that the notional total profit will not restrict any subsequent exercise of the option which at that time complies with this limitation. As used in the stock option agreement, "NOTIONAL TOTAL PROFIT" means, with respect to any number of option shares, the total profit, determined as of the date of the proposed exercise assuming that the option was exercised on that date for that number of shares, and assuming that those shares, together with all other option shares held by FleetBoston and its affiliates as of that date, were sold for cash at the closing market price for the Summit common stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    ADJUSTMENT. The stock option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of Summit or certain other events or transactions.

RESTRICTIONS ON RESALES BY AFFILIATES

    Shares of FleetBoston common stock to be issued to Summit shareholders in the merger have been registered under the Securities Act of 1933. Shares of FleetBoston common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Summit. Any subsequent transfer of shares, however, by any person who is an affiliate of Summit at the time the merger is submitted for vote of the Summit shareholders will, under existing law, require either:

    - the further registration under the Securities Act of the shares of FleetBoston common stock to be transferred;

    - compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

    - the availability of another exemption from registration.

    An "AFFILIATE" of Summit is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Summit. These restrictions are expected to apply to the directors and executive officers of Summit and the holders of 10% or more of the Summit common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those person have a 10% or greater beneficial or equity interest. FleetBoston will give stop transfer instructions to the transfer agent with respect to the shares of FleetBoston common stock to be received by persons subject to these restrictions, and the certificates for their shares will bear appropriate legends.

    SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if those affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    Each of Summit and FleetBoston has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of that party for purposes of qualifying the merger for pooling of interests accounting treatment, and Summit has agreed to use its reasonable best efforts to cause each person who is an affiliate of it for purposes of Rule 145 under the Securities Act, to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the merger as a pooling of interests.

    FleetBoston has agreed in the merger agreement to use its reasonable best efforts to publish as promptly as reasonably practicable, but in no event later than 90 days after the end of the first month after the effective time in which there are at least 30 days of post-merger combined operations, combined revenue and net income figures as contemplated by Accounting Series Release No. 135, the SEC's release addressing pooling of interests transactions.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

MANAGEMENT

    Pursuant to the merger agreement, Mr. Semrod and Mr. Dunphy will be appointed to the FleetBoston board of directors, where they will serve in the class of FleetBoston directors with terms expiring at FleetBoston's 2004 annual meeting of shareholders. In addition, Mr. Semrod and Mr. Collins will become employees of FleetBoston as described above under "The Merger--Interests of Certain Persons in the Merger."

OPERATIONS


    While there can be no assurance as to the achievement of business and financial goals, FleetBoston and Summit currently expect to achieve approximately $275 million in annual pre-tax cost savings as a result of the merger, with 60% to be realized by the end of 2001 and 100% to be realized by the end of 2002. FleetBoston and Summit also expect that the combined company will incur an after-tax charge to earnings of approximately $250 million upon completion of the merger or shortly thereafter. This charge will be primarily composed of the following:



    - personnel-related costs, including costs related to employee severance and outplacement services for separated employees;



    - costs related to information technology and operations, including contract cancellation penalties resulting from duplicate or incompatible systems and losses incurred from the write-off of computer hardware and software held for disposition; and



    - transaction costs, consisting primarily of investment banker fees, legal and accounting expenses and costs of required regulatory filings.



This charge will result from a merger and integration plan which we anticipate will be finalized in the first quarter of 2001. We also expect to recognize approximately $60 million of after-tax charges to earnings in subsequent periods related to the costs of integrating our two companies. These costs will be expensed as incurred. We anticipate that we will reposition the combined company's balance sheet subsequent to completion of the merger, by disposing of approximately $15 billion of low margin assets, primarily investment securities and residential mortgage loans, at an after-tax loss of approximately
$175 million. These statements constitute "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995, and actual results, which are dependent on a number of factors, many of which are beyond the control of FleetBoston and Summit, may differ materially. See "Forward-Looking Statements."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

FLEETBOSTON

    FleetBoston common stock is listed on the New York Stock Exchange and traded under the symbol "FBF." The following table sets forth, for the periods indicated, the high and low sales prices per share of FleetBoston common stock on the New York Stock Exchange and cash dividends declared per share of FleetBoston common stock. The cash dividend and stock price information has been adjusted to reflect FleetBoston's two-for-one stock split paid on October 7, 1998.


                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              -------------------   DIVIDENDS
                                                                HIGH       LOW      DECLARED
                                                              --------   --------   ---------
1998
  First Quarter.............................................  $42.875    $34.188      $.245
  Second Quarter............................................   45.375     38.563       .245
  Third Quarter.............................................   44.625     32.531       .245
  Fourth Quarter............................................   45.250     30.000       .270
1999
  First Quarter.............................................   46.813     37.375       .270
  Second Quarter............................................   45.250     36.688       .270
  Third Quarter.............................................   45.000     34.938       .270
  Fourth Quarter............................................   44.063     33.250       .300
2000
  First Quarter.............................................   37.938     25.125       .300
  Second Quarter............................................   42.500     32.750       .300
  Third Quarter.............................................   43.750     34.250       .300
  Fourth Quarter............................................   39.625     31.750       .330
2001
  First Quarter (through January   , 2001)..................


    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of FleetBoston and its subsidiaries, applicable government regulations and other factors deemed relevant by the FleetBoston board of directors. As described under "Regulation and Supervision--Dividend Restrictions," various U.S. state and federal laws limit the ability of affiliated banks to pay dividends to FleetBoston. See "The Merger--Conduct of Business Pending the Merger and Other Agreements."

SUMMIT

    Summit common stock is listed on the New York Stock Exchange and traded under the symbol "SUB." The following table sets forth, for the periods indicated, the high and low sales prices per share of Summit common stock on the New York Stock Exchange, and cash dividends declared per share of Summit common stock.


                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              -------------------   DIVIDENDS
                                                                HIGH       LOW      DECLARED
                                                              --------   --------   ---------
1998
  First Quarter.............................................  $53.875    $45.875      $.270
  Second Quarter............................................   53.500     44.750       .300
  Third Quarter.............................................   49.438     32.750       .300
  Fourth Quarter............................................   45.000     30.750       .300
1999
  First Quarter.............................................   44.500     37.125       .300
  Second Quarter............................................   44.000     37.375       .330
  Third Quarter.............................................   42.563     30.625       .330
  Fourth Quarter............................................   35.500     28.500       .330
2000
  First Quarter.............................................   30.750     22.125       .330
  Second Quarter............................................   31.000     24.438       .350
  Third Quarter.............................................   34.938     24.188       .350
  Fourth Quarter............................................   39.938     31.500       .350
2001
  First Quarter (through January   , 2001)..................


    The timing and amount of any dividends paid prior to the completion of the merger will depend upon earnings, cash requirements, the financial condition of Summit and its subsidiaries, applicable government regulations and other factors deemed relevant by the Summit board of directors. In addition, the merger agreement contains limitations on the ability of Summit to pay dividends. See "The Merger--Conduct of Business Pending the Merger and Other Agreements."

                         INFORMATION ABOUT FLEETBOSTON


    FleetBoston is a diversified financial services company organized under the laws of Rhode Island and registered under the Bank Holding Company Act. FleetBoston offers a comprehensive array of financial solutions to approximately 20 million customers in more than 20 countries. Its key businesses include small business services, credit card services, asset management, private banking, consumer banking, retail securities brokerage, consumer lending, student loan and other processing services, community development banking, mortgage banking, global markets and foreign exchange, middle market lending, international banking, debt capital markets, global financial services, commercial finance, industry banking, investment banking, principal investing and securities specialist services.


    On October 1, 1999, FleetBoston completed its merger with BankBoston. In connection with obtaining regulatory approvals for the merger, the Federal Reserve Board and the United States Department of Justice required that FleetBoston agree to divest approximately $13 billion of deposits and $9 billion of loans from the combined company, which is expected to result in an annualized reduction of net income of approximately $160 million. As of the date of this document, substantially all of the divestitures have been completed.

    At September 30, 2000, FleetBoston's consolidated total assets were
$179.1 billion, its consolidated total deposits were $98.9 billion and its consolidated total shareholders' equity was $15.6 billion. Based on total assets at September 30, 2000, FleetBoston was the eighth largest financial holding company in the United States.

    The principal office of FleetBoston is located at 100 Federal Street, Boston, Massachusetts 02110, telephone number (617) 434-2200.

                            INFORMATION ABOUT SUMMIT

GENERAL


    Summit is a bank holding company registered under the Bank Holding Company Act and incorporated in New Jersey. Summit's bank subsidiaries engage in the general banking business in Connecticut, New Jersey and Pennsylvania. Summit's non-banking subsidiaries engage primarily in securities brokerage, insurance brokerage, venture capital investment, commercial finance lending, lease financing, asset-based lending, letter of credit issuance, data processing and reinsuring credit life and disability insurance policies related to consumer loans. At September 30, 2000, Summit's consolidated total assets were $39.5 billion, its consolidated total deposits were $26.6 billion and its consolidated total shareholders' equity was $3.0 billion. Based on total assets at September 30, 2000, Summit was the largest bank holding company based in New Jersey and the twenty-fourth largest bank holding company in the United States.


    The principal office of Summit is located at 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066, telephone number (609) 987-3200.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Summit is incorporated by reference or set forth in Summit's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this proxy statement-prospectus by reference. Shareholders desiring copies of this document and other documents may contact Summit at its address or telephone number indicated under "Where You Can Find More Information."

                           REGULATION AND SUPERVISION

INTRODUCTION

    The following discussion sets forth the material elements of the regulatory framework applicable to financial and bank holding companies and their subsidiaries, and provides certain specific information relevant to FleetBoston. This regulatory framework primarily is intended for the protection of depositors and the deposit insurance funds that insure deposits of banks, and not for the protection of security holders.

    As discussed in more detail below, this regulatory framework, among other things, may restrict FleetBoston's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require FleetBoston to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of a deterioration in the financial condition of depository institutions in general.

    To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to FleetBoston or its subsidiaries may have a material effect on the business of FleetBoston.

    Additional information about the regulation and supervision of FleetBoston can be found in FleetBoston's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information."

REGULATORY AGENCIES


    FINANCIAL HOLDING COMPANY. FleetBoston elected to become a financial holding company on March 13, 2000. As such, FleetBoston is subject to regulation under the Bank Holding Company Act and to inspection, examination and supervision by the Federal Reserve Board.



    SUBSIDIARY BANKS. FleetBoston's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (which we refer to in this document as the "OCC") and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation. In connection with its international operations, FleetBoston is also subject to regulation by various foreign bank and securities regulatory agencies in those countries in which it does business. FleetBoston has one principal banking subsidiary, Fleet National Bank, a national banking association. Upon completion of the merger with Summit, FleetBoston will acquire Summit's bank subsidiaries, which include Summit Bank, a New Jersey chartered bank, Summit Bank, a Pennsylvania chartered bank, and Summit Bank, a Connecticut chartered bank. These banks are, and will be, subject to regulation by the FDIC and the Federal Reserve Board, as well as the banking department of the state in which they are chartered. FleetBoston intends to merge those banks into Fleet National Bank promptly following the Summit merger.


    NONBANK SUBSIDIARIES. Many of FleetBoston's and Summit's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. FleetBoston's brokerage subsidiaries and the brokerage subsidiaries of Summit that FleetBoston will acquire as a result of the merger are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. FleetBoston's insurance subsidiaries, and those insurance subsidiaries of Summit that FleetBoston will acquire as a result of the merger, are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of FleetBoston and Summit are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

    OTHER REQUIREMENTS AND REGULATIONS. FleetBoston and its subsidiaries are also affected by the fiscal and monetary policies of the U.S. federal government and the Federal Reserve Board, and by various other governmental requirements and regulations in the states and countries where FleetBoston and its subsidiaries operate.

FINANCIAL AND BANK HOLDING COMPANY ACTIVITIES

    "FINANCIAL IN NATURE" REQUIREMENT. As a bank holding company that has elected also to become a financial holding company, FleetBoston may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Activities that are "financial in nature" include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has determined to be closely related to banking. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities previously determined by the Federal Reserve Board to be closely related to banking.

    No Federal Reserve Board approval is required for FleetBoston to acquire a company, other than a bank holding company, bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before FleetBoston may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association. If any subsidiary bank of FleetBoston ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order FleetBoston to divest the subsidiary bank. Alternatively, FleetBoston may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of FleetBoston receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, FleetBoston will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

    AFFILIATE TRANSACTIONS. Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by FleetBoston and its non-bank subsidiaries from its affiliate insured depository institutions, and also limit various other transactions between FleetBoston and its non-bank subsidiaries, on the one hand, and its affiliate insured depository institutions, on the other. For example, Section 23A of the Federal Reserve Act limits to no more than 10% of its total capital the aggregate outstanding amount of any insured depository institution's loans and other "covered transactions" with any particular non-bank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any insured depository institution's covered transactions with all of its non-bank affiliates.
Section 23A of the Federal Reserve Act also generally requires that an insured depository institution's loans to its non-bank affiliates be secured, and
Section 23B of the Federal Reserve Act generally requires that an insured depository institution's transactions with its non-bank affiliates be on arms-length terms.

    INTERSTATE BANKING AND BRANCHING. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act (which we refer to in this document as "RIEGLE-NEAL"), subject to certain concentration limits and other requirements:

    - bank holding companies such as FleetBoston are permitted to acquire banks and bank holding companies located in any state;

    - any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company; and

    - banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing DE NOVO branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

    FleetBoston may from time to time use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries.


    CONTROL ACQUISITIONS. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FleetBoston, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.



    In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.


LIABILITY FOR BANK SUBSIDIARIES

    Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the PRO RATA assessment of shareholders of a national bank whose capital has become impaired. If a shareholder, such as FleetBoston, failed, within three months, to pay that assessment, the OCC could order the sale of the shareholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

    Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with:

    - the "default" of a commonly controlled FDIC-insured depository institution; or

    - any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution "in danger of default."

    "Default" generally is defined as the appointment of a conservator or receiver and "in danger of default" generally is defined as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

    All of FleetBoston's subsidiary banks, as well as those bank subsidiaries of Summit that will be acquired as a result of the merger, are FDIC-insured depositary institutions. If a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

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CAPITAL REQUIREMENTS

    FleetBoston is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the OCC, the OTS and the FDIC on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for low-level recourse and market risk equivalent assets. A depository institution's or holding company's capital, in turn, is divided into three tiers:

    - core (commonly referred to as "Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and a limited amount of cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets;

    - supplementary (commonly referred to as "Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and reserves for credit losses, subject to certain limitations, less certain required deductions; and

    - market risk (commonly referred to as "Tier 3") capital, which includes qualifying unsecured subordinated debt.

    FleetBoston, like other financial and bank holding companies, currently is required to maintain Tier 1 and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as unused lending commitments and standby letters of credit), respectively. At September 30, 2000, each of FleetBoston and Summit met both requirements, with FleetBoston's Tier 1 and total capital equal to 7.61% and 11.93% of its total risk-weighted assets, respectively, and Summit's Tier 1 and total capital equal to 9.08% and 10.51% of its total risk-weighted assets, respectively.

    The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital must be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.


    The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the bank holding company has the highest regulatory rating or meets certain other requirements, or of 4% if the bank holding company does not meet these requirements. At September 30, 2000, FleetBoston's leverage ratio was 7.90% and Summit's leverage ratio was 6.95%. Neither FleetBoston nor Summit was subject to any additional leverage ratio requirements as of that date.


    The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    Each of FleetBoston's bank subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable U.S. federal banking agency. FleetBoston's bank subsidiaries

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and Summit's bank subsidiaries were all in compliance with the applicable minimum capital requirements as of September 30, 2000.

    Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described under "--FDICIA."


    FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991 (which we refer to in this document as "FDICIA"), and the regulations promulgated under FDICIA, among other things, identifies five capital categories for insured depository institutions--well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized--and requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well-capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent bank holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.


    As of September 30, 2000, each of FleetBoston's and Summit's bank subsidiaries was well-capitalized based on the prompt corrective action ratios and guidelines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the OCC's, or the FDIC's, prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

DIVIDEND RESTRICTIONS

    Various U.S. federal and state statutory provisions limit the amount of dividends FleetBoston's bank subsidiaries can pay to FleetBoston without regulatory approval. Dividend payments by national banks are limited to the lesser of:

    - the level of undivided profits;

    - the amount in excess of which the bank ceases to be at least adequately capitalized; and

    - absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years.

    Likewise, the approval of the Federal Reserve Board is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System (which we refer to in this document as a "STATE MEMBER BANK") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

    At September 30, 2000, approximately $1.2 billion of the total shareholders' equity of the FleetBoston bank subsidiaries was available for payment of dividends to FleetBoston without approval by the applicable regulatory authority. Also, at September 30, 2000, $236.6 million of the total shareholders' equity of the Summit bank subsidiaries was available for payment of dividends to Summit without approval by the applicable regulatory authority.

    In addition, U.S. federal bank regulatory authorities have authority to prohibit FleetBoston's bank subsidiaries from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to

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constitute an unsafe or unsound practice. The ability of FleetBoston's bank subsidiaries to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

    The deposits of FleetBoston's bank subsidiaries, as well as those of Summit, are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (which we refer to in this document as the "BIF") and/or the Savings Association Insurance Fund (which we refer to in this document as the "SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank's capitalization and (2) supervisory evaluations provided to the FDIC by the institution's primary U.S. federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

    The annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

    The Deposit Insurance Funds Act provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation (which we refer to in this document as "FICO") funding. The FDIC has established the FICO assessment rates at $0.0202 per $100 annually for both BIF-assessable deposits and SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. As of June 30, 2000, FleetBoston's bank subsidiaries held approximately $87.2 billion and $3.4 billion, respectively, of BIF- and SAIF-assessable deposits and Summit's bank subsidiaries held approximately $20.9 billion and $5.6 billion, respectively, of BIF- and SAIF-assessable deposits.

DEPOSITOR PREFERENCE STATUTE

    In the "liquidation or other resolution" of an institution by any receiver, U.S. federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

    Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (1) is well capitalized, or (2) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well-capitalized from
(1) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (2) offering "pass through" deposit insurance on certain employee benefit plan accounts, unless it provides certain notice to affected depositors.

PRIVACY PROVISIONS OF GRAMM-LEACH-BLILEY ACT

    Under the Gramm-Leach-Bliley Act, federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations will require disclosure of privacy policies to consumers and, in some circumstances, will allow consumers to prevent disclosure of certain personal

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information to a nonaffiliated third party. Federal banking regulators issued final rules on May 10, 2000. The rules will become effective November 13, 2000, but compliance is optional until July 1, 2001. The privacy provisions of this Act will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. It is not possible at this time to assess the impact of the privacy provisions on FleetBoston's financial condition or results of operations.

FUTURE LEGISLATION

    Changes to the laws and regulations in the states and countries where FleetBoston, Summit and their respective subsidiaries do business can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. Neither FleetBoston nor Summit can accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon the financial condition or results of operations of FleetBoston or any of its subsidiaries after the merger.

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                    DESCRIPTION OF FLEETBOSTON CAPITAL STOCK

GENERAL

    The authorized capital stock of FleetBoston consists of 2 billion shares of FleetBoston common stock, and 16 million shares of FleetBoston preferred stock, issuable in one or more series from time to time by action of the FleetBoston board of directors.

    At September 30, 2000, 904,959,647 shares of FleetBoston common stock were outstanding. In addition, as of September 30, 2000, FleetBoston had outstanding four series of FleetBoston preferred stock as follows:

    - 765,010 shares of Series V 7.25% perpetual preferred stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding;

    - 600,000 shares of Series VI 6.75% perpetual preferred stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding;

    - 700,000 shares of Series VII fixed/adjustable rate cumulative preferred stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding; and

    - 200,000 shares of Series VIII fixed/adjustable rate noncumulative preferred stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding.

    In addition, the FleetBoston board of directors has established a series of 500,000 shares of cumulative participating junior preferred stock (Series 2000) issuable upon exercise of the FleetBoston rights described under "--Preferred Stock Purchase Rights," of which no shares are issued and outstanding. Each of these outstanding series and classes of FleetBoston preferred stock is described under "--Preferred Stock."


    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Rhode Island Business Corporation Act, the FleetBoston articles of incorporation and the FleetBoston by-laws.


FLEETBOSTON COMMON STOCK

    Holders of FleetBoston common stock are entitled to receive dividends when, as and if declared by the FleetBoston board of directors out of any funds legally available for dividends. Holders of FleetBoston common stock are also entitled, upon the liquidation of FleetBoston, and after claims of creditors and preferences of FleetBoston preferred stock, and any other class or series of FleetBoston preferred stock outstanding at the time of liquidation, to receive PRO RATA the net assets of FleetBoston. FleetBoston pays dividends on FleetBoston common stock only if it has paid or provided for all dividends on the outstanding series of FleetBoston preferred stock, and any other class or series of preferred stock at the time outstanding, for the then-current period and, in the case of any cumulative FleetBoston preferred stock, all prior periods.

    FleetBoston preferred stock has, or upon issuance will have, preference over FleetBoston common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of FleetBoston. FleetBoston preferred stock also has such other preferences as may be fixed by the FleetBoston board of directors.

    Holders of FleetBoston common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as the FleetBoston board of directors has provided, or may provide in the future, with respect to FleetBoston preferred stock or any other class or series of FleetBoston preferred stock that it may authorize in the future. See "--Preferred Stock." Shares of

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FleetBoston common stock are not redeemable, and have no subscription, conversion or preemptive rights.

    The affirmative vote of not less than 80% of FleetBoston's outstanding voting stock, voting separately as a class, is required for certain business combinations between FleetBoston and/or its subsidiaries and persons owning 10% or more of its voting stock. See "Selected Provisions in the Articles of FleetBoston--Business Combinations With Related Persons."

    FleetBoston common stock is listed on the New York Stock Exchange and the Boston Stock Exchange. The outstanding shares of FleetBoston common stock are, and the shares to be issued to holders of Summit common stock upon completion of the merger, will be validly issued, fully paid and non-assessable. The holders of FleetBoston common stock are not, and will not be, generally subject to any liability as shareholders; however if the FleetBoston board of directors approves, and FleetBoston makes, a dividend or other distribution when FleetBoston is insolvent, or that renders FleetBoston insolvent, and any of FleetBoston's directors is found liable for the distribution, then FleetBoston shareholders may be required to pay back the amount of the distribution made to them, or the portion of the distribution that caused FleetBoston to become insolvent.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for FleetBoston common stock is First Chicago Trust Company of New York, a division of EquiServe LP.

RESTRICTIONS ON OWNERSHIP


    The Bank Holding Company Act requires any "bank holding company," as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of FleetBoston common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of FleetBoston common stock under the Change in Bank Control Act. Any holder of 25% or more of FleetBoston common stock, or a holder of 5% or more if the holder otherwise exercises a "controlling influence" over FleetBoston, is subject to regulation as a bank holding company under the Bank Holding Company Act. See "Regulation and Supervision."


PREFERRED STOCK PURCHASE RIGHTS


    On August 16, 2000, the FleetBoston board of directors declared a dividend of one preferred stock purchase right (a "FLEETBOSTON RIGHT") for each share of FleetBoston common stock outstanding as of the close of business on November 21, 2000. Each FleetBoston right, when exercisable and prior to adjustment, will entitle the registered holder to purchase from FleetBoston one ten-thousandth of a share of junior preferred stock (Series 2000) at an exercise price of $175 per one ten-thousandth of a share of junior preferred stock, subject to certain adjustments. Until the earlier of the "distribution date" or the "expiration date" (each as defined in the FleetBoston rights agreement), FleetBoston will issue one FleetBoston right with each share of FleetBoston common stock.


    Initially, the rights will be attached to the FleetBoston common stock and will not be exercisable. In general, the rights would become exercisable and trade separately from the FleetBoston common stock (1) ten business days after any person or group acquires 10% or more of FleetBoston's outstanding common stock or (2) ten business days (subject to extension by the FleetBoston board of directors) after any person or group commences or announces an intention to commence a tender offer for 10% or more of the FleetBoston common stock.

    Subject to certain exceptions, if a person or group acquires 10% or more of the FleetBoston common stock, the rights held by the shareholders other than that person or group would become

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exercisable to purchase FleetBoston common stock having a market value of twice the exercise price of the rights. In addition, if FleetBoston is acquired in a merger or other business combination transaction after a person or group has acquired 10% or more of FleetBoston common stock, the rights held by shareholders other than that person or group would become exercisable to purchase the acquiring company's common stock having a market value of twice the exercise price of the rights.

    The FleetBoston rights will expire on November 22, 2010, or earlier if they are redeemed or exchanged.


    The FleetBoston rights have certain anti-takeover effects. The FleetBoston rights may cause substantial dilution to a person or group that attempts to acquire FleetBoston on terms not approved by the FleetBoston board of directors, except pursuant to an offer conditioned on a substantial number of FleetBoston rights being acquired. The FleetBoston rights should not interfere with any merger or other business combination approved by the FleetBoston board of directors prior to the time that there is an "acquiring person," as defined in the FleetBoston Rights Agreement, dated August 16, 2000, by and between FleetBoston and Equiserve, L.P., as rights agent.


PREFERRED STOCK

    GENERAL. FleetBoston may issue FleetBoston preferred stock in series, with those relative rights, preferences and limitations of each series as may be fixed by the FleetBoston board of directors.


    The following summary of the outstanding series of FleetBoston preferred stock does not purport to be complete, and is subject in all respects to the applicable provisions of the Rhode Island Business Corporation Act, the FleetBoston articles of incorporation and the FleetBoston by-laws.


    SERIES V 7.25% PERPETUAL PREFERRED STOCK. The holders of Series V preferred are entitled to receive dividends at the rate of 7.25% PER ANNUM, payable quarterly, before FleetBoston may declare or pay any dividend on its common stock or the junior preferred stock. The dividends on the Series V preferred are cumulative. FleetBoston may redeem the Series V preferred, in whole or in part, at FleetBoston's option, on and after April 15, 2001, at $250 per share, plus accrued and unpaid dividends, if any. However, so long as any shares of the Series V preferred are outstanding, FleetBoston may not redeem any shares of FleetBoston common stock or any other class of FleetBoston preferred stock ranking junior to or on a parity with the Series V preferred, unless FleetBoston has paid full cumulative dividends on all outstanding shares of the Series V preferred for all past dividend payment periods.

    If any dividends on the Series V preferred are in arrears, FleetBoston may not redeem any shares of the Series V preferred, unless FleetBoston simultaneously redeems all outstanding shares of the Series V preferred, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series V preferred.

    SERIES VI 6.75% PERPETUAL PREFERRED STOCK. The holders of Series VI preferred are entitled to receive dividends at the rate of 6.75% PER ANNUM, payable quarterly, before FleetBoston may declare or pay any dividend on its common stock or the junior preferred stock. The dividends on the Series VI preferred are cumulative. FleetBoston will increase the amount of dividends payable in respect of the Series VI preferred if the Internal Revenue Code is amended to reduce the dividends received deduction.

    FleetBoston may redeem the Series VI preferred, in whole or in part, at FleetBoston's option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. FleetBoston may also redeem the Series VI preferred prior to April 15, 2006, in whole, at FleetBoston's option, if the Internal Revenue Code is amended to reduce the dividends received deduction.

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    So long as any shares of the Series VI preferred are outstanding,
FleetBoston may not redeem any shares of FleetBoston common stock or any other class of FleetBoston preferred stock ranking junior to or on a parity with the Series VI preferred unless FleetBoston has paid full cumulative dividends on all outstanding shares of the Series VI preferred for all past dividend payment periods. Further, if any dividends on the Series VI preferred are in arrears, FleetBoston may not redeem any shares of the Series VI preferred unless FleetBoston simultaneously redeems all outstanding shares of the Series VI preferred, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VI preferred.

    SERIES VII FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK.  Through
April 1, 2006, the holders of the Series VII preferred are entitled to receive dividends at the rate of 6.60% PER ANNUM computed on the basis of the issue price of the Series VII preferred of $250 per share, payable quarterly, before FleetBoston may declare or pay any dividend upon its common stock or junior preferred stock. Thereafter, the dividend rate on the Series VII preferred will be a rate PER ANNUM equal to 0.50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as each term is defined in the Certificate of Designation establishing the Series VII preferred. The applicable rate PER ANNUM for any dividend period beginning on or after April 1, 2006 will not be less than 7.0% nor greater than 13.0%.

    The dividends on the Series VII preferred are cumulative. FleetBoston will increase the amount of dividends that will be payable in respect of the Series VII preferred if the Internal Revenue Code is amended to reduce the dividends received deduction.

    FleetBoston may redeem the Series VII preferred, in whole or in part, at FleetBoston's option, on and after April 1, 2006, at $250 per share, plus accrued and unpaid dividends, if any. FleetBoston may also redeem the Series VII preferred prior to April 1, 2006, in whole, at FleetBoston's option, if the Internal Revenue Code is amended to reduce the dividends received deduction.

    So long as any shares of the Series VII preferred are outstanding, FleetBoston may not redeem any shares of FleetBoston common stock or any other class of FleetBoston preferred stock ranking junior to or on a parity with the Series VII preferred, unless FleetBoston has paid full cumulative dividends on all outstanding shares of Series VII preferred for all past dividend payment periods. Further, if any dividends on the Series VII preferred are in arrears, FleetBoston may not redeem any shares of the Series VII preferred, unless FleetBoston simultaneously redeems all outstanding shares of the Series VII preferred, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VII preferred.

    SERIES VIII FIXED/ADJUSTABLE RATE NON-CUMULATIVE PREFERRED STOCK. Through October 1, 2001, the holders of the Series VIII preferred are entitled to receive dividends at the rate of 6.59% PER ANNUM, payable quarterly, before FleetBoston may declare or pay any dividend on the FleetBoston common stock or the junior preferred stock. Thereafter, the dividend rate on the Series VIII preferred will be a rate PER ANNUMequal to 0.45% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as each term is defined in the Certificate of Designations establishing the Series VIII preferred. The applicable rate PER ANNUM for any dividend period beginning on or after October 1, 2001 will not be less than 7.0% nor greater than 13.0%. The dividends on the Series VIII preferred are noncumulative. FleetBoston will increase the amount of dividends payable in respect of the Series VIII preferred if the Internal Revenue Code is amended to reduce the dividends received deduction.

    FleetBoston may redeem the Series VIII preferred, in whole or in part, at FleetBoston's option on and after October 1, 2001, at $250 per share, plus accrued and unpaid dividends, if any, for the then-current dividend period, without accumulation of accrued and unpaid dividends for prior dividend periods. FleetBoston may also redeem the Series VIII preferred prior to October 1, 2001, in whole, at

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the option of FleetBoston, if the Internal Revenue Code is amended to reduce the dividends received deduction.

    So long as any shares of the Series VIII preferred are outstanding, FleetBoston may not redeem any shares of the FleetBoston common stock or any other class of FleetBoston preferred stock ranking junior to or on a parity with the Series VIII preferred unless FleetBoston has paid all dividends on all outstanding shares of Series VIII preferred for the then-current dividend period. Further, if FleetBoston has not paid dividends on the Series VIII preferred for the then-current dividend period, FleetBoston may not redeem any shares of the Series VIII preferred, unless FleetBoston simultaneously redeems all outstanding shares of that class, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VIII preferred.

    JUNIOR PREFERRED STOCK. As of the date of this proxy statement-prospectus, there were 500,000 shares of cumulative participating junior preferred stock (Series 2000) reserved for issuance upon the exercise of the FleetBoston rights. See "Description of FleetBoston Capital Stock--Preferred Stock Purchase Rights." Shares of the junior preferred stock purchasable upon exercise of the FleetBoston rights will rank junior to FleetBoston preferred stock and will not be redeemable. Each share of junior preferred stock will, subject to the rights of the senior securities of FleetBoston, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $100 per share or, subject to certain adjustments, 10,000 times the dividend declared per share of FleetBoston common stock. Upon the liquidation, dissolution or winding up of FleetBoston, holders of junior preferred stock will, subject to the rights of those senior securities, be entitled to a preferential liquidation payment of $10,000 per share, plus an amount equal to accrued and unpaid dividends and distributions. Finally, in the event of any merger, consolidation or other transaction in which shares of FleetBoston common stock are exchanged, each share of junior preferred stock will, subject to the rights of those senior securities, be entitled to receive 10,000 times the amount received per share of FleetBoston common stock. Each share of junior preferred stock will have 10,000 votes, voting together with FleetBoston common stock. The rights of junior preferred stock are protected by customary antidilution provisions.

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
      SELECTED PROVISIONS IN THE ARTICLES OF INCORPORATION OF FLEETBOSTON

    The following discussion sets forth material provisions of the FleetBoston articles of incorporation.

BUSINESS COMBINATIONS WITH RELATED PERSONS

    The FleetBoston articles provide that neither FleetBoston nor any of its subsidiaries may engage in business transactions known as "business combinations" with persons known as "related persons" unless the transaction:

    - was approved by an 80% vote of the FleetBoston board of directors prior to the time the related person became a related person, and

    - is approved by a vote of 80% of the continuing directors and a majority of the entire FleetBoston board of directors and the transaction complies with certain conditions related to price and procedure, or

    - if there is not full compliance with the preceding two bullet points, the transaction is approved by a vote of 80% of the outstanding shares of FleetBoston capital stock entitled to vote generally in the election of directors, voting as a single class.

    A "BUSINESS COMBINATION" includes:

    - any merger or consolidation of FleetBoston or any of its subsidiaries with a related person or any of its affiliates or associates,

    - any sale, exchange, lease, transfer or other disposition to or with a related person of all, substantially all or any substantial part (defined as assets having a value of more than 5% of the total consolidated assets of FleetBoston) of the assets of FleetBoston or any of its subsidiaries,

    - any purchase, exchange, lease or other acquisition by FleetBoston or any of its subsidiaries of all or any substantial part of the assets or business of a related person or any of its affiliates or associates,

    - any reclassification of securities, recapitalization or other transaction that has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of FleetBoston or any subsidiary which are beneficially owned by a related person, and

    - the acquisition by a related person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of FleetBoston.

    A "RELATED PERSON" includes any person who is the beneficial owner of 10% or more of FleetBoston's voting shares prior to the completion of a business combination, or any person who is an affiliate of FleetBoston and was the beneficial owner of 10% or more of FleetBoston's voting shares at any time within the five years preceding the date on which FleetBoston's board of directors authorizes a binding agreement providing for a business combination.

    "CONTINUING DIRECTORS" are those individuals who were members of the FleetBoston board of directors prior to the time a related person became the beneficial owner of 10% or more of FleetBoston's voting stock or those individuals designated as continuing directors (prior to their initial election as directors) by a majority of the then-continuing directors.


    To amend these provisions, the affirmative vote of 80% of the FleetBoston board of directors, a majority vote of the continuing directors and the affirmative vote of 80% of FleetBoston's outstanding capital stock entitled to vote on the matter are required. If the amendment is recommended to the shareholders by a majority of the FleetBoston board of directors and not less than 80% of the


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continuing directors, only the vote provided under the Rhode Island Business
Corporation Act is required.


DIRECTORS

    The FleetBoston articles contain a number of additional provisions that are intended to delay an outside party's ability to take control of the FleetBoston board of directors, even after the outside party has obtained majority ownership of FleetBoston common stock. The FleetBoston articles provide for a classified board of directors, consisting of three classes of directors serving staggered three-year terms.

    Directors of FleetBoston may only be removed for cause and only by a vote of:

    - a majority of the continuing directors and a majority of the FleetBoston board of directors as it exists at that time, or

    - the holders of 80% or more of the outstanding shares of stock entitled to vote on the election of directors, voting separately as a class at a meeting called for that purpose.

    Vacancies on the FleetBoston board of directors, regardless of the reason, may only be filled by the FleetBoston board of directors, acting by a vote of 80% of the directors then in office.

    The FleetBoston articles provide that the FleetBoston board of directors is to consist of 13 members, unless otherwise determined by resolution adopted by 80% of the FleetBoston board of directors and a majority of the continuing directors. The FleetBoston board of directors has adopted a resolution fixing the number of directors at 24. In connection with FleetBoston's merger with BankBoston Corporation, FleetBoston amended its by-laws to provide for a ratio of 13 directors selected by the FleetBoston board of directors prior to the merger and 11 directors selected by the board of directors of BankBoston. The amended by-laws include procedures for maintaining this ratio for a specified period. These by-law provisions may only be amended by a vote of at least 75% of FleetBoston's board of directors then in office at a meeting at which at least 66 2/3% of FleetBoston's directors then in office are in attendance.

    As required by the merger agreement, the FleetBoston board of directors has adopted a resolution increasing the number of directors that may serve to 26.

    If FleetBoston fails to pay quarterly dividends on its non-voting preferred stock, the holders of that preferred stock, voting separately as a class, will be entitled to elect additional directors.

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
                       COMPARISON OF SHAREHOLDERS' RIGHTS

GENERAL


    FleetBoston and Summit are incorporated in Rhode Island and New Jersey, respectively. The rights of Summit shareholders receiving FleetBoston common stock in connection with the merger are currently governed by the New Jersey Business Corporation Act, the Summit certificate of incorporation and the Summit by-laws. Upon completion of the merger, Summit shareholders will automatically become FleetBoston shareholders, and their rights will be governed by the Rhode Island Business Corporation Act, the FleetBoston articles of incorporation and the FleetBoston by-laws. The following is a summary of the material differences between the rights of holders of FleetBoston common stock and the rights of holders of Summit common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the Rhode Island Business Corporation Act, the New Jersey Business Corporation Act, the FleetBoston articles of incorporation, the Summit certificate of incorporation, the FleetBoston by-laws and the Summit by-laws.


VOTING RIGHTS

    REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS.


    FLEETBOSTON. The Rhode Island Business Corporation Act generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation's assets by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote on the matter, unless otherwise provided by statute. The Rhode Island Business Corporation Act further provides that, unless the articles of incorporation provide otherwise, the vote of the shareholders of a surviving corporation is not required to approve a merger if: (1) the plan of merger does not amend the corporation's articles of incorporation, and (2) the number of shares of common stock to be issued or transferred in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are convertible within one year does not exceed one-third of the total combined voting power of all classes of stock then entitled to vote for the election of directors that would be outstanding immediately after the merger.



    SUMMIT. The New Jersey Business Corporation Act provides that a plan of merger or plan of consolidation must be approved by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the matter. The New Jersey Business Corporation Act provides that, unless otherwise provided in the corporation's certificate of incorporation, approval of the shareholders of a surviving corporation in a merger is not required if (1) the plan of merger does not make an amendment of the certificate of incorporation of the surviving corporation that would otherwise require shareholder approval,
(2) the shares outstanding immediately before the effectiveness of the merger are not changed by the merger, and (3) the number of voting or participating shares outstanding after the merger, after giving effect to the merger, including shares issuable upon conversion of other securities or upon exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 40% the number of voting and participating shares, as the case may be, of the surviving corporation outstanding immediately prior to the merger.


    CONFLICT OF INTEREST TRANSACTIONS.

    FLEETBOSTON. As more fully described above, the FleetBoston articles contain certain provisions regarding business combinations with certain persons. See "Selected Provisions in the Articles of FleetBoston."


    SUMMIT. Neither the Summit certificate of incorporation nor by-laws contain provisions regarding conflict of interest transactions. The New Jersey Business Corporation Act requires the approval of


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

two-thirds of the voting stock of a corporation not beneficially owned by an "interested shareholder" for some business combinations between the corporation and the interested shareholder.


    CHARTER AND BY-LAW AMENDMENTS.


    FLEETBOSTON. The Rhode Island Business Corporation Act generally provides that an amendment to a corporation's articles of incorporation requires
(1) adoption by the board of directors of a resolution submitting the proposed amendment to the shareholders, and (2) approval by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.



    The Rhode Island Business Corporation Act also provides for any class of stock or series to vote as a class on the proposed amendment if the amendment would change the number or par value of the aggregate authorized shares of the affected class. The Rhode Island Business Corporation Act also requires separate class voting if the amendment would, among other things, change the designations, preferences, limitations or relative rights of the affected class, effect an exchange or create a right of exchange of all or any part of the shares of another class into shares of the affected class, or create a new class of shares having rights and preferences prior and superior to the shares of the affected class.


    The FleetBoston articles provide that any amendment, alteration, change or repeal of the provisions of the FleetBoston articles relating to directors and business combinations requires the affirmative vote of 80% of the FleetBoston board of directors, a majority of the continuing directors and the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class.


    Under the Rhode Island Business Corporation Act, the board of directors' authority to adopt, amend or repeal the by-laws of a corporation does not divest or limit the power of shareholders to adopt, amend or repeal the by-laws. The Rhode Island Business Corporation Act specifically provides that any amendment by the board of directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote on the matter.


    The FleetBoston by-laws may be altered, amended or repealed in whole or in part, and new by-laws may be adopted in whole or in part, only by the affirmative vote of 80% of the FleetBoston board of directors and a majority of the continuing directors or by an affirmative vote of the holders of at least 50% of the FleetBoston common stock entitled to vote on the matter.


    SUMMIT. The New Jersey Business Corporation Act generally provides that an amendment to a corporation's certificate of incorporation requires (1) approval of the board of directors, and (2) the affirmative vote of a majority of the votes cast by holders of shares entitled to vote on the matter.



    The Summit certificate of incorporation provides that the Summit board of directors is authorized to amend the certificate of incorporation so as (1) to divide the authorized shares of preferred stock into series; (2) to determine the designation and number of shares of any series; and (3) to determine the relative voting, dividend, conversion, redemption, liquidation and other rights, preferences and limitations of the authorized shares of preferred stock. The Summit certificate of incorporation prohibits any amendment to the certificate of incorporation that would adversely affect the rights, privileges or powers of the series of Summit preferred stock issuable under the Rights Agreement dated as of June 16, 1999, between Summit and First Chicago Trust Company of New York, as rights agent, without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of two-thirds of the outstanding shares of that series of preferred stock, voting together as a single class. The Summit certificate of incorporation requires the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of all classes and series of stock entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal, or adopt any provision inconsistent with, the provisions of the certificate of incorporation


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

pertaining to board classification, director disqualification and increasing the size of the board, and to action by shareholders at a duly called meeting or by unanimous written consent.



    The Summit by-laws provide that the by-laws may be altered, amended or repealed, and new by-laws adopted, by resolution adopted by two-thirds of the entire Summit board of directors at any regular or special meeting. Under the New Jersey Business Corporation Act, by-laws adopted by the board of directors may be amended or repealed, and new by-laws adopted, by the shareholders and the shareholders may prescribe in the by-laws that the board may not amend or repeal by-laws approved by the shareholders.


SPECIAL MEETINGS


    FLEETBOSTON. The Rhode Island Business Corporation Act provides that a special meeting of shareholders may be called by the board of directors or by those persons as may be authorized by the articles of incorporation or by-laws. The FleetBoston by-laws permit special meetings of shareholders to be called by the FleetBoston board of directors pursuant to a resolution adopted by a majority of the FleetBoston board of directors, the Chairman of FleetBoston, or the President of FleetBoston. In addition, the FleetBoston by-laws require that the Secretary of FleetBoston must call a special meeting of shareholders upon written request of three or more shareholders holding at least 80% of the outstanding shares of stock of FleetBoston entitled to vote at a meeting.



    SUMMIT. The New Jersey Business Corporation Act provides that a special meeting of shareholders may be called by the president or the board, or by such other officers, directors or shareholders as may be provided in the by-laws. In addition, upon the application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, the New Jersey Superior Court, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called and held at such time and place, upon such notice and for the transaction of such business as may be designated in such order. In addition, under the Summit by-laws, special meetings of shareholders may be called at any time only by the Chairman of the Summit board, any Vice Chairman, the President or a majority of the entire board of directors.


APPRAISAL RIGHTS


    FLEETBOSTON. Under the Rhode Island Business Corporation Act, appraisal rights are available only in connection with:


    - a statutory merger or consolidation, unless the Rhode Island corporation is to be the surviving corporation and no vote of its shareholders is required to approve the merger,

    - acquisitions that require shareholder approval, and

    - sales or exchanges of all or substantially all of the property and assets of a corporation in a transaction requiring shareholder approval.

    In addition, unless otherwise provided in the articles of incorporation, no appraisal rights are available to holders of shares of any class of stock that, as of the date fixed to determine the shareholders entitled to receive notice of the proposed transaction, are (1) registered on a national securities exchange or included as national market securities in the National Association of Securities Dealers, Inc.'s automated quotation system, or (2) held of record by not less than 2,000 shareholders.

    There are no provisions in the FleetBoston articles providing for appraisal rights.


    SUMMIT. Under the New Jersey Business Corporation Act, appraisal rights are available in connection with, among other things, any plan of merger or consolidation to which the corporation is a party, provided that a shareholder does not have appraisal rights with respect to shares:


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
    - of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determined the shareholders entitled to vote upon the plan or merger or consolidation, or

    - for which, pursuant to a plan of merger or consolidation, the shareholder will receive (1) cash, (2) shares, obligations or other securities which, upon completion of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (3) cash and such securities.


    There are no provisions in the Summit certificate of incorporation providing for appraisal rights. Pursuant to the New Jersey Business Corporation Act and the Summit certificate of incorporation, holders of Summit capital stock will not have any appraisal rights in connection with the merger.


PROVISIONS RELATING TO DIRECTORS

    NUMBER OF DIRECTORS.


    FLEETBOSTON. Under the Rhode Island Business Corporation Act, a corporation must have a board of directors consisting of at least one director. The FleetBoston articles provide that the FleetBoston board of directors is to consist of 13 members (exclusive of directors to be elected by holders of any one or more series or classes of FleetBoston preferred stock voting separately as a class or classes), unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the FleetBoston board of directors and a majority of the continuing directors. Pursuant to an adopted resolution, the number of directors of FleetBoston that may serve is currently fixed at 24.


    At the effective time, the total number of individuals serving on FleetBoston's board of directors will be 26, unless otherwise determined from time to time by the FleetBoston board of directors in accordance with the FleetBoston articles and by-laws. See "Selected Provisions in the Articles of Incorporation of FleetBoston--Directors."


    SUMMIT. Under the New Jersey Business Corporation Act, the board of directors of a corporation must consist of one or more directors. The Summit certificate of incorporation and by-laws provide that the number of directors constituting the Summit board may not be less than five nor more than 40, with the specific number fixed by resolution adopted by a majority of the entire board or by the shareholders. Summit's board of directors currently consists of 17 directors.


    CLASSIFICATION.


    FLEETBOSTON. The Rhode Island Business Corporation Act permits classification of the board of directors if the corporate charter so provides. The FleetBoston articles of incorporation and by-laws provide for classification of the FleetBoston board of directors into three classes as nearly equal in number as possible, with one class being elected annually for a three-year term.



    SUMMIT. The New Jersey Business Corporation Act permits classification of the board of directors if the certificate of incorporation so provides. The Summit certificate of incorporation provides for classification of the Summit board into three classes as nearly equal in number as possible, with one class being elected annually for a three-year term.


    SHAREHOLDER NOMINATIONS.

    FLEETBOSTON. Holders of FleetBoston common stock may nominate individuals for election to the FleetBoston board of directors. The procedure for nominations is set forth in the FleetBoston by-laws. The FleetBoston by-laws specify that nominations of individuals for election as directors may be made at a meeting of shareholders by or at the direction of the FleetBoston board of directors, or by any holder of stock entitled to vote on the election of directors that complies with the requisite notice

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
procedure. The notice procedure requires that a shareholder's nomination of an individual for election as a director must be made in writing and received by the Secretary of FleetBoston not less than 30 days prior to the date of the meeting of shareholders. If, however, FleetBoston gives shareholders fewer than 40 days' notice or prior public disclosure of the date of the meeting, FleetBoston must receive the shareholder's nomination notice not later than the close of business on the seventh day following the first to occur of the publication or mailing of the notice of the meeting date.

    The FleetBoston by-laws require that a shareholder's notice to nominate an individual to the FleetBoston board of directors include certain information about the nominee, including the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including an individual's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), together with the name, address, class and number of shares of FleetBoston capital stock beneficially owned by the shareholder giving the notice and by other shareholders known by that shareholder to be supporting the nominee on the date of that shareholder's notice.

    SUMMIT. The Summit by-laws contain procedures that must be followed for shareholders to nominate individuals for election to the Summit board. For nominations by shareholders to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice in writing to the Secretary of Summit. To be timely, a shareholder's notice must be delivered to the Secretary at Summit's principal executive offices not later than the close of business on the 80th day nor earlier than the close of business on the 100th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 100th day prior to the annual meeting and not later than the close of business on the later of the 80th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Summit. The Summit by-laws set forth specific requirements as to the content of the nomination notice that are substantially identical to those contained in the FleetBoston by-laws.

    REMOVAL OF DIRECTORS.


    FLEETBOSTON. Under the Rhode Island Business Corporation Act, if the articles of incorporation or by-laws so provide, shareholders may remove a director without cause. However, in the case of a corporation permitting cumulative voting for the election of directors, directors may be removed without cause only if the number of shares voted against removal would not be sufficient to elect the director if voted cumulatively. Under the FleetBoston articles, directors of FleetBoston may only be removed for cause. The FleetBoston articles do not currently provide for cumulative voting. For a discussion of provisions regarding the removal of directors in the FleetBoston articles, see "Selected Provisions in the Articles of FleetBoston."



    SUMMIT. Summit's Restated Certificate of Incorporation contains no specific provisions with respect to removal of directors, other than for directors elected by preferred shareholders. Under the New Jersey Business Corporation Act, directors on a classified board may only be removed by shareholders for cause, by the affirmative vote of the majority of voting shareholders.


STATE ANTI-TAKEOVER STATUTES


    FLEETBOSTON. Pursuant to the Rhode Island Business Corporation Act, a corporation may not engage in any business combination with an "interested stockholder" (generally defined under the Rhode Island Business Corporation Act as the beneficial owner of 10% or more of the corporation's outstanding voting stock or an affiliate of the corporation who, within five years prior to the date in question, was the beneficial owner of 10% or more of the corporation's outstanding voting stock) for a period of five years following the date the shareholder became an interested stockholder, unless:


    - the board of directors of the corporation approved the business combination or transaction prior to the date the shareholder became an interested stockholder;

    - no earlier than five years after the interested stockholder's stock acquisition date, holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, have approved the business combination at a meeting called for that purpose; or

    - the business combination meets each of the following conditions: (1) the nature, form and adequacy of the consideration to be received by the corporation's shareholders in the business combination transaction satisfies certain specific enumerated criteria, (2) the holders of all the outstanding shares of stock of the corporation not beneficially owned by the interested stockholder are entitled to receive the specified consideration in the business combination transaction and (3) the interested stockholder may not acquire additional shares of voting stock of the corporation, except in certain specifically identified transactions.


    The restrictions prescribed by the Rhode Island Business Corporation Act will not be applicable to any business combination:


    - involving a corporation that does not have a class of voting stock registered under the Exchange Act, unless the charter provides otherwise;

    - involving a corporation that did not have a class of voting stock registered under the Exchange Act at the time the corporation's articles of incorporation was amended to provide that the corporation is to be subject to these statutory restriction provisions and the interested stockholder's stock acquisition date is prior to the effective date of the articles of incorporation amendment;

    - involving a corporation whose original charter contains a provision expressly electing not to be subject to these statutory restrictions or that adopted an amendment expressly electing not to be subject to these statutory restrictions either to its by-laws prior to March 31, 1991, or to its articles of incorporation if the articles of incorporation amendment is approved by the affirmative vote of holders, other than the interested stockholders and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested stockholder. However, this amendment to the articles of incorporation will not be effective until 12 months after the vote of the shareholders and will not apply to any business combination of the corporation with an interested stockholder whose stock acquisition date is on or prior to the effective date of the amendment; or

    - involving a corporation with an interested stockholder that became an interested stockholder inadvertently if the interested stockholder divests itself of that number of shares so that it is no longer the beneficial owner of 10% of the outstanding voting stock and, but for the inadvertent ownership, was not an interested stockholder within the five-year period preceding the announcement of the business combination.

    The FleetBoston articles and the FleetBoston by-laws do not contain any provisions opting out of the restrictions prescribed by the statute.


    SUMMIT. Subject to specific exceptions and qualifications, the New Jersey Business Corporation Act generally prohibits New Jersey corporations from engaging in a business combination with any interested stockholder for a period of five years following the interested stockholder's stock acquisition date. However, a New Jersey corporation can engage in a business combination with an interested stockholder if the business combination is approved by the board of directors prior to the stock acquisition date and, in addition, at any time, a business combination may only be effected if:

    - the transaction was approved by the corporation's board of directors prior to the stockholder becoming an interested stockholder;

    - the transaction receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder, or

    - the transaction meets certain minimum financial terms.


    An "interested stockholder" under the New Jersey Business Corporation Act is any person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation's outstanding voting stock, or is an affiliate or associate of the corporation and at any time with the five-year period immediately prior to the stock acquisition date was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation's then outstanding stock. A "business combination" under the New Jersey Business Corporation Act includes mergers and consolidations with an interested stockholder or corporation which is, or after the merger or consolidation would be, an affiliate or associate of an interested stockholder, and sales to an interested stockholder or any affiliate or associate of an interested stockholder of corporation assets (1) having an aggregate market value equal to 10% or more of the aggregate market value of all corporation assets, (2) having an aggregate market value equal to 10% or more of the aggregate market value of all the corporation's outstanding stock or (3) representing 10% or more of the earnings power or income of the corporation or the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.



    Under the New Jersey Business Corporation Act, a director of a New Jersey corporation, in discharging his or her duties to the corporation, and in determining what he or she reasonably believes to be in the best interest of the corporation may, in addition to considering the effects of any action on shareholders, consider any of the following:


    - the effects of the action on the corporation's employees, suppliers, creditors and customers;

    - the effects of the action on the community in which the corporation operates; and


    - the long-term as well as the short-term interest of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. Determinations resulting in the rejection of a proposal or offer to acquire the corporation are covered by this provision of the New Jersey Business Corporation Act.


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
                       RIGHTS OF DISSENTING SHAREHOLDERS


    Under the New Jersey Business Corporation Act, holders of Summit capital stock do not have any appraisal or dissenters' rights in connection with the merger.


                                 LEGAL MATTERS

    The validity of the FleetBoston common stock to be issued in connection with the merger will be passed upon for FleetBoston by Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. V. Duncan Johnson, a partner of Edwards & Angell, LLP, is a director of Fleet Bank (RI), National Association, one of FleetBoston's wholly owned subsidiaries, and beneficially owns 9,856 shares of FleetBoston common stock.

                                    EXPERTS

    The consolidated financial statements of FleetBoston Financial Corporation, formerly Fleet Boston Corporation, incorporated in this proxy statement-prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

    The consolidated financial statements of Summit Bancorp. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, included in Summit's Annual Report on Form 10-K, incorporated by reference herein, have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

    Summit will hold a 2001 Annual Meeting of Shareholders only if the merger is not completed before the time of the meeting. In the event that this meeting is held, Summit shareholders may submit proposals to be considered for shareholder action at the 2001 Annual Meeting of Shareholders if they do so in accordance with the applicable regulations of the SEC, the applicable provisions of New Jersey law and the applicable provisions of the Summit by-laws. Any proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must have been received by the Secretary of Summit no later than November 6, 2000 in order to be considered for inclusion in the Summit proxy materials relating to that meeting.

    The by-laws of Summit provide that shareholder proposals which do not appear in the proxy statement may be considered at an annual meeting of shareholders only if written notice of the proposal is received by the secretary of Summit not less than 80 nor more than 100 days before the anniversary of the preceding year's annual meeting (April 14, 2000). However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice of a shareholder proposal, to be timely, must be received by the secretary not later than the close of business on the later of the 80th day prior to such annual meeting or the tenth day following the day on which public announcement of the meeting date is first made.

                                 OTHER MATTERS


    As of the date of this proxy statement-prospectus, the Summit board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. If any other matters do properly come before the special meeting or any adjournments or postponements of that special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by that proxy as to any of those other matters. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve the merger agreement. The individuals named as proxies intend to vote in accordance with the recommendation of the board of directors of Summit.


                      WHERE YOU CAN FIND MORE INFORMATION

    FleetBoston has filed with the SEC a registration statement under the Securities Act that registers the distribution to Summit shareholders of the shares of FleetBoston common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about FleetBoston and FleetBoston common stock. The rules and regulations of the SEC allow FleetBoston to omit certain information included in the registration statement from this proxy statement-prospectus.

    In addition, FleetBoston and Summit file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room        Northeast Regional Office       Midwest Regional Office
   450 Fifth Street, N.W.          7 World Trade Center          500 West Madison Street
          Room 1024                     Suite 1300                     Suite 1400
   Washington, D.C. 20549        New York, New York 10048     Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like FleetBoston and Summit, who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.

    You can also inspect reports, proxy statements and other information about FleetBoston and Summit at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and, with respect to FleetBoston, the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

    The SEC allows FleetBoston and Summit to "incorporate by reference" information into this proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this document.

    This proxy statement-prospectus incorporates by reference the documents listed below that FleetBoston and Summit have previously filed with the SEC. They contain important information about our companies and their financial condition.

          FLEETBOSTON SEC FILINGS                                    PERIOD
          -----------------------                                    ------

Annual Report on Form 10-K for:                   Year ended December 31, 1999, as filed on
                                                  March 9, 2000

Quarterly Reports on Form 10-Q for:               - Quarter ended March 31, 2000, as filed on
                                                    May 15, 2000
                                                  - Quarter ended June 30, 2000, as filed on
                                                    August 11, 2000
                                                  - Quarter ended September 30, 2000, as filed
                                                  on November 14, 2000

The description of FleetBoston common stock set forth in the FleetBoston registration statement filed by Industrial National
Corporation (predecessor to FleetBoston) on
Form 8-B dated May 29, 1970, and the
description of the preferred share purchase rights set forth in the FleetBoston registration statement on Form 8-A dated
November 7, 2000, and any amendment or
report filed for the purpose of updating those descriptions.

Current Reports on Form 8-K filed:                - January 12, 2000
                                                  - February 2, 2000, as amended by a
                                                    Form 8-K/A filed March 9, 2000
                                                  - March 9, 2000
                                                  - April 20, 2000
                                                  - June 12, 2000
                                                  - July 7, 2000
                                                  - July 20, 2000
                                                  - August 22, 2000
                                                  - September 21, 2000
                                                  - October 3, 2000
                                                  - October 24, 2000

             SUMMIT SEC FILINGS                                      PERIOD
             ------------------                                      ------
Annual Report on Form 10-K for:                   Year ended December 31, 1999, as filed on
                                                  March 28, 2000

Quarterly Reports on Form 10-Q for:               - Quarter ended March 31, 2000, as filed on
                                                    May 12, 2000
                                                  - Quarter ended June 30, 2000, as filed on
                                                    August 14, 2000
                                                  - Quarter ended September 30, 2000, as filed
                                                  on November 14, 2000

The description of Summit common stock and the description of the Summit preferred stock purchase rights and preferred stock set forth in the Summit registration statement on Form 10 filed under Section 12 of the Exchange Act on August 13, 1970 and on Form 8-A dated July 27, 1999, respectively, including any amendment or report filed with the SEC for the purpose of updating those descriptions.

Current Reports on Form 8-K filed:                - August 18, 2000
                                                  - October 3, 2000

    FleetBoston and Summit incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement-prospectus and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.


    You can obtain any of the documents incorporated by reference in this document through FleetBoston or Summit, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                 FLEETBOSTON                                      SUMMIT
        Investor Relations Department                       Corporate Secretary
      FleetBoston Financial Corporation                       Summit Bancorp.
             100 Federal Street                             301 Carnegie Center
         P.O. Box 2016, MA DE 10034F                           P.O. Box 2066
      Boston, Massachusetts 02106-2106               Princeton, New Jersey 08543-2066
               (617) 434-7858                                 (609) 987-3442


    If you would like to request documents, please do so by February 19, 2001 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that we have incorporated into this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FleetBoston and Summit, as well as certain information relating to the merger, including, without limitation,

    - statements relating to the cost savings and accretion to reported earnings estimated to result from the merger;

    - statements relating to revenues of the combined company after the merger;

    - statements relating to the restructuring charges estimated to be incurred in connection with the merger; and

    - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

    These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

    - expected cost savings from the merger may not be fully realized or realized within the expected time frame;

    - revenues following the merger may be lower than expected;

    - costs or difficulties related the integration of the businesses of FleetBoston and Summit may be greater than expected;


    - the negative impact of any divestitures required by the Federal Reserve Board and the Department of Justice in connection with the merger may be greater than expected;


    - general political and economic conditions, either domestically or internationally or in the states in which FleetBoston or Summit are doing business, may be less favorable than expected;

    - interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, the level of nonperforming assets and inflation, may be greater than expected;

    - competitive product and pricing pressures among financial services organizations may increase significantly;

    - legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, may adversely affect the businesses in which FleetBoston and Summit are engaged; and

    - technological changes, including the impact of the Internet on FleetBoston's businesses, may be more difficult or expensive than anticipated.

    See "Where You Can Find More Information."

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                       FLEETBOSTON FINANCIAL CORPORATION
                                      AND
                                SUMMIT BANCORP.

                                ----------------

                          DATED AS OF OCTOBER 1, 2000

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                     --------

                                ARTICLE I
                                THE MERGER

1.1    The Merger..................................................     A-1
1.2    Effective Time..............................................     A-1
1.3    Effects of the Merger.......................................     A-2
1.4    Conversion of Summit Common Stock...........................     A-2
1.5    FleetBoston Capital Stock...................................     A-2
1.6    Options.....................................................     A-3
1.7    Articles of Incorporation of FleetBoston....................     A-3
1.8    By-Laws of FleetBoston......................................     A-3
1.9    Tax and Accounting Consequences.............................     A-3

                                ARTICLE II
                            EXCHANGE OF SHARES

2.1    FleetBoston to Make Shares Available........................     A-4
2.2    Exchange of Shares..........................................     A-4

                               ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF SUMMIT

3.1    Corporate Organization......................................     A-5
3.2    Capitalization..............................................     A-6
3.3    Authority; No Violation.....................................     A-7
3.4    Consents and Approvals......................................     A-8
3.5    Reports.....................................................     A-8
3.6    Financial Statements........................................     A-9
3.7    Broker's Fees...............................................     A-9
3.8    Absence of Certain Changes or Events........................     A-9
3.9    Legal Proceedings...........................................    A-10
3.10   Taxes and Tax Returns.......................................    A-10
3.11   Employees...................................................    A-10
3.12   SEC Reports.................................................    A-12
3.13   Compliance with Applicable Law..............................    A-12
3.14   Certain Contracts...........................................    A-12
3.15   Agreements with Regulatory Agencies.........................    A-13
3.16   Interest Rate Risk Management Instruments...................    A-13
3.17   Undisclosed Liabilities.....................................    A-13
3.18   Environmental Liability.....................................    A-13
3.19   Intellectual Property.......................................    A-14
3.20   State Takeover Laws; Summit Rights Agreement................    A-14
3.21   Reorganization; Pooling of Interests........................    A-15
3.22   Opinions....................................................    A-15
3.23   Summit Information..........................................    A-15

                                                                       PAGE
                                                                     --------

                                ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF FLEETBOSTON

4.1    Corporate Organization......................................    A-15
4.2    Capitalization..............................................    A-15
4.3    Authority, No Violation.....................................    A-16
4.4    Consents and Approvals......................................    A-17
4.5    Reports.....................................................    A-17
4.6    Financial Statements........................................    A-18
4.7    Broker's Fees...............................................    A-18
4.8    Absence of Certain Changes or Events........................    A-18
4.9    Legal Proceedings...........................................    A-18
4.10   Taxes and Tax Returns.......................................    A-19
4.11   SEC Reports.................................................    A-19
4.12   Compliance with Applicable Law..............................    A-19
4.13   Agreements with Regulatory Agencies.........................    A-20
4.14   Interest Rate Risk Management Instruments...................    A-20
4.15   Undisclosed Liabilities.....................................    A-20
4.16   Environmental Liability.....................................    A-21
4.16   Reorganization; Pooling of Interests........................    A-21
4.17   FleetBoston Information.....................................    A-21

                                ARTICLE V
                COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time...........    A-21
5.2    Forbearances................................................    A-21
5.3    FleetBoston Forbearances....................................    A-24

                                ARTICLE VI
                          ADDITIONAL AGREEMENTS

6.1    Regulatory Matters..........................................    A-24
6.2    Access to Information.......................................    A-25
6.3    Summit Stockholder Approvals................................    A-26
6.4    Legal Conditions to Merger..................................    A-26
6.5    Affiliates; Publication of Combined Financial Results.......    A-26
6.6    Stock Exchange Listing......................................    A-27
6.7    Employee Benefit Plans......................................    A-27
6.8    Indemnification; Directors' and Officers' Insurance.........    A-27
6.9    Additional Agreements.......................................    A-28
6.10   Advice of Changes...........................................    A-28
6.11   Dividends...................................................    A-28
6.12   Exemption from Liability Under Section 16(b)................    A-29
6.13   Directorships...............................................    A-29
6.14   Aggregate Capitalization....................................    A-29
6.15   Community Commitments.......................................    A-29

                                                                       PAGE
                                                                     --------

                               ARTICLE VII
                           CONDITIONS PRECEDENT

7.1    Conditions to Each Party's Obligation To Effect the
       Merger......................................................    A-29
7.2    Conditions to Obligations of FleetBoston....................    A-30
7.3    Conditions to Obligations of Summit.........................    A-30

                               ARTICLE VIII
                        TERMINATION AND AMENDMENT

8.1    Termination.................................................    A-31
8.2    Effect of Termination.......................................    A-31
8.3    Amendment...................................................    A-32
8.4    Extension; Waiver...........................................    A-32

                                ARTICLE IX
                            GENERAL PROVISIONS

9.1    Closing.....................................................    A-32
9.2    Nonsurvival of Representations, Warranties and Agreements...    A-32
9.3    Expenses....................................................    A-32
9.4    Notices.....................................................    A-33
9.5    Interpretation..............................................    A-33
9.6    Counterparts................................................    A-33
9.7    Entire Agreement............................................    A-34
9.8    Governing Law...............................................    A-34
9.9    Publicity...................................................    A-34
9.10   Assignment; Third Party Beneficiaries.......................    A-34


Exhibit A--Summit Option Agreement

Exhibit 6.5(a)(1)--Form of Affiliate Letter Addressed to Summit

Exhibit 6.5(a)(2)--Form of Affiliate Letter Addressed to FleetBoston

                             INDEX OF DEFINED TERMS

                                                              PAGE NO.
                                                              --------
Agreement...................................................     A-1
Articles of Merger..........................................     A-1
Bank Merger.................................................     A-1
BHC Act.....................................................     A-6
Certificate.................................................     A-2
Certificate of Merger.......................................     A-1
Closing.....................................................    A-32
Closing Date................................................    A-32
Code........................................................     A-1
Covered Employees...........................................    A-27
DPC Shares..................................................     A-2
Effective Time..............................................     A-2
ERISA.......................................................    A-11
Exchange Act................................................     A-9
Exchange Agent..............................................     A-4
Exchange Fund...............................................     A-4
Exchange Ratio..............................................     A-2
Federal Reserve Board.......................................     A-8
FleetBoston.................................................     A-1
FleetBoston Articles........................................    A-15
FleetBoston Capital Stock...................................     A-2
FleetBoston Common Stock....................................     A-2
FleetBoston Disclosure Schedule.............................    A-15
FleetBoston Preferred Stock.................................     A-2
FleetBoston Regulatory Agreement............................    A-20
FleetBoston Reports.........................................    A-19
FleetBoston Rights Agreement................................     A-2
FleetBoston Stock Plans.....................................    A-16
FleetBoston Stockholder Rights..............................     A-2
FleetBoston Subsidiary......................................     A-6
FleetBoston 1999 Financial Information......................    A-18
FleetBoston 1999 10-K.......................................    A-18
FleetBoston Warrants........................................    A-16
GAAP........................................................     A-3
Governmental Entity.........................................     A-8
HSR Act.....................................................     A-8
Indemnified Parties.........................................    A-27
Information.................................................    A-25
Injunction..................................................    A-30
Insurance Amount............................................    A-28
Intellectual Property.......................................    A-14
IRS.........................................................    A-10
Liens.......................................................     A-7
Material Adverse Effect.....................................     A-6
Merger......................................................     A-1

                                                              PAGE NO.
                                                              --------
Merger Consideration........................................     A-1
NJBCA.......................................................     A-1
NYSE........................................................     A-5
Proxy Statement.............................................     A-8
Receiving Party.............................................    A-26
Regulatory Agencies.........................................     A-8
Requisite Regulatory Approvals..............................    A-29
RIBCA.......................................................     A-1
SBA.........................................................     A-8
SEC.........................................................     A-8
Section 16 Information......................................    A-29
Securities Act..............................................    A-12
SRO.........................................................     A-8
State Approvals.............................................     A-8
Subsidiary..................................................     A-6
Summit......................................................     A-1
Summit Bank Subsidiaries....................................     A-1
Summit Benefit Plans........................................    A-11
Summit By-Laws..............................................     A-6
Summit Capital Stock........................................     A-6
Summit Certificate..........................................     A-6
Summit Common Stock.........................................     A-2
Summit Contract.............................................    A-13
Summit Disclosure Schedule..................................     A-6
Summit DRIP.................................................     A-7
Summit ERISA Affiliate......................................    A-11
Summit Insiders.............................................    A-29
Summit Option Agreement.....................................     A-1
Summit Regulatory Agreement.................................    A-13
Summit Reports..............................................    A-12
Summit Rights...............................................     A-7
Summit Rights Agreement.....................................     A-2
Summit Stock Plans..........................................     A-3
Summit Stockholder Rights...................................     A-2
Summit Subsidiary...........................................     A-6
Summit 1999 10-K............................................     A-9
Surviving Corporation.......................................     A-1
S-4.........................................................     A-8
Takeover Statutes...........................................    A-14
Tax(es).....................................................    A-10
Trust Account Shares........................................     A-2

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2000 (this "Agreement"), by and between Summit Bancorp., a New Jersey corporation ("Summit"), and FleetBoston Financial Corporation, a Rhode Island corporation ("FleetBoston").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Summit and FleetBoston have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Summit will, subject to the terms and conditions set forth herein, merge with and into FleetBoston (the "Merger"), so that FleetBoston is the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

    WHEREAS, as a condition to the execution of this Agreement, and simultaneously with the execution hereof, Summit and FleetBoston are entering into a stock option agreement (the "Summit Option Agreement") in the form attached hereto as Exhibit A; and

    WHEREAS, for Federal Income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code; and

    WHEREAS, the parties intend to effect the merger of Summit's bank subsidiaries (the "Summit Bank Subsidiaries") with and into Fleet National Bank, promptly following the Merger (the "Bank Merger"); and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the "NJBCA") and the Rhode Island Business Corporation Act (the "RIBCA"), at the Effective Time, Summit shall merge with and into FleetBoston. FleetBoston shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Rhode Island.

    (b) FleetBoston may at any time change the method of effecting the combination with Summit (including by providing for the merger of a wholly owned subsidiary of FleetBoston with and into Summit) if and to the extent FleetBoston deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall
(i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Summit as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the Tax treatment of Summit's stockholders as a result of receiving the Merger Consideration or
(iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") that shall be filed with the Secretary of State of the State of Rhode Island and the certificate of merger (together with the Articles of Merger, the "Certificate of Merger") that shall be filed with the Secretary of State of the State of New Jersey on the Closing Date. The term

"Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger which shall not be later than the Closing Date.

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 7-1.1-69 of the RIBCA and
Section 14A:10-6 of the NJBCA.

    1.4 CONVERSION OF SUMMIT COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of FleetBoston, Summit or the holder of any of the following securities:

        (a) Subject to Section 2.2(e), each share of the common stock, par value $0.80 per share, of Summit issued and outstanding immediately prior to the Effective Time (together with the preferred stock purchase rights ("Summit Stockholder Rights") attached thereto issued pursuant to that certain Rights Agreement, between Summit and First Chicago Trust Company of New York, dated as of June 16, 1999 (the "Summit Rights Agreement"), the "Summit Common Stock"), except for shares of Summit Common Stock owned by Summit as treasury stock or owned, directly or indirectly, by Summit or FleetBoston (other than shares of Summit Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares of Summit Common Stock which are similarly held, whether held directly or indirectly by Summit or FleetBoston, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Summit Common Stock held by Summit or FleetBoston in respect of a debt previously contracted (any such shares of Summit Common Stock which are similarly held, whether held directly or indirectly by Summit or FleetBoston, being referred to herein as "DPC Shares")), shall be converted into the right to receive 1.02 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of FleetBoston (together with the preferred stock purchase rights (the "FleetBoston Stockholder Rights") attached thereto pursuant to that certain Rights Agreement, dated as of August 16, 2000, between FleetBoston and Equiserve, LP, as Rights Agent (the "FleetBoston Rights Agreement"), the "FleetBoston Common Stock").

        (b) All of the shares of Summit Common Stock converted into the right to receive FleetBoston Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Summit Common Stock (each a "Certificate") shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of FleetBoston Common Stock and (ii) cash in lieu of fractional shares into which the shares of Summit Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and
    Section 2.2(e). Certificates previously representing shares of Summit Common Stock shall be exchanged for certificates representing whole shares of FleetBoston Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of FleetBoston Common Stock or Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

        (c) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of Summit Common Stock that are owned, directly or indirectly, by Summit or FleetBoston (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of FleetBoston or other consideration shall be delivered in exchange therefor.

    1.5 FLEETBOSTON CAPITAL STOCK. At and after the Effective Time, each share of FleetBoston Common Stock and each share of preferred stock, par value $1.00 per share, of FleetBoston ("FleetBoston Preferred Stock," and together with the FleetBoston Common Stock, the "FleetBoston

Capital Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

    1.6 OPTIONS. (a) At the Effective Time, each option granted by Summit to purchase shares of Summit Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Summit Common Stock and shall be converted automatically into an option to purchase shares of FleetBoston Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of, as the case may be, the Converted Summit Bancorporation Stock Option Plan, Summit Bancorp. 1993 Incentive Stock and Option Plan, as amended, the UJB Financial Corp. 1990 Stock Option Plan, as amended, Management Incentive Plan, United Jersey Banks 1982 Stock Option Plan, as amended, Summit Bancorp, 1999 Non-Executive Option Plan, as amended, United Jersey Banks 1987 Stock Option Plan, as amended, Converted Collective Bancorp, Inc. Stock Option Plan of Summit Bancorp., Converted Bancorp NJ Stock Option Plan, Converted BMJ Financial Corp. Stock Option Plan, Converted NMBT Stock Option Plan, Converted NSS Bancorp Stock Option Plan, Converted New Canaan Bank & Trust Stock Option Plan, Converted Prime Bancorp Stock Option Plan (collectively, the "Summit Stock Plans"), and the agreements evidencing grants thereunder):

        (i) The number of shares of FleetBoston Common Stock to be subject to the new option shall be equal to the product of the number of shares of Summit Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of FleetBoston Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

        (ii) The exercise price per share of FleetBoston Common Stock under the new option shall be equal to the exercise price per share of Summit Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

    (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Summit shall be deemed to be references to FleetBoston.

    (c) FleetBoston shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FleetBoston Common Stock for delivery upon exercise of Summit Stock Options, as adjusted in accordance with this
Section 1.6. As soon as practicable after the Effective Time, FleetBoston shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of FleetBoston Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    1.7 ARTICLES OF INCORPORATION OF FLEETBOSTON. At the Effective Time, the FleetBoston Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.8 BY-LAWS OF FLEETBOSTON. At the Effective Time, the FleetBoston By-Laws shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354, 361 and 368 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1 FLEETBOSTON TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, FleetBoston shall deposit, or shall cause to be deposited, with a bank or trust company Subsidiary of FleetBoston, or another bank or trust company reasonably acceptable to each of Summit and FleetBoston (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of FleetBoston Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of FleetBoston Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Summit Common Stock.

    2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, but in no event more than 10 days after the later of the Closing Date or the date the Exchange Agent shall have received from Summit a substantially complete list of the final shareholders of Summit as of the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed to by the parties (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of FleetBoston Common Stock and any cash in lieu of fractional shares into which the shares of Summit Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of FleetBoston Common Stock to which such holder of Summit Common Stock shall have become entitled pursuant to the provisions of
Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this
Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i) and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

    (b) No dividends or other distributions declared with respect to FleetBoston Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, which theretofore had become payable and (ii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of FleetBoston Common Stock represented by such Certificate.

    (c) If any certificate representing shares of FleetBoston Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of FleetBoston Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of Summit of the shares of Summit Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Summit Common Stock that occurred prior to the Effective Time and otherwise as necessary to prepare a list of the final shareholders of Summit. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of FleetBoston Common Stock as provided in this Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FleetBoston Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to FleetBoston Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FleetBoston. In lieu of the issuance of any such fractional share, FleetBoston shall pay to each former stockholder of Summit who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying
(i) the average of the closing-sale prices of FleetBoston Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FleetBoston Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

    (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Summit for 12 months after the Effective Time shall be paid to FleetBoston. Any former stockholders of Summit who have not theretofore complied with this Article II shall thereafter look only to FleetBoston for payment of the shares of FleetBoston Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the FleetBoston Common Stock deliverable in respect of each share of Summit Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FleetBoston, Summit, the Exchange Agent or any other person shall be liable to any former holder of shares of Summit Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by FleetBoston, the posting by such person of a bond in such amount as FleetBoston may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of FleetBoston Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SUMMIT

    Except as disclosed in Summit disclosure schedule delivered to FleetBoston prior to the execution of this Agreement (the "Summit Disclosure Schedule"), Summit hereby represents and warrants to FleetBoston as follows:

    3.1 CORPORATE ORGANIZATION. (a) Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Summit has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Summit. As used in this Agreement, the term "Material Adverse Effect" means, with respect to FleetBoston, Summit or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include effects to the extent resulting from (a) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (b) actions or omissions of FleetBoston or Summit taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (c) changes in general economic conditions affecting banks or their holding companies generally.

    (b) Summit is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the Restated Certificate of Incorporation of Summit (the "Summit Certificate") and the By-Laws of Summit (the "Summit By-Laws") have previously been made available by Summit to FleetBoston.

    (c) Each of Summit's Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Summit and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, and the words "Summit Subsidiary" and "FleetBoston Subsidiary" shall mean any direct or indirect Subsidiary of Summit or FleetBoston, respectively.

    3.2  CAPITALIZATION.  (a) The authorized capital stock of Summit consists of
(i) 390,000,000 shares of Summit Common Stock, of which, as of September 28, 2000, 173,591,527 shares were issued and outstanding and 3,671,290 shares were held in treasury, and (ii) 6,000,000 shares of preferred stock, without par value and together with Summit Common Stock, "Summit Capital Stock"), of which no shares are issued or outstanding. All of the issued and outstanding shares of Summit Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as described in this Section 3.2(a) and except pursuant to the terms of (i) the Summit Option Agreement, (ii) options issued pursuant to the Summit Stock Plans and (iii) the Summit Rights Agreement, Summit does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Summit Capital Stock or any other equity securities of Summit or any securities representing the right to purchase or otherwise receive any shares of Summit Capital Stock (collectively, including the items contemplated by clauses
(i) through (iii) of this sentence, the "Summit Rights"). As of September 30, 2000, no shares of Summit Capital Stock were reserved for issuance, except for 68,846 shares of Summit Common Stock reserved for issuance in connection with Summit Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Summit DRIP"), 19,173,336 shares of Summit Common Stock reserved for issuance upon the exercise of stock options pursuant to the Summit Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in Section 3.11(a) of the Summit Disclosure Schedule and 1,772,629 Series S Preferred

Shares of Summit, reserved for issuance in connection with the Summit Rights Agreement. Since September 28, 2000, Summit has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b). Summit has previously provided FleetBoston with a list of the aggregate number of options outstanding under the Summit Stock Plans as of September 28, 2000 and the weighted average exercise price for such options.

    (b) Summit owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of Summit's Subsidiaries, free and clear of any material liens, pledges, charges and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Summit Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Summit Disclosure Schedule sets forth a list of the material investments of Summit in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries.

    3.3 AUTHORITY; NO VIOLATION. (a) Summit has full corporate power and authority to execute and deliver this Agreement and the Summit Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Summit Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Summit. The Board of Directors of Summit has determined that this Agreement and the transactions contemplated hereby are in the best interests of Summit and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Summit's stockholders for adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Summit Common Stock voted at such meeting, no other corporate proceedings on the part of Summit are necessary to approve this Agreement or the Summit Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Summit Option Agreement have been duly and validly executed and delivered by Summit and (assuming due authorization, execution and delivery by FleetBoston) constitute valid and binding obligations of Summit, enforceable against Summit in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement or the Summit Option Agreement by Summit nor the consummation by Summit of the transactions contemplated hereby or thereby, nor compliance by Summit with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Summit Certificate or the Summit By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Summit, any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Summit or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Summit.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meetings of Summit's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (iv) the filing of the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA and the issuance by the Rhode Island Secretary of a Certificate of Merger and the filing of the Articles of Merger with the Secretary of State of the State of New Jersey pursuant to the NJBCA, (v) any notices to or filings with the Small Business Administration (the "SBA"), (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FleetBoston Common Stock pursuant to this Agreement, and (ix) the approval of this Agreement by the requisite vote of stockholders of Summit, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Summit of this Agreement and the Summit Option Agreement and (B) the consummation by Summit of the Merger and the other transactions contemplated hereby and by the Summit Option Agreement.

    3.5 REPORTS. Summit and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Summit. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Summit and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of Summit, investigation into the business or operations of Summit or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Summit. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Summit or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations policies or procedures of Summit since

January 1, 1997, which, in the reasonable judgment of Summit, will, either individually or in the aggregate, have a Material Adverse Effect on Summit.

    3.6 FINANCIAL STATEMENTS. Summit has previously made available to FleetBoston copies of (i) the consolidated balance sheet of Summit and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Summit's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Summit 1999 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of KPMG LLP, independent public accountants with respect to Summit and (ii) the unaudited consolidated balance sheet of Summit and its Subsidiaries as of June 30, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of the six month periods then ended, as reported in Summit's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2000. The December 31, 1999 consolidated balance sheet of Summit (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Summit and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Summit and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Summit and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    3.7 BROKER'S FEES. Neither Summit nor any Summit Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in the Summit Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Summit.

    (b) Except as publicly disclosed in the Summit Reports filed prior to the date hereof, since December 31, 1999 through and including the date hereof, Summit and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Since December 31, 1999, neither Summit nor any of its Subsidiaries has
(i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 2000 and 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Summit Stock Plans and except as permitted by
Section 5.2(b)(iii), or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

    3.9 LEGAL PROCEEDINGS. (a) Neither Summit nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Summit's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Summit or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Summit Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Summit.

    (b) There is no injunction, judgment, or regulatory (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Summit, any of its Subsidiaries or the assets of Summit or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Summit or the Surviving Corporation.

    3.10 TAXES AND TAX RETURNS. (a) Each of Summit and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other government charges which are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) information returns, Tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Summit. The federal income Tax returns of Summit and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years to and including 1997 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Summit or any of its Subsidiaries for which Summit does not have adequate reserves. Neither Summit nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Summit and its Subsidiaries). Within the past five years, neither Summit nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

    (b) As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

    (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Summit or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Summit.

    3.11 EMPLOYEES. (a) The Summit Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Summit Benefit Plans") by Summit, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Summit ERISA Affiliate"), all of which together with Summit would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) Summit has heretofore made available to FleetBoston true and complete copies of each of the Summit Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Summit Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Summit Benefit Plan.

    (c) Except for such noncompliance as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Summit, (i) each of the Summit Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Summit Benefit Plans intended to be "qualified" within the meaning of Section 401
(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Summit Benefit Plan, (iii) with respect to each Summit Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(26) of ERISA) of accumulated benefit obligations under such Summit Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Summit Benefit Plan's actuary with respect to such Summit Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Summit Benefit Plan allocable to such accrued benefits, (iv) no Summit Benefit Plan provides benefits coverage, including, without limitation, death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Summit or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA),
(C) deferred compensation benefits accrued as liabilities on the books of Summit or its Subsidiaries, (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (E) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (F) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Summit, its Subsidiaries or any Summit ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Summit, its Subsidiaries or any Summit ERISA Affiliate of incurring a liability thereunder, (vi) no Summit Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) none of Summit, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Summit, its Subsidiaries or any Summit Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (viii) to the best knowledge of Summit there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Summit Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Summit.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Summit or any of its affiliates from Summit or any of its affiliates under any Summit Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Summit Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    3.12 SEC REPORTS. Summit has previously made available to FleetBoston an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Summit with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Summit Reports") and prior to the date hereof and (b) communication mailed by Summit to its stockholders since January 1, 1997 and prior to the date hereof, and no such Summit Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Summit Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. (a) Summit and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Summit or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Summit.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Summit, Summit and each Summit Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Summit, any Summit Subsidiary, or any director, officer or employee of Summit or of any Summit Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Summit, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    3.14 CERTAIN CONTRACTS. (a) Neither Summit nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FleetBoston, Summit, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Summit Reports, (iv) which materially restricts the conduct of any line of business by Summit or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Summit has previously made available to FleetBoston true and correct copies of all employment and deferred compensation agreements which are in writing and to which Summit or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this

Section 3.14(a), whether or not set forth in the Summit Disclosure Schedule, is referred to herein as a "Summit Contract," and neither Summit nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on Summit.

    (b) With such exceptions that, either individually or in the aggregate, will not have a Material Adverse Effect on Summit, (i) each Summit Contract is valid and binding on Summit or any of its Subsidiaries, as applicable, and is in full force and effect, (ii) Summit and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Summit Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Summit or any of its Subsidiaries under any such Summit Contract.

    3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Summit nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each item in this sentence, whether or not set forth in the Summit Disclosure Schedule, a "Summit Regulatory Agreement"), nor has Summit or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Summit Regulatory Agreement.

    3.16 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Summit or for the account of a customer of Summit or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and, to Summit's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Summit or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Summit and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Summit's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.17 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Summit included in the Summit 1999 10-K and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, since such date, neither Summit nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate (including if considered together with liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999), has had or will have a Material Adverse Effect on Summit.

    3.18 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Summit of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Summit, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Summit. To the knowledge of Summit, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Summit. Summit is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Summit.

    3.19 INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a Material Adverse Effect on Summit, to the knowledge of Summit:
(a) Summit and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted;
(b) the use of any Intellectual Property by Summit and its Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Summit or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging, infringing on or otherwise violating any right of Summit or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Summit or its Subsidiaries; and (d) neither Summit nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Summit and its Subsidiaries and no Intellectual Property owned and/or licensed by Summit or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

    3.20 STATE TAKEOVER LAWS; SUMMIT RIGHTS AGREEMENT. (a) The Board of Directors of Summit has approved this Agreement and the Summit Option Agreement and the transactions contemplated hereby and thereby for purposes of rendering inapplicable to such agreements and transactions the New Jersey Shareholder Protection Act, the Summit Rights Agreement and, to the best knowledge of Summit, any similar "takeover" or "interested stockholder" law (all such laws, including the New Jersey Shareholder Protection Act, "Takeover Statutes").

    (b) Summit has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Summit Option Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any Summit Stockholder Rights under the Summit Rights Agreement or enable or require Summit Stockholder Rights to separate from the shares of Summit Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Summit Rights Agreement) has occurred.

    3.21 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, Summit has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

    3.22 OPINIONS. Prior to the execution of this Agreement, Summit has received an opinion from Merrill Lynch, Pierce, Fenner & Smith to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Summit from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

    3.23 SUMMIT INFORMATION. The information relating to Summit and its Subsidiaries which is provided by Summit or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to FleetBoston or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF FLEETBOSTON

    Except as disclosed in the FleetBoston disclosure schedule delivered to Summit prior to the execution of this Agreement (the "FleetBoston Disclosure Schedule") FleetBoston represents and warrants to Summit as follows:

    4.1 CORPORATE ORGANIZATION. (a) FleetBoston is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. FleetBoston has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on FleetBoston. FleetBoston is duly registered as a financial holding Summit under the BHC Act. True and complete copies of the Restated Articles of Incorporation (the "FleetBoston Articles") and By-Laws of FleetBoston, as in effect as of the date of this Agreement, have previously been made available by FleetBoston to Summit.

    (b) Each FleetBoston Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on FleetBoston, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    4.2 CAPITALIZATION. (a) The authorized capital stock of FleetBoston consists of 2,000,000,000 shares of FleetBoston Common Stock, of which, as of September 28, 2000, no more than 902,450,000 shares were issued and outstanding, and 16,000,000 shares of preferred stock, $1.00 par value, of which (i) 500,000 shares were designated, issued and outstanding as FleetBoston 9.35% Cumulative Preferred, (ii) 765,010 shares were designated, issued and outstanding as FleetBoston Series V 7.25% Perpetual Preferred, (iii) 600,000 shares were designated, issued and outstanding as FleetBoston Series VI 6.75% Perpetual Preferred, (iv) 700,000 shares were designated, issued and outstanding as FleetBoston Series VII Fixed/Adjustable Rate Cumulative Preferred, (v) 200,000 shares were designated, issued and outstanding as FleetBoston Series VIII Fixed/Adjustable Rate Noncumulative Preferred, (vi) 1,100,000 shares were designated and no shares were issued or outstanding as Series III 10.12% Perpetual Preferred Stock, (vii) 1,000,000 shares were designated and no shares were issued or outstanding as Series IV 9.375% Perpetual Preferred Stock,
(viii) 1,415,000 shares were designated and no shares were issued or outstanding as Dual Convertible Preferred Stock, (ix) 3,000,000 shares were designated and no shares were issued or outstanding as Cumulative Participating Junior Preferred Stock, (x) 688,700 shares were designated and no shares were issued or outstanding as Preferred Stock with Cumulative and Adjustable Dividends,
(xi) 575,000 shares were designated and no shares were issued or outstanding as 9.30% Cumulative Preferred Stock, (xii) 500,000 shares were designated and no shares were issued or outstanding as 9.35% Cumulative Preferred Stock,
(xiii) 1,265,000 shares were designated and no shares were issued or outstanding as Series V 7.25% Perpetual Preferred Stock, (xiv) 690,000 shares were designated and no shares were issued or outstanding as Series VI 6.75% Perpetual Preferred Stock, (xv) 805,000 shares were designated and no shares were issued or outstanding as Series VII Fixed/Adjustable Rate Cumulative Preferred Stock and (xvi) 200,000 shares were designated and no shares were issued or outstanding as Series VIII Fixed/Adjustable Rate Noncumulative Preferred Stock. As of September 28, 2000, no more than 13,600,000] shares of FleetBoston Common Stock were held in FleetBoston's treasury. As of the date hereof, no shares of FleetBoston Common Stock or FleetBoston Preferred Stock were reserved for issuance, except as described in this Section 4.2(a) and except for
89.2 million shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of FleetBoston in effect as of the date hereof (the "FleetBoston Stock Plans"), (ii) 13.2 million shares reserved for issuance pursuant to outstanding warrants to purchase FleetBoston Common Stock (the "FleetBoston Warrants"), (iv) 3,000,000 shares of Cumulative Participating Junior Preferred Stock, $1.00 par value, reserved for issuance pursuant to the FleetBoston Rights Agreement. All of the issued and outstanding shares of FleetBoston Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for this Agreement, the FleetBoston Stock Plans, the FleetBoston Warrants, the FleetBoston Purchase Rights and the FleetBoston Rights Agreement, FleetBoston does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FleetBoston Capital Stock or any other equity securities of FleetBoston or any securities representing the right to purchase or otherwise receive any shares of FleetBoston Capital Stock. The shares of FleetBoston Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (b) FleetBoston owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FleetBoston Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. SectionSection 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No FleetBoston Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    4.3 AUTHORITY, NO VIOLATION. (a) FleetBoston has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FleetBoston and no other corporate proceedings on the part of FleetBoston are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FleetBoston and (assuming due authorization, execution and delivery by Summit) constitutes valid and

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
binding obligations of each of FleetBoston, enforceable against each of FleetBoston in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by FleetBoston, nor the consummation by FleetBoston of the transactions contemplated hereby, nor compliance by FleetBoston with any of the terms or provisions hereof, will
(i) violate any provision of the FleetBoston Articles or By-Laws, or
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, writ, or Injunction applicable to FleetBoston, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FleetBoston, any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FleetBoston, any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on FleetBoston.

    4.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the State Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA and the issuance by the Rhode Island Secretary of a Certificate of Merger and the filing of the Articles of Merger with the Secretary of State of the State of New Jersey pursuant to the NJBCA, (v) any notices to or filings with the SBA,
(vi) any notices or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws and (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FleetBoston Capital Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with
(A) the execution and delivery by FleetBoston of this Agreement and (B) the consummation by FleetBoston of the Merger and the other transactions contemplated hereby.

    4.5 REPORTS. FleetBoston and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since
January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on FleetBoston. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FleetBoston and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of FleetBoston, investigation into the business or operations of FleetBoston or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material

Adverse Effect on FleetBoston. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FleetBoston or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FleetBoston since January 1, 1997, which, in the reasonable judgment of FleetBoston, will have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

    4.6 FINANCIAL STATEMENTS. FleetBoston has previously provided to Summit copies of (i) the audited consolidated balance sheets of FleetBoston and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive (the "FleetBoston 1999 Financial Information"), as reported in FleetBoston's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "FleetBoston 1999 10-K") filed with the SEC under the Exchange Act, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to FleetBoston and (ii) the unaudited consolidated balance sheet of FleetBoston and its Subsidiaries as of June 30, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of the six month periods then ended, as reported in the Fleet Boston Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2000. The December 31, 1999 consolidated balance sheet of FleetBoston (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of FleetBoston and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of FleetBoston and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of FleetBoston and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Neither FleetBoston nor any FleetBoston Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in FleetBoston Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred which has had, individually or in the aggregate, a Material Adverse Effect on FleetBoston.

    (b) Except as publicly disclosed in FleetBoston Reports filed prior to the date hereof, from December 31, 1999 through and including the date hereof, FleetBoston and the FleetBoston Subsidiaries have carried on their respective businesses in all material respect in the ordinary course.

    4.9 LEGAL PROCEEDINGS. (a) Neither FleetBoston nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of FleetBoston's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FleetBoston or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

    (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon FleetBoston, any of its Subsidiaries or the assets of FleetBoston or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston or the Surviving Corporation.

    4.10 TAXES AND TAX RETURNS. Each of FleetBoston and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other governmental charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or
(ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston. The federal income Tax returns of FleetBoston and its Subsidiaries have been examined by the IRS through 1990 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted for, Taxes or assessments upon FleetBoston or any of its Subsidiaries for which FleetBoston does not have adequate reserves. Neither FleetBoston nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FleetBoston and its Subsidiaries). Within the past five years, neither FleetBoston nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

    (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by FleetBoston or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FleetBoston.

    4.11 SEC REPORTS. FleetBoston has previously made available to Summit an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by FleetBoston with the SEC pursuant to the Securities Act or the Exchange Act (the "FleetBoston Reports") and prior to the date hereof and (b) communication mailed by FleetBoston to its stockholders since January 1, 1997 and prior to the date hereof, and no such FleetBoston Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all FleetBoston Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.12 COMPLIANCE WITH APPLICABLE LAW. (a) FleetBoston and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FleetBoston or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on FleetBoston.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston, FleetBoston and each FleetBoston Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of FleetBoston, any FleetBoston Subsidiary, or any director, officer or employee of FleetBoston or of any FleetBoston Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on FleetBoston, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    4.13 AGREEMENTS WITH REGULATORY AGENCIES. Neither FleetBoston nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 1997, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FleetBoston Disclosure Schedule, a "FleetBoston Regulatory Agreement"), nor has FleetBoston or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FleetBoston Regulatory Agreement.

    4.14 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FleetBoston or for the account of a customer of FleetBoston or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and, to FleetBoston's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FleetBoston or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FleetBoston and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to FleetBoston's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    4.15 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of FleetBoston included in the FleetBoston 1999 Financial Information and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, since such date, neither FleetBoston nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate (including if considered together with liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999), has had or will have, a Material Adverse Effect on FleetBoston.

    4.16 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on FleetBoston of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against FleetBoston, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Summit. To the knowledge of FleetBoston, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on FleetBoston. FleetBoston is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

    4.17 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, FleetBoston has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

    4.18 FLEETBOSTON INFORMATION. The information relating to FleetBoston and its Subsidiaries to be contained in the Proxy Statement and the S-4, or the information relating to FleetBoston and its Subsidiaries that is provided by FleetBoston or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Summit or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Summit Disclosure Schedule) or the Summit Option Agreement, Summit shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Summit Option Agreement or to consummate the transactions contemplated hereby or thereby.

    5.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the Summit Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Summit shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FleetBoston (which consent shall not be unreasonably withheld):

        (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Summit or any of its wholly owned Subsidiaries to Summit or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

        (b) (i) adjust, split, combine or reclassify any capital stock;

        (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.35 per share of Summit Common Stock, (B) dividends paid by any of the Subsidiaries of Summit to Summit or to any of its wholly owned Subsidiaries and (C) the acceptance of shares of Summit Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements);

        (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the Summit Rights Agreement or any renewal or replacement thereof and (B) grants to newly hired employees of Summit (other than officers that will be subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Summit Stock Plans and consistent with the additional terms set forth in Section 5.2 of the Summit Disclosure Schedule; or

        (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii), (B) pursuant to the Summit Option Agreement or (C) pursuant to the Summit Rights Agreement or any renewal or replacement thereof;

        (c) (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or as required by applicable law or agreements disclosed in Section 5.2 of the Summit Disclosure Schedule, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director, or (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, or
    (iii) pay any bonus other than customary year-end bonuses for fiscal 2000 determined in accordance with Section 5.2 of the Summit Disclosure Schedule, or (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or as required by applicable law, or (v) except as required under any existing plan, grant, or agreement disclosed in Section 5.2 of the Summit Disclosure Schedule, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation;

        (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or as required by applicable law or as set forth in the Summit Disclosure Schedule;

        (e) except for transactions in the ordinary course of business consistent with past practice (other than as set forth in Section 5.2 of the Summit Disclosure Schedule), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

        (f) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Summit Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

        (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreements in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or significant portion of its business or assets, the acquisition of 15% or more of its voting securities, or the merger, consolidation or similar business combination transaction involving it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters), provided that Summit may, and may permit its employees, agents and representatives to furnish or cause to be furnished confidential information, and may participate in negotiations or discussions, to the extent that the Board of Directors of Summit determines, in good faith after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, provided further that prior to providing any non-public information permitted to be provided pursuant to the foregoing proviso, Summit shall have entered into a confidentiality agreement with such third party on customary terms as advised by outside legal counsel;

        (h) settle any claim, action or proceeding requiring Summit or any of its Subsidiaries to pay (whether or not such payments would be covered in whole or in part by insurance) any monetary damages in excess of $500,000 or subjecting Summit or any of its Subsidiaries to any restrictions (other than DE MINIMIS restrictions) on its current or future business or operations (including the future business and operations of the Surviving Corporation);

        (i) knowingly take any action, or knowingly fail to take any action, that is reasonably likely to (A) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes (including by terminating and electing to pay cash for any option to purchase Summit Common Stock as may be permitted under the Summit Stock Plans or otherwise) or (B) prevent or impede the Merger from qualifying as a reorganization within the meaning of
    Section 368 of the Code;

        (j) amend its articles of incorporation, its bylaws or comparable governing documents, or amend, or redeem the rights issued under, the Summit Rights Agreement (except as required hereunder), or otherwise take any action to exempt any person or entity (other than FleetBoston or its Subsidiaries) or any action taken by such person or entity from the Summit Rights Agreement or any Takeover Statute or similarly restrictive provisions of such party's organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;


        (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;


        (l) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

        (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

        (n) file or amend any Tax return other than in the ordinary course of business, make or change any material Tax election, settle or compromise any material Tax liability or, except as required by applicable law, change any method of accounting for Tax purposes;

        (o) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby or by the Summit Option Agreement; or

        (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

    5.3 FLEETBOSTON FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FleetBoston shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Summit (which consent shall not be unreasonably withheld), (i) amend the FleetBoston Articles or FleetBoston By-Laws in a manner that would adversely affect the economic benefits of the Merger to the Summit stockholders, (ii) knowingly take any action, or knowingly fail to take any action, that is reasonably likely to
(A) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (B) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (provided that nothing contained herein shall limit the ability of FleetBoston to exercise its rights under the Summit Option Agreement), (iii) take any action which would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (iv) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law or
(v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this
Section 5.3.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1 REGULATORY MATTERS. (a) FleetBoston and Summit shall promptly prepare and file with the SEC the Proxy Statement and FleetBoston shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of FleetBoston and Summit shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Summit shall thereafter mail or deliver the Proxy Statement to its stockholders. FleetBoston shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Summit shall furnish all information concerning Summit and the holders of Summit Capital Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. FleetBoston and Summit shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Summit or FleetBoston, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) FleetBoston and Summit shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FleetBoston, Summit or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) FleetBoston and Summit shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the parties shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. None of the parties nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Except as provided in Section 9.9, each party to this Agreement shall hold, and shall cause its respective Subsidiaries and its and its Subsidiaries' directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure is compelled by judicial or administrative process or, based on the advice of its counsel, by other requirement of law or any relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, and including any copies thereof and any reports, analyses, compilations, forecasts, studies or other documents prepared by the Receiving Party, "Information") concerning the other party furnished to it (the "Receiving Party") by the other party or its representatives in connection with entering into this Agreement or in fulfilling its obligations hereunder, and no Receiving Party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to any Governmental Entity or use such information other than in connection with this Agreement (in all cases except to the extent the Receiving Party can demonstrate that such Information or applicable portion thereof (i) is or has become generally available to the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its representatives, (ii) was already known to such party prior to receipt from the other party or its representatives and were not made known to the Receiving Party by a source that was then prohibited from disclosing such information, or (iii) becomes available on a non-confidential basis from a source other than the Receiving Party or its representatives provided that such source was not then known by the Receiving Party to be prohibited from disclosing such information). In the event of a termination of this Agreement, the parties to this Agreement shall upon request by the party providing the Information destroy or return to the party providing the Information all Information, as well as all copies and translations thereof, provided by the other party or any of its representatives; provided, however, that upon such request, the Receiving Party may at its option chose not to return, and shall instead destroy (and certify such destruction by an authorized officer of the Receiving Party), any reports, analyses, compilations, forecasts, studies or other documents prepared by the Receiving Party constituting "Information."

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.3 SUMMIT STOCKHOLDER APPROVAL. Summit shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger. The Board of Directors of Summit shall use its reasonable best efforts to obtain from the stockholders of Summit the vote in favor of the adoption of this Agreement required by the NJBCA and the Summit Certificate and By-Laws to consummate the transactions contemplated hereby; provided that the Board of Directors of Summit may withdraw its recommendation of the Agreement and the Merger if the Board of Directors of Summit determines, in good faith after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

    6.4 LEGAL CONDITIONS TO MERGER. Each of FleetBoston and Summit shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Summit or FleetBoston or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

    6.5 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of FleetBoston and Summit shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meeting called by Summit to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto.

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
    (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least
30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.6 STOCK EXCHANGE LISTING. FleetBoston shall cause the shares of FleetBoston Common Stock, to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    6.7 EMPLOYEE BENEFIT PLANS. (a) Until December 31, 2001, the benefits to be provided to employees of Summit and its Subsidiaries as of the Effective Time ("Covered Employees") shall be substantially the same benefit plans and programs provided by Summit or its Subsidiaries, as the case may be, to such employees as of the date hereof. From and after December 31, 2001, the benefits to be provided to the Covered Employees shall be the benefit plans and programs provided to similarly situated employees of FleetBoston. FleetBoston shall, from and after the Effective Time, (i) comply with Summit Benefit Plans and other contractual commitments of Summit to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Summit and its Subsidiaries under Summit Plans or the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Summit and its Subsidiaries as of the date hereof) with Summit or any of its Subsidiaries (and their predecessors) prior to the Effective Time under employee benefit plans of FleetBoston or its Subsidiaries (other than FleetBoston's noncontributory cash balance defined benefit pension plan), (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Summit Plans) and eligibility waiting periods under group health plans of FleetBoston to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and (iv) assume, or cause its applicable Subsidiary to assume, all contracts and agreements with employees of Summit, which agreements were entered into prior to the date hereof and which are listed on Section 5.2 of the Summit Disclosure Schedule, and all obligations thereunder. From and after the Effective Time, FleetBoston shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with Summit policy as in effect on the date hereof. From and after the Effective Time, a Covered Employee who is terminated (as defined in the applicable Summit severance plan or policy as in effect on the date hereof) during the period commencing at the Effective Time and ending on the 12-month anniversary thereof shall be entitled to receive the greater of (i) the severance payments and benefits under the applicable Summit severance plan or policy as in effect on the date hereof (without amendment on or after the Effective Time) and (ii) the severance payments and benefits under FleetBoston's severance plan or policy as in effect on the date of termination of such Covered Employee. In addition, FleetBoston will comply with Section 6.7 of the FleetBoston Disclosure Schedule.

    (b) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation or FleetBoston from amending, modifying or terminating any FleetBoston Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Summit or any of its Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Summit or any of its Subsidiaries or (ii) this Agreement, the Summit Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, FleetBoston shall indemnify and hold harmless, as and to the fullest extent provided by applicable law, the Summit Certificate, the Summit By-Laws and any agreement set forth in Section 6.8 of the Summit Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party as provided by the Summit Certificate, the Summit By-Laws and any agreement set forth in Section 6.8 of the Summit Disclosure Schedule), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

    (b) FleetBoston shall use its reasonable best efforts to cause the individuals serving as officers and directors of Summit or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Summit (provided that FleetBoston may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall FleetBoston be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Summit (which current amount is set forth in Section 6.8 of the Summit Disclosure Schedule) for such insurance (the "Insurance Amount), and provided further that if FleetBoston is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, FleetBoston shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

    (c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of FleetBoston, on the one hand, and a Subsidiary of Summit, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FleetBoston.

    6.10 ADVICE OF CHANGES. FleetBoston and Summit shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of FleetBoston and Summit shall coordinate with the other the declaration of any dividends in respect of FleetBoston Common Stock and Summit Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Summit Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Summit Common Stock and any shares of FleetBoston Common Stock any such holder receives in exchange therefor in the Merger.

    6.12 EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Assuming that Summit delivers to FleetBoston the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of FleetBoston, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Summit Insiders of FleetBoston Common Stock in exchange for shares of Summit Common Stock, and of options on FleetBoston Common Stock upon conversion of options on Summit Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all respects regarding Summit Insiders, the number of shares of Summit Common Stock held by each such Summit Insider and expected to be exchanged for FleetBoston Common Stock in the Merger, and the number and description of the options on Summit Common Stock held by each such Summit Insider and expected to be converted into options on FleetBoston Common Stock in connection with the Merger. The "Summit Insiders" shall mean those officers and directors of Summit who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

    6.13 DIRECTORSHIPS. FleetBoston shall take such actions as may be reasonably required (including as set forth in Section 6.13 of the FleetBoston Disclosure Schedule) to cause its Board of Directors to be expanded by two members and to appoint Mr. T. Joseph Semrod and one of the current outside directors of Summit Board of Directors (to be mutually agreed upon by FleetBoston and Summit) to the class of FleetBoston directors with terms expiring at the 2004 Annual Meeting of FleetBoston Stockholders.

    6.14 AGGREGATE CAPITALIZATION. Summit will not take any action, or fail to take any action, that results in the aggregate number of shares of Summit Common Stock outstanding immediately prior to the Effective Time (including all shares of Summit Common Stock subject to Summit Rights other than the Summit Option Agreement, but not including shares of Summit Common Stock held in treasury) exceeding 186,365,926.

    6.15 COMMUNITY COMMITMENTS. From and after the Effective Time, FleetBoston shall use its reasonable efforts to continue the community commitments undertaken by Summit Bank Subsidiaries prior to the date hereof in the communities currently served by such banks.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite affirmative vote of the holders of Summit Common Stock entitled to vote thereon.

        (b) NYSE LISTING. The shares of FleetBoston Common Stock which shall be issued to the stockholders of Summit upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (c) REGULATORY APPROVALS. All regulatory approvals set forth under Sections 3.4 and 4.4 required to consummate the transactions contemplated hereby, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

        (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger or the Bank Merger.

        (f) Federal Tax Opinion. The parties hereto shall have received the opinions of their respective counsel, Wachtell, Lipton, Rosen & Katz, and Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to FleetBoston and Summit, as the case may be, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of FleetBoston, Summit and others, reasonably satisfactory in form and substance to such counsel.

        (g) Pooling of Interests. FleetBoston and Summit shall each have received a letter from their respective independent accountants addressed to Summit or FleetBoston, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    7.2 CONDITIONS TO OBLIGATIONS OF FLEETBOSTON. The obligation of FleetBoston to effect the Merger is also subject to the satisfaction, or waiver by FleetBoston, at or prior to the Effective Time, of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Summit set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on Summit or the Surviving Corporation. FleetBoston shall have received a certificate signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to the foregoing effect.

        (b) Performance of Obligations of Summit. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FleetBoston shall have received a certificate signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.

    7.3 CONDITIONS TO OBLIGATIONS OF SUMMIT. The obligation of Summit to effect the Merger is also subject to the satisfaction or waiver by Summit at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. The representations and warranties of FleetBoston set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on FleetBoston. Summit shall have received a certificate signed on behalf of FleetBoston by the Chief Executive Officer and the Chief Financial Officer of FleetBoston to the foregoing effect.

        (b) Performance of Obligations of FleetBoston. FleetBoston shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of FleetBoston by the Chief Executive Officer and the Chief Financial Officer of FleetBoston to such effect.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Summit:

        (a) by mutual consent of FleetBoston and Summit in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either the Board of Directors of FleetBoston or the Board of Directors of Summit if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (c) by either FleetBoston or Summit if the approval of Summit's stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the meeting of the Summit stockholders contemplated by Section 6.3, or at any adjournment or postponement thereof;

        (d) by either the Board of Directors of FleetBoston or the Board of Directors of Summit if the Merger shall not have been consummated on or before the first anniversary of the date hereof unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

        (e) by either the Board of Directors of FleetBoston or the Board of Directors of Summit (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Summit, in the case of a termination by FleetBoston, or FleetBoston, in the case of a termination by Summit, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either FleetBoston or Summit as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of FleetBoston, Summit, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and
9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither FleetBoston nor Summit shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3  AMENDMENT.  Subject to compliance with applicable law and
Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Summit; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the stockholders of Summit, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Summit Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the stockholders of Summit, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Summit Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature are required to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Summit Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by FleetBoston and Summit.

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
    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to FleetBoston, to:

          FleetBoston Financial Corporation
           One Federal Street
           Boston, Massachusetts 02110
           Attention: General Counsel
           Telecopier: (617) 434-2186
           with a copy to:
           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Craig M. Wasserman, Esq.
           Telecopier: (212) 403-2000

        and

        (b) if to Summit, to:

          Summit Bancorp.
           301 Carnegie Center
           Princeton, New Jersey 08543
           Attention: General Counsel
           Telecopier: (609) 987-3435
           with a copy to:
           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153
           Ronald F. Daitz, Esq.
           Stephen E. Jacobs, Esq.
           Telecopier: (212) 310-8007

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Nothing contained herein shall require any party hereto or the Board of Directors of such party to take or refrain from taking any action in violation of applicable law. The Summit Disclosure Schedule and the FleetBoston Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) together with the Option Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

    9.9 PUBLICITY. Neither FleetBoston nor Summit shall, and neither FleetBoston nor Summit shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Summit (which consent shall not be unreasonably withheld), in the case of a proposed announcement or statement by FleetBoston, or FleetBoston, in the case of a proposed announcement or statement by Summit (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that a party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

    9.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

    IN WITNESS WHEREOF, FleetBoston Financial Corporation and Summit Bancorp. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          SUMMIT BANCORP.
                                          BY: /S/ T. JOSEPH SEMROD______________
                                             Name: T. Joseph Semrod
                                             Title: Chairman of the Board,
                                          President
                                                  and Chief Executive Officer

                                          By: /s/ JOHN G. COLLINS_______________
                                             Name: John G. Collins
                                             Title: Vice Chairman

                                          FLEETBOSTON FINANCIAL CORPORATION
                                          BY: /S/ BRIAN T. MOYNIHAN_____________
                                             Name: Brian T. Moynihan
                                             Title: Executive Vice President

                                          By: /s/ H. JAY SARLES_________________
                                             Name: H. Jay Sarles
                                             Title: Vice Chairman, National
                                          Financial
                                                  Services, and Chief
                                          Administrative
                                                  Officer

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                                              SCHEDULE 6.5(A)(1)

             FORM OF AFFILIATE LETTER ADDRESSED TO SUMMIT BANCORP.

Summit Bancorp.
301 Carnegie Center
Princeton, New Jersey 08543

Ladies and Gentlemen:

    I have been advised that as of the date hereof I may be deemed to be an "affiliate" of FleetBoston Financial Corporation, a Rhode Island corporation ("FleetBoston"), as the term "affiliate" is used in and for purposes of Accounting Series Releases Nos. 130 and 135, as amended, of the Securities and Exchange Commission ("Commission"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of October 1, 2000 (the "Merger Agreement"), by and betweeen FleetBoston and Summit Bancorp., a New Jersey corporation ("Summit"), Summit shall be merged with and into FleetBoston (the "Merger") and each share of the common stock, par value $0.80 per share, of Summit ("Summit Common Stock") shall be converted into the right to receive 1.02 shares of common stock, par value $0.01 per share, of FleetBoston ("FleetBoston Common Stock"). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

    I represent to and covenant with Summit that, from the date that is 30 days prior to the Effective Time, I will not sell, transfer or otherwise dispose of shares of Summit Common Stock held by me and that I will not sell, transfer or otherwise dispose of any shares of FleetBoston Common Stock, until after such time as results covering at least 30 days of combined operations of FleetBoston and Summit after the Merger have been published by FleetBoston in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 35; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of FleetBoston Common Stock or Summit Common Stock as will not, in the reasonable judgment of accountants to FleetBoston, interfere with or prevent the Merger being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all affiliates of Summit and all other affiliates of FleetBoston.

    It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect at such time as financial results covering at least thirty days of combined operations following the effective date of the Merger have been published as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 35.

                                     A-1-1

    Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of FleetBoston as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                              Very truly yours,
                                              By: __________________________
                                              Name:

Accepted this [   ] day of
[            ], 2000 by
Summit Bancorp.

By: __________________________________
   Name:
   Title:

                                     A-1-2

                                                              SCHEDULE 6.5(A)(2)

               FORM OF AFFILIATE LETTER ADDRESSED TO FLEETBOSTON

FleetBoston Financial Corporation
One Federal Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

    I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Summit, a New Jersey corporation ("Summit"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases Nos. 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of October 1, 2000 (the "Merger Agreement"), by and between FleetBoston and Summit, Summit shall be merged with and into FleetBoston (the "Merger") and each share of the common stock, par value $0.80 per share, of Summit ("Summit Common Stock") shall be converted into the right to receive 1.02 shares of common stock, par value $0.01 per share, of FleetBoston ("FleetBoston Common Stock"). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

    I represent, warrant and covenant to FleetBoston that in the event I receive any FleetBoston Common Stock as a result of the Merger:

        (a) I shall not make any sale, transfer or other disposition of FleetBoston Common Stock in violation of the Act or the Rules and Regulations.

        (b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of FleetBoston Common Stock to the extent I believed necessary with my counsel or counsel for Summit.

        (c) I have been advised that the issuance of FleetBoston Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Summit I may be deemed to have been an affiliate of Summit and the distribution by me of FleetBoston Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of FleetBoston Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to FleetBoston, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        (d) I understand that FleetBoston is under no obligation to register the sale, transfer or other disposition of FleetBoston Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        (e) I also understand that stop transfer instructions will be given to FleetBoston's transfer agents with respect to FleetBoston Common Stock and that there will be placed on the certificates

                                     A-2-1
    for FleetBoston Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

           "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

        (f) I also understand that unless the transfer by me of my FleetBoston Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, FleetBoston reserves the right to put the following legend on the certificates issued to my transferee:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

    It is understood and agreed that the legends set forth in paragraphs
(e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to FleetBoston a copy of a letter from the staff of the Commission, an opinion of counsel in form and substance reasonably satisfactory to FleetBoston, or other evidence reasonably satisfactory to FleetBoston, to the effect that such legend is not required for purposes of the Act.

    I further represent to and covenant with FleetBoston that, from the date that is 30 days prior to the Effective Time, I will not sell, transfer or otherwise dispose of shares of Summit Common Stock held by me and that I will not sell, transfer or otherwise dispose of any shares of FleetBoston Common Stock received by me in the Merger, until after such time as results covering at least 30 days of combined operations of FleetBoston and Summitafter the Merger have been published by FleetBoston, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of Summit Common Stock or FleetBoston Common Stock as will not, in the reasonable judgment of accountants to FleetBoston, interfere with or prevent the Merger being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of Summit and all affiliates of FleetBoston.

    I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

    It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect upon the later of (i) such time as financial results covering at least thirty days of combined operations following the effective date of the Merger have been published as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 35 and (ii) delivery by the undersigned to FleetBoston of

                                     A-2-2
a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to FleetBoston, or other evidence reasonably satisfactory to FleetBoston, to the effect that a transfer of the undersigned's shares of FleetBoston Common Stock will not violate the Act or any of the rules and regulations of the SEC thereunder.

    Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Summit as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          By: __________________________________
                                             Name:

Accepted this [  ] day of
[            ], 2000 by
FleetBoston Financial Corporation
By: __________________________________
   Name:
   Title:

                                     A-2-3

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated as of October 1, 2000 (the "Agreement"), by and between Summit Bancorp., a New Jersey corporation ("Issuer"), and FleetBoston Financial Corporation, a Rhode Island corporation ("Grantee").

                              W I T N E S S E T H:

    WHEREAS, concurrently herewith Issuer and Grantee are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Issuer with and into Grantee; and

    WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Issuer and Grantee agree as follows:

    Section 1. GRANT OF OPTION; ADJUSTMENT. (a) Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase that number of fully paid and non-assessable shares of common stock, par value $0.80 per share, of Issuer ("Common Stock") equal to 19.9% of the currently issued and outstanding shares of Common Stock, without giving effect to any shares subject to or issued pursuant to the Option, at a purchase price of $34.00 per share (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either
(i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or redemption, repurchase, retirement or other action, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    Section 2. EXERCISE OF OPTION. (a) The holder or holders of the Option (the "Holder") may exercise the Option, in whole or in part, at any time or from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof, if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by

Grantee pursuant to Section 8.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or
(iii) the passage of 12 months after termination of the Merger Agreement, if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional).

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "BENEFICIAL OWNERSHIP" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more Issuer Subsidiaries or involving only any two or more Issuer Subsidiaries, be deemed to be an Acquisition Transaction; PROVIDED that any such transaction is not entered into in violation of the terms of the Merger Agreement;

        (ii) (x) Issuer or any Significant Subsidiary of Issuer, or the Board of Directors of Issuer, without having received Grantee's prior written consent, shall have authorized, recommended to its stockholders, proposed or publicly announced its intention to authorize, recommend to its stockholders or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, (y) the Board of Directors of Issuer shall have failed to make its recommendation that the Issuer stockholders approve the Merger Agreement and the transactions contemplated thereby in anticipation of engaging in an Acquisition Transaction or (z) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

        (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations promulgated thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement (other than a non-volitional breach) and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing"; and the date of such Closing, a "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated, or such approvals have been obtained, and any requisite waiting period or periods shall have passed. For purposes of determining the timeliness of exercise, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At a Closing, the Holder shall pay to Issuer an amount equal to the Option Price multiplied by the number of shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder, which shares shall be free and clear of all liens, charges or encumbrances, and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, dated as of October 1, 2000, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that:

        (i) The reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;

        (ii) The reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

        (iii) The legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    Section 3. ADDITIONAL COVENANTS OF ISSUER. Issuer agrees: (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (c) promptly to take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and the regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (d) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    Section 4. EXCHANGE, LOSS, THEFT, ETC. OF AGREEMENT. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    Section 5. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to subsection (b) of Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of reclassifications, recapitalizations, stock dividends, stock splits, split-ups, mergers, combinations, subdivisions, conversions, exchanges of shares, dividends, dividends payable in other securities, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price therefor (including for purposes of repurchase thereof pursuant to Section 7) shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    Section 6. REGISTRATION RIGHTS. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent Holder of this Option, or part thereof, or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the registration of the Holder's Option or Option Shares at such time would interfere with the successful marketing of the shares of Common Stock then being offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be registered for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction pursuant to this Section 6 shall thereafter occur. Each Holder on behalf of which registration is requested shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    Section 7. REPURCHASE OF OPTION. (a) From and after a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (x) the Market/Offer Price (as defined below) exceeds
(y) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated, PROVIDED, HOWEVER, that the Option Purchase Price and Option Share Repurchase Price shall be subject to the limitations set forth in Section 24. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, less the current market value of the remaining liabilities of Issuer, each such value as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Such notice or notices shall also contain representations and warranties to the effect that the Holder owns the Option Shares to be repurchased, free and clear of all Liens, with full power, right and authority to present such Option Shares for repurchase hereunder. Within the latter to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share

Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from repurchasing the Option or the Option Shares, as the case may be, or from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (x) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or
(y) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of IssuerIssuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, PROVIDED that no such event described in clause (i) or (ii) shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this
Section 7 shall not terminate upon the occurrence of an Exercise Termination Event, unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    Section 8. SUBSTITUTE OPTION. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger,
(ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (y) Issuer in a merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of Issuer's assets.

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then holder or holders of the Substitute Option (the "Substitute Option Holder") in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    Section 9. REPURCHASE OF SUBSTITUTE OPTION. (a) At the request of the Substitute Option Holder, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation or as a consequence of administrative policy arising thereunder from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (y) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    Section 10. EXTENSION OF EXERCISE PERIOD. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    Section 11. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (c) Issuer has taken all action (including, if required, amending or terminating the Rights Agreement dated as of June 16, 1999, between Issuer and First Chicago Trust Company of New York, as rights agent, or redeeming all of the rights ("Rights") under such Rights Agreement) so that the entering into this Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    Section 12. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

        (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly and validly executed and delivered by Grantee.

        (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    Section 13. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option, except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or
(d) any other manner approved by the Federal Reserve Board.

    Section 14. FURTHER ASSURANCES. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    Section 15. SURRENDER. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to (i) $210 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (x) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (y) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any party not affiliated with Grantee.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this
Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

    (c) To the extent that Issuer is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from paying to Grantee the Surrender Price in full (i) Issuer shall (x) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (y) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (z) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of subsection (c) of this Section 15 (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in subsections (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    Section 16. EQUITABLE RELIEF. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    Section 17. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    Section 18. DELIVERY. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    Section 19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

    Section 20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 21. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    Section 22. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    Section 23. CAPITALIZED TERMS. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    Section 24. LIMITATION ON GRANTEE'S TOTAL PROFIT. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in subsection (c) of this Section 24) exceed $350 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares subject to the Option (and any Substitute Option), (ii) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to Issuer, or Substitute Issuer, as the case may be, (iv) reduce the amount of the
Section 7 Option Repurchase Price or Section 9 Substitute Option Repurchase Price, or (v) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in subsection (d) of this Section 24) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in subsection (a) of this
Section 24 so that the Notional Total Profit shall not restrict any subsequent exercise of the Option which at such time complies with this sentence.

    (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or the Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by Grantee upon the repurchase of the Option or the Option Shares, respectively, by Issuer pursuant to Section 7 hereof, after payment of application brokerage or sales commissions and discounts, over
(y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (ii) all amounts received by Grantee upon the repurchase of the Option or the Option Shares by Issuer pursuant to Section 7 hereof, plus
(iii) all equivalent amounts with respect to the Substitute Option and Substitute Shares and any amounts paid pursuant to Section 9 hereof.

    (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 24, transactions by a wholly-owned subsidiary transferee of Grantee in respect of the Option Shares transferred to it shall be treated as if made by Grantee.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       SUMMIT BANCORP.

                                                       By:  /s/ T. JOSEPH SEMROD
                                                            -----------------------------------------
                                                            Name:  T. Joseph Semrod
                                                            Title: Chairman of the Board, President
                                                            and Chief Executive Officer

                                                       FLEETBOSTON FINANCIAL CORPORATION

                                                       By:  /s/ H. JAY SARLES
                                                            -----------------------------------------
                                                            Name:  H. Jay Sarles
                                                            Title: Vice Chairman, National Financial
                                                                   Services, and Chief Administrative
                                                                   Officer

                    SIGNATURE PAGE TO STOCK OPTION AGREEMENT

                         DIRECTIONS TO SPECIAL MEETING



                                BRUNSWICK HILTON
                          THREE TOWER CENTER BOULEVARD
                            EAST BRUNSWICK, NJ 08816
                                   DIRECTIONS



FROM NJ TURNPIKE NORTH OR SOUTH
EXIT 9 OF THE NJ TURNPIKE THROUGH THE TOLL PLAZA, GET ON ROUTE 18
NORTH AND TAKE THE FIRST RIGHT, THEN BEAR RIGHT ONTO BURNET STREET AND ENTER THE HOTEL FROM THE MIDDLE OF THE TWO TOWERS.



FROM ROUTE 18 NORTH
TURN RIGHT AT THE FIRST LIGHT AFTER THE NJ TURNPIKE ENTRANCE-TOWER CENTER BOULEVARD.



FROM ROUTE 18 SOUTH
FROM NEW BRUNSWICK, TAKE ROUTE 18 SOUTH TO ROUTE ONE NORTH.
FOLLOW SIGNS FOR ROUTE 18 NORTH/NEW BRUNSWICK. THERE WILL
ALSO BE SIGNS FOR THE NEW JERSEY TURNPIKE. AT FORK IN ROAD, BEAR
LEFT FOLLOWING SIGNS FOR TUNISON ROAD, NEW JERSEY TURNPIKE. GO
THROUGH TRAFFIC LIGHT AND FOLLOW SIGNS FOR NEW JERSEY TURNPIKE
AND "U TURN" (RIGHT). PROCEED TO TRAFFIC LIGHT AND MAKE LEFT INTO HOTEL
ENTRANCE.



FROM INTERSTATE 287
ROUTE 287 TO NEW JERSEY TURNPIKE. NEW JERSEY TURNPIKE SOUTH
TO EXIT 9. AFTER THE TOLL PLAZA, GET ON ROUTE 18 NORTH AND TAKE THE FIRST RIGHT, THEN BEAR RIGHT ONTO BURNET STREET. PROCEED TO TRAFFIC LIGHT AND MAKE LEFT INTO HOTEL ENTRANCE.



FROM ROUTE 1 NORTHBOUND AND SOUTHBOUND
TAKE THE EXIT FOR ROUTE 18 SOUTH. PASS THE HOTEL AT THE INTERSECTION OF ROUTE 18 AND
THE NEW JERSEY TURNPIKE (LEFT TURNS ARE NOT ALLOWED AT THE TRAFFIC LIGHT). AT THE SEC-
OND TRAFFIC LIGHT (EGGERS STREET) TAKE A RIGHT TO MAKE A U-TURN. FOLLOW SIGNS FOR THE
U-TURN AND GET ON ROUTE 18 NORTHBOUND. MAKE A RIGHT AT THE FIRST TRAFFIC LIGHT
FOR
THE ENTRANCE TO THE HOTEL.


                                     NOTICE
                       ADMITTANCE TO THE SPECIAL MEETING

    In order to accommodate our shareholders, admission to the Special Meeting must be limited to shareholders, proxies, press and meeting staff. Two Welcome Desks will be set up to greet meeting attendees. If you hold stock in your own name, please proceed to the RECORD HOLDER Welcome Desk when you arrive. If you hold stock through a bank, broker or otherwise, please proceed to the STREET NAME Welcome Desk and please be prepared to furnish an account statement from your bank or broker, a copy of a proxy card mailed to you, or other proof of ownership of Summit Common Stock. PERSONS WITHOUT SUCH PROOF WILL NOT BE SEATED UNTIL THE MEETING STAFF DETERMINES THERE IS ADEQUATE SEATING FOR ALL ATTENDEES AND MAY BE DENIED ADMITTANCE ALTOGETHER.

    Attendees should at all times wear the official name tag provided by the Welcome Desks in order that the meeting staff may readily identify attendees admitted to the meeting in accordance with the procedures administered by the Welcome Desks. If you own stock in your own name and plan to attend the Special Meeting, please mark the appropriate box on the proxy card. If you wish to attend the Special Meeting but will not be submitting a proxy card with the appropriate box marked, please notify Summit at the following address as soon as possible: Corporate Secretary, ATTN: Special Meeting Admissions, Summit Bancorp., 301 Carnegie Center, PO. Box 2066, Princeton, NJ 08543-2066. Doing this will allow us to prepare your official name tag in advance and eliminate unnecessary delays upon your arrival at the Special Meeting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's by-laws provide for indemnification to the extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Law. Such section, as adopted by the by-laws, requires the Registrant to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the Registrant's best interest, (b) in all other cases that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Registrant's by-laws provide that such rights to indemnification are contract rights and that the expenses incurred by an indemnified person shall be paid in advance of a final disposition of any proceeding; provided, however, that if required under applicable law, such person must deliver a written affirmation that he has met the standards of care required under such provisions to be entitled to indemnification and provides an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification. With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933, as amended, pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following is a list of Exhibits to this Registration
Statement:


 2                      --         Agreement and Plan of Merger, dated as of October 1, 2000, by and between FleetBoston Financial Corporation and Summit
                                   Bancorp. (included in Part I as Appendix A to the proxy
                                   statement-prospectus included in this Registration
                                   Statement)

 3(a         )          --         Restated Articles of Incorporation of the Registrant, as
                                   amended through November 5, 1999 (incorporated by reference to Exhibit 3 of Registrant's Form 10-Q for the quarter ended
                                   September 30, 1999)

 3(b         )          --         Amendment, dated April 18, 2000, to the Registrant's
                                   Restated Articles of Incorporation (incorporated by
                                   reference to Exhibit 3(b) of Registrant's Form 10-Q for the quarter ended March 31, 2000)

 3(ii        )          --         By-laws of the Registrant, as amended (incorporated by
                                   reference to Exhibit 4(l) of Registrant's Registration
                                   Statement on Form S-3 (333-86829))

 4(a         )          --         Rights Agreement, dated as of August 16, 2000, between
                                   FleetBoston Financial Corporation and EquiServe, LP, as
                                   Rights Agent (incorporated by reference to Exhibit 4 of
                                   FleetBoston's Registration Statement on Form 8-A dated
                                   November 7, 2000)

 4(b         )          --         Instruments defining the rights of security holders,
                                   including indentures (FleetBoston has no instruments
                                   defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds
                                   10% of the total assets of FleetBoston and its subsidiaries on a consolidated basis. FleetBoston hereby agrees to
                                   furnish a copy of any such instrument to the Commission upon request)

 5                      --         Opinion of Edwards & Angell, LLP as to legality**

 8(a         )          --         Form of Opinion of Wachtell, Lipton, Rosen & Katz as to U.S.
                                   federal income tax matters

 8(b         )          --         Form of Opinion of Weil, Gotshal & Manges LLP as to U.S.
                                   federal income tax matters

10(a         )          --         Employment Agreement, dated as of October 1, 2000, by and
                                   between T. Joseph Semrod and the Registrant*

10(b         )          --         Employment Agreement, dated as of October 1, 2000, by and
                                   between John G. Collins and the Registrant*

23(a         )          --         Consent of KPMG LLP

23(b         )          --         Consent of PricewaterhouseCoopers LLP

23(c         )          --         Consent of Edwards & Angell, LLP (included in Exhibit 5)

23(d         )          --         Consent of Wachtell, Lipton, Rosen & Katz (included in
                                   Exhibit 8(a))

23(e         )          --         Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                                   8(b))

99(a         )          --         Form of Proxy for Summit Special Meeting of Shareholders*

99(b         )          --         Stock Option Agreement dated October 1, 2000 between Summit and FleetBoston (included in Part I as Exhibit B to the
                                   proxy statement-prospectus)

99(c         )          --         Consent of Merrill Lynch, Pierce, Fenner & Smith
                                   Incorporated**

99(d         )          --         Consent of Mr. T. Joseph Semrod to be named as a director*

99(e         )          --         Consent of Mr. T. J. Dermot Dunphy to be named as a
                                   director*


------------------------


*   Previously filed.



**  To be filed by amendment.


    (b) Financial Statement Schedules.

    Not Applicable.

    (c) Fairness Opinions.

    Included in Part I as Exhibit C to the proxy statement-prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 1 to the Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 5, 2001.



                                          FLEETBOSTON FINANCIAL CORPORATION
                                          BY: _____/S/ WILLIAM C. MUTTERPERL____


                                                    William C. Mutterperl



                                                  EXECUTIVE VICE PRESIDENT,
                                                GENERAL COUNSEL AND SECRETARY



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on January 5, 2001.



                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ TERRENCE MURRAY*               Chairman, Chief Executive Officer and
--------------------------------------------     Director
               Terrence Murray

           /s/ CHARLES K. GIFFORD*             President, Chief Operating Officer and
--------------------------------------------     Director
             Charles K. Gifford

           /s/ ROBERT J. HIGGINS*              President of Consumer Banking and Investment
--------------------------------------------     Services and Director
              Robert J. Higgins

         /s/ HENRIQUE C. MEIRELLES*            President of Corporate and Global Banking and
--------------------------------------------     Director
            Henrique C. Meirelles

           /s/ EUGENE M. MCQUADE*              Vice Chairman and Chief Financial Officer
--------------------------------------------
              Eugene M. McQuade

           /s/ ERNEST L. PUSCHAVER             Executive Vice President, Director of Finance
--------------------------------------------     and Chief Accounting Officer
             Ernest L. Puschaver

             /s/ JOEL B. ALVORD*                                 Director
--------------------------------------------
               Joel B. Alvord

          /s/ WILLIAM BARNET, III*                               Director
--------------------------------------------
               William Barnet

           /s/ DANIEL P. BURNHAM*                                Director
--------------------------------------------
              Daniel P. Burnham

                  SIGNATURE                                        TITLE
                  ---------                                        -----
         /s/ PAUL J. CHOQUETTE, JR.*                             Director
--------------------------------------------
           Paul J. Choquette, Jr.

            /s/ JOHN T. COLLINS*                                 Director
--------------------------------------------
               John T. Collins

           /s/ WILLIAM F. CONNELL*                               Director
--------------------------------------------
             William F. Connell

           /s/ GARY L. COUNTRYMAN*                               Director
--------------------------------------------
             Gary L. Countryman

            /s/ ALICE F. EMERSON*                                Director
--------------------------------------------
              Alice F. Emerson

           /s/ JAMES F. HARDYMON*                                Director
--------------------------------------------
              James F. Hardymon

            /s/ MARIAN L. HEARD*                                 Director
--------------------------------------------
               Marian L. Heard

            /s/ ROBERT M. KAVNER*                                Director
--------------------------------------------
              Robert M. Kavner

             /s/ THOMAS J. MAY*                                  Director
--------------------------------------------
                Thomas J. May

           /s/ DONALD F. MCHENRY*                                Director
--------------------------------------------
              Donald F. McHenry

           /s/ MICHAEL B. PICOTTE*                               Director
--------------------------------------------
             Michael B. Picotte

            /s/ THOMAS R. PIPER*                                 Director
--------------------------------------------
               Thomas R. Piper

            /s/ THOMAS C. QUICK*                                 Director
--------------------------------------------
               Thomas C. Quick

          /s/ FRANCENE S. RODGERS*                               Director
--------------------------------------------
             Francene S. Rodgers

              /s/ JOHN W. ROWE*                                  Director
--------------------------------------------
                John W. Rowe

                  SIGNATURE                                        TITLE
                  ---------                                        -----
             /s/ THOMAS M. RYAN*                                 Director
--------------------------------------------
               Thomas M. Ryan

           /s/ PAUL R. TREGURTHA*                                Director
--------------------------------------------
              Paul R. Tregurtha



By: __________________________/s/ WILLIAM C. MUTTERPERL_________________________


                               William C. Mutterperl



                                AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                     DESCRIPTION
       -------                    -----------
  2                     --        Agreement and Plan of Merger, dated as of October 1, 2000, by and between FleetBoston Financial Corporation and Summit
                                  Bancorp. (included in Part I as Appendix A to the proxy
                                  statement-prospectus included in this Registration
                                  Statement)

  3(a        )          --        Restated Articles of Incorporation of the Registrant, as
                                  amended through November 5, 1999 (incorporated by reference to Exhibit 3 of Registrant's Form 10-Q for the quarter ended
                                  September 30, 1999)

  3(b        )          --        Amendment, dated April 18, 2000, to the Registrant's
                                  Restated Articles of Incorporation (incorporated by
                                  reference to Exhibit 3(b) of Registrant's Form 10-Q for the quarter ended March 31, 2000)

  3(ii       )          --        By-laws of the Registrant, as amended (incorporated by
                                  reference to Exhibit 4(l) of Registrant's Registration
                                  Statement on Form S-3 (333-86829))

  4(a        )          --        Rights Agreement, dated as of August 16, 2000, between
                                  FleetBoston Financial Corporation and EquiServe, LP, as
                                  Rights Agent (incorporated by reference to Exhibit 4 of
                                  FleetBoston's Registration Statement on Form 8-A dated
                                  November 7, 2000)

  4(b        )          --        Instruments defining the rights of security holders,
                                  including indentures (FleetBoston has no instruments
                                  defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds
                                  10% of the total assets of FleetBoston and its subsidiaries on a consolidated basis. FleetBoston hereby agrees to
                                  furnish a copy of any such instrument to the Commission upon request)

  5                     --        Opinion of Edwards & Angell, LLP as to legality**

  8(a        )          --        Form of Opinion of Wachtell, Lipton, Rosen & Katz as to U.S.
                                  federal income tax matters

  8(b        )          --        Form of Opinion of Weil, Gotshal & Manges LLP as to U.S.
                                  federal income tax matters

 10(a        )          --        Employment Agreement, dated as of October 1, 2000, by and
                                  between T. Joseph Semrod and the Registrant*

 10(b        )          --        Employment Agreement, dated as of October 1, 2000, by and
                                  between John G. Collins and the Registrant*

 23(a        )          --        Consent of KPMG LLP

 23(b        )          --        Consent of PricewaterhouseCoopers LLP

 23(c        )          --        Consent of Edwards & Angell, LLP (included in Exhibit 5)

 23(d        )          --        Consent of Wachtell, Lipton, Rosen & Katz (included in
                                  Exhibit 8(a))

 23(e        )          --        Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                                  8(b))

 99(a        )          --        Form of Proxy for Summit Special Meeting of Shareholders*

 99(b        )          --        Stock Option Agreement dated October 1, 2000 between Summit and FleetBoston (included in Part I as Exhibit B to the
                                  proxy statement-prospectus)

 99(c        )          --        Consent of Merrill Lynch, Pierce, Fenner & Smith
                                  Incorporated**

 99(d        )          --        Consent of Mr. T. Joseph Semrod to be named as a director*

 99(e        )          --        Consent of Mr. T. J. Dermot Dunphy to be named as a
                                  director*


------------------------


*   Previously filed.



**  To be filed by amendment.